Exhibit 10.3

EXECUTION COPY

LOAN AGREEMENT

Dated as of April 1, 2008

among

FIRST STATES INVESTORS 3300 B, L.P.,

as Borrower,

PB CAPITAL CORPORATION,

together with its successors and assigns,

as Lenders,

and

PB CAPITAL CORPORATION,

as Agent for Lenders

i

v

Exhibits and Schedules

Exhibit A:	Properties
Exhibit B-1:	Form of Account Agreement (With Notice)
Exhibit B-2:	Form of Account Agreement (Without Notice)
Exhibit C:	Environmental Reports
Exhibit D:	Form of Request for Disbursement
Exhibit E:	Definition of Special Purpose Bankruptcy Remote Entity
Exhibit F:	Intentionally Deleted
Exhibit G:	Wachovia Leases
Exhibit H:	Form of Asset Manager Subordination Agreement
Exhibit I:	Form of Property Sub-Manager Subordination Agreement
Exhibit J:	Excluded REITS

Schedule 2.7(a):	Interest Rate Protection Agreement Consent
Schedule 2.17(A)	Allocated Loan Amount for Each Property
Schedule 2.17(B)	Form of Release Certificate
Schedule 3.1	Major Properties
Schedule 4.3(a):	Rent Rolls
Schedule 4.3(b):	Title Policies
Schedule 4.6:	Disclosure Schedule
Schedule 6.1:	Organizational Chart
Schedule 6.12:	Accounts
Schedule 6.17(A):	Property Condition Reports
Schedule 6.17(B):	Zoning Reports
Schedule 6.18:	Material Operating Agreements
Schedule 6.22:	Surveys
Schedule 8.10	Form of SNDA
Schedule 8.11:	Insurance Policies
Schedule 10.1	Eligible Assignees
Schedule 10.5:	Assignment and Acceptance

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) dated as of April 1, 2008, by and among FIRST STATES INVESTORS 3300 B, L.P.,  a Delaware limited partnership, having an office at c/o Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170 (together with its permitted successors and assigns, “Borrower”), PB CAPITAL CORPORATION,  a Delaware corporation, having an office at 230 Park Avenue, 19th Floor, New York, New York 10169 (together with its successors and permitted assigns in such capacity as a lender, including any permitted Assignees (as hereinafter defined) hereunder, each a “Lender” and collectively “Lenders”), and PB CAPITAL CORPORATION, a Delaware corporation, having an office at 230 Park Avenue, 19th Floor, New York, New York 10169, in its capacity as agent for Lenders (together with its successors and assigns in such capacity as agent for Lenders, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower is the owner of forty-eight (48) parcels of real property, which are located at the respective addresses set forth on Exhibit A attached hereto (each a “Property” and collectively, “Properties”), together with the improvements now or hereafter located thereon; and

WHEREAS, Borrower wishes to borrow $240,000,000 from Lenders in connection with acquisition, ownership, leasing and operation of the Properties upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.      Definitions.  For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:

“Account Agreement” means an agreement substantially in the form attached hereto as Exhibit B-2 (Without Notice), in the case of the Loan Accounts and any other Account specified herein as being controlled by Agent, and Exhibit B-1 (With Notice), in the case of the other Accounts, or such other form of agreement similar in substance and acceptable to Agent, to be executed and delivered by Borrower, Agent and the bank at which the Account that is the subject of such agreement is held.

“Accounts” means, collectively, all accounts of Borrower and all accounts of any Person held on behalf of or for the benefit of Borrower, including the Loan Accounts, the Operating Account and the Tenant Security Account.

“Additional Interest” means (a) all sums payable pursuant to Sections 2.9, 2.10 and 2.12 hereof and (b) all sums payable to Agent or its Affiliate or any Lender or its Affiliate pursuant to and in accordance with any Lender Interest Rate Protection Agreement.

“Affiliate” means, with respect to any Person, any other Person:

(a)           which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common control with, such Person; or

(b)           which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in such Person; or

(c)           ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or

(d)           which is a member of the family (as defined in Section 267(c)(4) of the IRC) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the IRC) of such Person; or

(e)           which directly or indirectly is a general partner, Controlling shareholder, managing member of, or acts in a similar capacity with respect to such Person.

For purposes of this definition, Borrower, any Borrower Partner and Guarantor shall be deemed to be Affiliates of Borrower and each other.

“Agent” has the meaning set forth in the first paragraph of this Loan Agreement.

“Agent’s Counsel” means such counsel as Agent from time to time may engage on behalf of itself and/or Lenders.

“Agent’s Counsel Fees” means the reasonable fees and disbursements of Agent’s Counsel which is “outside” counsel for services heretofore or hereafter rendered to Agent on behalf of itself and/or Lenders in connection with the Loan, including the preparation, negotiation, administration and modification of the Loan Documents, and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents.

“Allocated Loan Amount” means the Allocated Loan Amount attributable to the applicable Property as set forth on Schedule 2.17(A) attached hereto.

“Applicable Interest Rate” has the meaning set forth in Section 2.2(a) hereof.

“Appraisal” means a written appraisal report of a Property as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a member of the Appraisal Institute retained by Agent at Borrower’s reasonable cost and expense, addressed to Agent and satisfactory to Agent as to scope, methodology and assumptions and which complies with the Uniform Standards of Professional Appraisal Practice, setting forth such appraiser’s determination of the Appraised Value.

“Appraisal Update” means any written supplement or “update” to an Appraisal, prepared by a member of the Appraisal Institute retained by Agent at Borrower’s reasonable cost and expense, addressed to Agent and satisfactory to Agent as to scope, methodology and assumptions and which complies with the Uniform Standards of Professional Appraisal Practice, setting forth such appraiser’s determination of the Appraised Value.

“Appraised Value” means the fair market value of any Property, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisals or any Appraisal Update, as applicable.

“Approved Leasing Costs” means actual out-of-pocket expenses incurred by Borrower pursuant to or in connection with a Qualified Lease at (a) any Major Property which is the subject of a Wachovia Termination Event or (b) any other Property or Properties (not to exceed Thirty Dollars ($30) per net rentable square foot for each such other Property), including brokerage fees, costs for demising walls, free rent and Tenant Improvement Allowances, which expenses are (i) if in excess of the Project Cost Threshold, included in a Project Budget or otherwise approved by Agent in connection with Agent’s consent to the applicable Lease pursuant to Section 8.10(a) hereof, or (ii) incurred in the ordinary course of Borrower’s business and on market terms and conditions in connection with the applicable Lease if such Lease did not require Agent’s consent pursuant to Section 8.10(b), (c) or (d) hereof or the amount of which was below the Project Cost Threshold.  To the extent that any Major Property which is the subject of a Wachovia Termination Event is thereafter either (x) the subject of a Release in accordance with Section 2.17 hereof, in which event, amounts on deposit in Wachovia Termination Payment Reserve Subaccount attributable to such Major Property shall be released to Borrower and at the direction of Borrower, applied to the applicable Release Price, or (y) the space at such Major Property that was the subject of the Wachovia Termination Event thereafter has been leased pursuant to one or more Qualified Leases, then any portion of the Wachovia Termination Payment applicable to such Property may be applied to Approved Leasing Costs at any other Property.

“Approved Parent Loan Intercreditor Agreement” means an intercreditor agreement among Agent, Lenders and Parent Loan lender in substantially the form of the customary “Standard and Poors” form of intercreditor agreement, with such modifications as may be required by Agent to reflect the particulars of the transaction (including restrictions on the sale, assignment or transfer of a Parent Loan to any Persons that do not satisfy the customary Standard and Poors “qualified transferee” requirements and who are not Affiliates of Gramercy Capital Corp. without Agent’s prior consent; provided that for the purposes of the foregoing, an Affiliate of Gramercy Capital Corp. shall also include a CDO having as its trustee an Affiliate of Gramercy Capital Corp. that is a Qualified Trustee), or such other form acceptable to Agent in all respects.

“Assessment Period” means (a) in connection with any determination of the Debt Service Coverage Ratio on an Assessment Period Determination Date referred to in clause (a) of the definition of Assessment Period Determination Date or ending on the following dates: (i) with respect to the period from the Closing Date through the end of the second (2nd) Loan Year, March 31, 2009 and March 31, 2010; and (ii) with respect to the period commencing on the first (1st) day of the third (3rd) Loan Year and ending on the Maturity Date, each September 30 and March 31, (b) in connection with any determination of the Debt Service Coverage Ratio on an Assessment Period Determination Date referred to in clause (b) of the definition of Assessment Period Determination Date with respect to a Wachovia Termination Event, a twelve (12) calendar month period ending on the last day of the calendar month that ends on or if not on, last prior to the date that is at least thirty (30) days prior to the applicable Wachovia Termination Event Determination Date and which is the subject of a compliance certificate delivered pursuant to clause (ii) of Section 8.1(d) hereof, and (c) in connection with any determination of the Debt Service Coverage Ratio during the continued existence of a Cash Sweep Condition referred to in clause (c) of the definition of Assessment Period Determination Date, a twelve (12) calendar month period which is the subject of a compliance certificate delivered pursuant to clause (iii) of Section 8.1(d) hereof.

“Assessment Period Determination Date” means (a) in connection with the determination of the Debt Service Coverage Ratio, the date which is fifty-five (55) days after the end of each Assessment Period, (b) in connection with the determination of the Debt Service Coverage Ratio with respect to a Wachovia Termination Event, the last day of the calendar month ending on or if not on, last prior to the date that is at least thirty (30) days before Wachovia Termination Event Determination Date, and (c) in connection with any determination made as to the continued existence of a Cash Sweep Condition during any period in which a Cash Sweep Condition exists, the last day of any calendar month.

“Asset Management Agreement” means that certain Property Management Agreement dated as of the Closing Date between Borrower and First States Management Corp., L.P. or any other agreement entered into as a replacement therefore with the prior approval of Agent as required pursuant to Section 8.2(a) hereof.

“Asset Manager” means First States Management Corp., L.P., a Delaware limited partnership, any entity Controlling, Controlled by or under common Control with First States Management Corp., L.P., or any other management company retained with the prior approval of Agent which consent shall not be unreasonably withheld.

“Asset Manager Subordination Agreement” has the meaning set forth in Section 8.2(a) hereof.

“Assignee” has the meaning set forth in Section 10.1 hereof.

“Assignment and Acceptance” has the meaning set forth in Section 10.5 hereof.

“Assignment of Agreements” means that certain Assignment of Agreements dated as of the Closing Date made by Borrower in favor of Agent.

“Assignments of Leases and Rents” (each an “Assignment of Leases and Rents”) means collectively those certain Assignments of Leases and Rents dated as of the Closing Date made by Borrower in favor of Agent for the benefit of Lenders with respect to each Property.

“Authorized Agent Representative” means any person designated as such by Agent from time to time for purposes of Section 2.3(c) hereof by delivery of a notice to Borrower.

“Authorized Borrower Representative” means Bryan Evoy, Shawn Townsend and any other persons designated as such by Borrower from time to time for purposes of Section 2.3(c) hereof by delivery of a notice to Agent.

“Bankruptcy Lease” means any Qualified Lease with respect to which (a) a decree or order has been issued determining the Lessee thereunder or any Person who owns all or substantially all of the equity interests in such Lessee to be insolvent or providing for the appointment of a conservator, receiver, liquidator, custodian, trustee or any similar Person appointed in connection with any insolvency, readjustment of debt, marshalling of assets and liabilities, bankruptcy, reorganization or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs has been entered or (b) proceedings under any law relating to bankruptcy, insolvency, reorganization or relief of debtors have been instituted against such Lessee or any Person who owns all or substantially all of the equity interests in such Lessee.

“Base Rate” means, as of any date of determination, a per annum interest rate determined by Agent (which determination shall be conclusive absent manifest error) to be equal to (a) the higher of (i) either (w) the rate per annum listed in the “Money Rates” section of The Wall Street Journal (or any successor publication) as the “Prime Rate”, or (x) if The Wall Street Journal (or any successor publication) ceases publication of such rate, then the so-called “prime rate” or “base rate” as announced by Citibank N.A., or its successor from time to time, or, (y) if the foregoing rate in clause (w) or (y) is not published or available, then the so-called “prime rate” or “base rate” announced by J.P. Morgan Chase & Co. or its bank subsidiary, or (z) if none of the foregoing rates are available, then, a rate selected by Agent in its reasonable judgment as most nearly approximating the foregoing rates, or (ii) the Federal Funds Rate plus one-half of one percent (0.50%) per annum, plus (b) the Base Rate Margin.  Changes in the foregoing rates shall be effective simultaneously with publication, announcement or selection of such rates.

“Base Rate Margin” means one and sixty-five one hundredths of one percent (1.65%) per annum.

“Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.

“Borrower GP” means First States Investors 3300 B GP, LLC, a Delaware limited liability company, and any other Person that becomes a general partner of Borrower after the Closing Date.

“Borrower LP” means, individually and collectively, First States Group, L.P., a Delaware limited liability partnership, and any other Person that becomes a limited partner of Borrower after the Closing Date.

“Borrower Partner” means, individually and collectively, Borrower LP or Borrower GP.

“Borrower Partnership Agreement” means that certain Limited Partnership Agreement of Borrower dated as of April 1, 2008.

“Borrower Party” means, collectively, Borrower, Borrower LP, Borrower GP and Guarantor.

“Borrower’s Certificate” means that certain Borrower’s Certificate given by Borrower to Agent for the benefit of Lenders dated as of the Closing Date.

“Borrower’s Knowledge,” “the knowledge of Borrower” and similar phrases shall (and shall be limited to) the actual (as distinguished from imputed or construction knowledge) of Andrew S. Levine, David Schonbraun, Edward J. Matey, Jr. or (as to Environmental Matters) Sonya A. Huffman, without such individual being required to make any inquiry in the particular context in which this defined term is being used; provided, however, with respect to any use of this defined term as of a date after the Closing Date, “Borrower’s Knowledge” and “the knowledge of Borrower” shall be deemed to include such knowledge of any Person who shall assume any actual or contemplated function of Andrew S. Levine, David Schonbraun or Edward J. Matey, Jr. in the context in which this defined term is being used as of the date with respect to which such knowledge is determined.  Agent and Lenders acknowledge that the foregoing individuals are identified solely for the purpose of defining the scope of Borrower’s Knowledge and not for the purpose of imposing personal liability or creating any duties running from any such individual to Agent or Lender.

“Broker” has the meaning set forth in Section 6.21 hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

“Calendar Half” means each of the periods of January 1 through the immediately succeeding June 30, and July 1 through the immediately succeeding December 31.

“Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.

“Capital Expenditures” means expenditures for repairs, replacements or improvements of or to the Properties the cost of which would be capitalized under GAAP.

“Cash Flow Collection Account” means the account specified as the Cash Flow Collection Account on Schedule 6.12 attached hereto which shall be either an account at Agent or, at Agent’s election, Depositary, into which sums are required to be deposited pursuant to Section 2.16 hereof.

“Cash Flow Payment Subaccount” has the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” means that certain Cash Management Agreement dated as of the Closing Date among Borrower, Agent and the Depositary.

“Cash Sweep Condition” shall exist if (a) as of an Assessment Period Determination Date, a DSCR Coverage Event is determined to exist with respect to the applicable Assessment Period, or (b) Borrower fails to deliver by the date that is ten (10) days prior to the Assessment Period Determination Date, the financial statements and compliance certificates required to be delivered with respect to any Calendar Quarter immediately preceding the Calendar Quarter during which the applicable Assessment Period Determination Date occurs pursuant to Sections 8.1(b) and (d) hereof.  If a Cash Sweep Condition exists due to Borrower’s failure to deliver the financial statements and compliance certificates required to be delivered in accordance with clause (b) above, then it shall be deemed to continue to exist only until such time, if any, that Borrower delivers to Agent the financial statements and compliance certificates referred to in clause (b) above and it is determined based upon such financial statements and certificates that no Cash Sweep Condition exists pursuant to clause (a) above (such determination to be made within ten (10) Business Days of receipt of such financial statements and compliance certificates by Agent).  If determined to exist, a “Cash Sweep Condition” shall continue until such time as Agent has determined as of an Assessment Period Determination Date, after receipt of the financial statements and certificates required to be delivered pursuant to Sections 8.1(b) and (d) hereof (such determination to be made within ten (10) Business Days of receipt of the such financial statements and compliance certificates by Agent), that no Cash Sweep Condition exists for the Assessment Period which is the subject of such financial statements and compliance certificates.

“Casualty” means damage or destruction to all or any part of any Mortgaged Property by fire or other casualty.

“Casualty Proceeds Disbursement Threshold” has the meaning set forth in Section 8.12(b) hereof.

“CDO” means a securitization of collateralized debt obligations.

“Central Bank Pledge” has the meaning set forth in Section 10.1 hereof.

“Change in Law” has the meaning set forth in Section 2.12 hereof.

“Closing” means the execution and delivery of this Loan Agreement by Borrower, Agent and Lenders.

“Closing Date” means the date upon which the Closing occurs.

“Collateral” means the Mortgaged Properties and all other property, real or personal, tangible or intangible, and all rights thereto, now or hereafter pledged, mortgaged, assigned or delivered pursuant or with respect to the Loan Documents or otherwise by Borrower or any other Person to Agent and/or Lenders as security for the Obligations.

“Commitment” means, (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan in an amount as of the Closing Date with respect to PB Capital, in its capacity as Lender, equal to the Loan Amount, and hereafter, as such commitment shall be set forth on the signature page of any Assignment and Acceptance by which such Lender becomes a Lender or by which such Lender assigns all or any portion of its rights and/or obligations in and to the Loan and the other Loan Documents to an Assignee, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, which aggregate commitment shall be the Loan Amount on the Closing Date, as the amounts set forth in clauses (a) and (b) may be adjusted in accordance with this Loan Agreement.

“Comparable Building Standards” means with respect to each Property, the standards of management, operation and maintenance of office buildings in the locality of such Property, which are comparable to such Property in location, size, tenant composition, quality and nature; provided, that, in any event, as to any portion of any Property which is the subject of a Wachovia Lease, the standards required by the applicable Wachovia Lease shall be deemed to be  “Comparable Building Standards” for the applicable Property or portion of such Property.

“Control” and its correlative terms means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, by contract or otherwise.

“Debt Service Constant Percentage” means the greater of:

(a)           the Applicable Interest Rate as of the last day of the applicable Assessment Period (and taking into account the effect of any Interest Rate Protection Agreement then in effect); and

(b)           seven percent (7%).

“Debt Service Coverage Ratio” means with respect to any Assessment Period, the ratio of (a) the Net Operating Income for such Assessment Period to (b) Implied Debt Service, in each case calculated as of the last day of such Assessment Period.

“Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as to any date, the actual Applicable Interest Rate for that date (determined on a weighted average basis to the extent more than one Applicable Interest Rate is then in effect), plus five percent (5%) per annum.

“Defaulting Lender” has the meaning set forth in Section 11.14(a) hereof.

“Depositary” means Bank of America, N.A. or another financial institution designated by Borrower and reasonably acceptable to Agent.

“Disbursement” has the meaning set forth in Section 3.2 hereof.

“Disclosure Schedule” means the schedule set forth on Schedule 6.4 attached hereto.

“Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.

“DSCR Coverage Event” shall exist at any time that as of any Assessment Period Determination Date, the Debt Service Coverage Ratio with respect to the applicable Assessment Period is less than 1.15:1.00.

“Eligible Assignee” means (a) Agent (as Eligible Assignee of other Lenders), (b) Lenders originally party hereto, (c) any Lender set forth on Schedule 10.1 attached hereto, (d) a commercial bank organized under the laws of the United States or any state thereof having consolidated gross assets of at least $400,000,000, (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having consolidated gross assets of at least $400,000,000, (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or which has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to borrow, or a political subdivision of such country, including any landesbank or hypothenkenbank, having consolidated gross assets of at least $400,000,000, (f) a real estate investment trust which is not an Excluded REIT, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, in each case organized under the laws of the United States or any state thereof and having consolidated gross assets of at least $400,000,000, or (g) any Affiliate of the foregoing.

“Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Borrower and Guarantor in favor of Agent and Lenders.

“Environmental Reports” means, collectively, those certain reports and assessments for each Property more particularly described on Exhibit C attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which Borrower is also a member and which is treated as a single employer within the meaning of IRC, Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the failure to make any required contribution to a Pension Plan or Multiemployer Plan, (g) the imposition of a lien under IRC Section 412 or Section 302 of ERISA on Borrower or any ERISA Affiliate, (h) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in IRC Section 412 or Section 302 of ERISA), whether or not waived, or (i) any event or condition that might reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning set forth in Section 9.1 hereof.

“Excluded REIT” means (a) any real estate investment trust whose holdings are primarily equity ownership interests in office and/or net leased properties, and (b) each of the real estate investment trusts and other entities set forth in Exhibit J attached hereto.

“Excluded Leases” means (a) that certain Lease Agreement dated May 9, 2003 between Wachovia Bank National Association, as Lessor and Joseph Kunznicki, as Lessee, (b) that certain Lease Agreement dated October 1, 2002 between Wachovia Bank National Association, as Lessor and Kratman & Swindell, as Lessee; as amended by Letter dated August 21, 2003 addressed to Wachovia Bank National Association executed by Thomas L. DeBusk indicating above mentioned Lease Agreement was taken over by Thomas L. DeBusk and (c) that certain Lease Agreement dated October 30, 1995 between First Union National Bank, as Lessor and Buddy Wallen P.C,. as Lessee, as such leases have been amended and/or assigned on or before the Closing Date or in accordance with the Loan Agreement.

“Excluded Taxes” means (a) Taxes imposed on or measured by a Person’s overall net income (however denominated and whether in whole or a portion thereof) and franchise Taxes imposed on it (in lieu of net income Taxes), (b) any branch profits taxes imposed by the United States, and (c) any taxes imposed, deducted or withheld with respect to amounts payable at the time a Person becomes a party hereto or a Participant, or attributable to such Person’s failure (when legally permitted) to deliver a duly executed and validly completed (including attachments) copy of United States Internal Revenue Service Form W-8 or Form W-9 (or any successor form or any required renewal thereof) as provided under Section 2.10 hereof except that, with respect to Taxes described in clause (c), “Excluded Taxes” shall not include Taxes with respect to an Assignee of or a Participant in any interest in the Loan to the extent that the amount of such Taxes exceeds the amount of Taxes in respect of the assigned interest on the Loan that otherwise would have been imposed on the holder of such interest as of the Closing Date.

“Exit Fee” has the meaning set forth in the Loan Fee Letter.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time by the Federal Reserve Bank of New York charged on overnight federal funds transactions with member banks of the Federal Reserve System.

“First Section 8.10 Request Notice” has the meaning set forth in clause (y) of Section 8.10(f) hereof.

“First Tier Default” means any Default with respect to the obligations in clauses (b), (m) and (p) of Section 9.1 hereof.

“Full Recourse Event” means any of those events or circumstances described in clause (h) of the definition of “Recourse Liability Events” in this Section 1.1.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board after the Closing Date, and which are consistently applied for all periods.

“GKK OP” means GKK Capital, L.P., a Delaware limited partnership.

“Glen Allen Properties” means each of the Properties located at 10700 N. Park Drive and 10750 Wheat First Drive, Glen Allen, Virginia.

“Government Lists” has the meaning set forth in Section 6.36 hereof.

“Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit whether of the United States of America or any other country, or any instrumentality of any of them, or any other political subdivision thereof.

“Gross Revenues” means, as of any date of determination and for any period of determination, the sum (without duplication) of the following, in each case determined on a cash basis (other than the proviso in clause (a) below):

(a)           sums received by Borrower on account of base rent and other sums received by Borrower from Lessees as reimbursement for expenses incurred by Borrower pursuant to Leases during such period of determination; provided, however, Operating Revenues from any Qualified Lease with any Lessee which is in occupancy and commenced paying rent as of the last day of an Assessment Period, but which has not been in occupancy during the entire Assessment Period, shall be adjusted by Agent to reflect occupancy and payment of base rent and such other sums by such Lessee during the entire Assessment Period (and any other base rents or such other sums derived from the space the subject of such Qualified Lease during the Assessment Period shall be disregarded); and

(b)           the aggregate amount of other Operating Revenues by Borrower during such period of determination;

provided, however, notwithstanding the foregoing, in no event shall Gross Revenues include the following:

(i)            Operating Revenues from any Lease that is not a Qualified Lease as of the date of determination;

(ii)           Operating Revenues from any Qualified Lease the term of which has not commenced at the time of determination;

(iii)          Operating Revenues from any Lease with respect to which the Lessee thereunder has defaulted under or breached any of its payment or other material obligations (in either instance beyond any notice and cure period) thereunder as of the last day of the Assessment Period (provided that with respect to Non-Wachovia Leases, a payment default for a period of less than thirty (30) days shall not be deemed material);

(iv)          Operating Revenues from any Bankruptcy Lease;

(v)           Operating Revenues in connection with any termination, cancellation or surrender of any Qualified Lease, whether occurring as a result of a default by a Lessee under the applicable Qualified Lease, by agreement of Borrower and such Lessee, by the terms of the applicable Qualified Lease or in connection with any proceeding for bankruptcy, insolvency, reorganization or relief of debtors of relating to such Lessee;

(vi)          Security Deposits, including the proceeds of any Lease Letters of Credit;

(vii)         any gain arising from any write-up of assets;

(viii)        any loan proceeds or contribution of capital to Borrower from any Borrower Partner;

(ix)           any income derived from the sale or financing of any of the Collateral;

(x)            insurance proceeds (other than business interruption or rental insurance proceeds);

(xi)           condemnation proceeds or sales proceeds in lieu of and/or under threat of any Taking;

(xii)          any income or gain arising from operations other than the operation of the Properties, including any net payments received by or for the account of Borrower from the counterparty to any Interest Rate Protection Agreement pursuant to the terms thereof; and

(xiii)         any other extraordinary, non-contractual or non-recurring items.

“Guarantor” means Gramercy Capital Corp., a Maryland corporation.

“Implied Debt Service” means with respect to any Assessment Period, an amount equal to the Interest that would have accrued on the Loan if the Applicable Interest Rate were equal to the Debt Service Constant Percentage, assuming, that the outstanding principal balance of the Loan for the entire Assessment Period was equal to the outstanding principal balance of the Loan as of the Assessment Period Determination Date (as adjusted for any repayments of principal made on such date), less any amount allocated to or contributed by Borrower to the Wachovia Termination Payment Reserve Subaccount and on deposit therein on the corresponding Assessment Period Determination Date.

“Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the Closing Date or while any of the Obligations are outstanding, water rates and sewer rents, charges, license fees, permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, in each case which now or at any time hereafter may be assessed, levied, confirmed, imposed or which may become a lien upon any Mortgaged Property or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, revenue, income, proceeds or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon property of the same type as such Mortgaged Property, together with any penalties or other charges with respect to the late payment or non-payment thereof.

“Improvements” has the meaning set forth in each Mortgage.

“Indebtedness” means:

(a)           all indebtedness for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities);

(b)           all obligations evidenced by bonds, notes, debentures or other similar instruments;

(c)           all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(d)           all capital lease obligations;

(e)           all obligations, contingent or otherwise, in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments; and

(f)            all indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning set forth in Section 12.1 hereof.

“Insurance Policies” means the policies of insurance required to be maintained pursuant to Section 8.11 hereof.

“Insurance Requirements” means and includes all provisions of any Insurance Policy, all requirements of the issuer of any such Insurance Policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Properties.

“Interest” means interest payable on the Loan at the Applicable Interest Rate or the Default Rate, as applicable.

“Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, with the first Interest Period commencing on the Closing Date.

“Interest Rate Protection Agreement” means an agreement with respect to an interest rate swap, cap, or collar or another derivative arrangement reasonably acceptable to Agent, in each case, which conforms to the requirements set forth in Section 2.7 hereof.

“Interest Rate Protection Agreement Consent” has the meaning set forth in Section 2.7(a) hereof.

“Interest Rate Protection Guaranty” means that certain Interest Rate Protection Guaranty dated as of the Closing Date made by Guarantor for the benefit of Agent.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Land” means individually and collectively, the real property more particularly described in Exhibit A attached to each Mortgage.

“Lease” has the meaning set forth in each Mortgage, noting, however, for purposes of the elimination of any ambiguity, that as provided in Section 8.10(a) hereof, Borrower shall not enter into any Lease of any Property or any portion thereof without Agent’s prior consent except as provided in Section 8.10(b), (c) or (d) hereof.

“Lease Letter of Credit” means any letter of credit provided to Borrower by any Lessee under or guarantor of any Lease as security or otherwise.

“Legal Requirements” means, collectively, (a) all current and future laws, statutes, regulations, ordinances, codes, rules, rulings, orders, judgments, decrees, injunctions and other requirements of any Governmental Authority (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) in any way directly or indirectly applicable to Borrower or to the acquisition, construction, development, sale, use, occupancy, possession, operation, management, maintenance or ownership of the Properties, or any part thereof; and (b) all requirements of each Operating Permit.

“Lender” and “Lenders” have the meaning set forth in the first paragraph of this Loan Agreement.

“Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which Borrower and Agent, a Lender or any Affiliate of Agent or any Lender are parties in the event that Borrower and Agent, a Lender or an Lender’s Affiliate of Agent or any Lender elect to enter into an Interest Rate Protection Agreement.  Borrower’s performance of its obligations pursuant to any Lender Interest Rate Protection Agreement is secured by the Collateral.

“Lessee” means a lessee, sublessee, tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of any Property pursuant to a Lease.

“LIBOR” means (a) the London Interbank Offered rate for Dollar deposits in an amount comparable to the Loan Portion with respect to which the applicable LIBOR Rate is being determined as appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or such other page as may replace Reuters Screen LIBOR 01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date that is two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to such LIBOR Rate Period.  If such method for determining LIBOR shall not be available, LIBOR will be determined at a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1% ) by Agent in good faith on a customary commercial basis on the basis of the offered rates for deposits in Dollars for an amount comparable to the applicable Loan Portion for the same period of time as such LIBOR Rate Period that are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time) on the date of determination.  Agent will request that the principal London office of each of four (4) major banks provide a quotation of its Dollar deposit offered rate.  If at least two (2) such quotations are provided, LIBOR will be the arithmetic mean of the quotations.  If fewer than two (2) quotations are provided as requested, LIBOR will be determined by Agent in good faith on a customary commercial basis on the basis of the rates quoted for loans in Dollars to leading European banks for amounts comparable to the

Loan for the same period of time as such LIBOR Rate Period offered by major banks in New York City at approximately 11:00 a.m. (New York time) on the date that is two (2) LIBOR Banking Days prior to the first day of the proposed LIBOR Rate Period.

“LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.

“LIBOR Rate” means, with respect to any period during which an Applicable Interest Rate shall be a LIBOR Rate, an interest rate per annum equal to the sum of (a) the applicable LIBOR, plus (b) the LIBOR Rate Margin.

“LIBOR Rate Margin” means one and sixty-five one hundredths of one percent (1.65%) per annum.

“LIBOR Rate Period” means for any Loan Portion, each period for the computation of Interest on a Loan Portion at a LIBOR Rate.  Subject to Sections 2.3(a)(iv) and 2.3(f) hereof, each LIBOR Rate Period shall have a duration of one (1), two (2), three (3) or six (6) months, or one (1) year (in each case, subject to general availability), as selected by Borrower in accordance with Section 2.3(c) hereof, except as limited by Sections 2.3(a)(iv) and 2.3(f) hereof, or such other period as Borrower and Agent shall agree.  Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the date which is the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date.  Each LIBOR Rate Period with respect to any Loan Portion bearing Interest at a LIBOR Rate shall commence on the Closing Date and thereafter, on any date selected by Borrower in accordance with Section 2.3 hereof; provided, however, that notwithstanding anything in this definition of LIBOR Rate Period to the contrary, (i) if any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day, unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (ii) any LIBOR Rate Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last LIBOR Banking Day of the calendar month in which such LIBOR Rate Period otherwise would end.

“Lien” means any deed of trust, mortgage, pledge, any assignment of leases and rents, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” has the meaning set forth in Section 2.1 hereof.

“Loan Accounts” means the Cash Flow Collection Account and the Lockbox Account.

“Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.

“Loan Amount” means Two Hundred Forty Million and 00/100 Dollars ($240,000,000.00).

“Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgages, the Assignments of Leases and Rents, the Assignment of Agreements, the Cash Management Agreement, the Lockbox Account Agreement, the Interest Rate Protection Guaranty, the Environmental Indemnity, the Recourse Liability Agreement, the Loan Fee Letter, Borrower’s Certificate, the UCC Financing Statements, any Asset Manager Subordination Agreement, any Lender Interest Rate Protection Agreement, any Account Agreement and all other agreements, certificates or other documents now or hereafter evidencing or securing or executed in connection with the Loan.

“Loan Fee Letter” means that certain letter dated as of the Closing Date between Agent and Borrower pertaining to fees payable with respect to the Loan.

“Loan Portion” means any principal of the Loan with respect to which an Applicable Interest Rate has been established (and, in the case of any LIBOR Rate, whether or not such Applicable Interest Rate has become effective); provided, however, that the amount of any Loan Portion with respect to which a LIBOR Rate is established shall be at least equal to $1,000,000 (unless the outstanding principal balance of the Loan is less than $1,000,000 in which case a Loan Portion in an amount equal to the outstanding principal balance of the Loan will be permitted hereunder with respect to such Loan Portion).

“Loan-to-Value Ratio” means the ratio of the outstanding principal amount of the Loan as of the date of such determination to the Appraised Value of all the Properties based on the then-most current Appraisals or Appraisal Updates, with such adjustments thereto as determined by Agent.

“Loan Year” means a period of twelve (12) full calendar months commencing, in the case of the first Loan Year, on April 1, 2008 and, in the case of subsequent Loan Years, on the anniversary date of the first day of the first Loan Year.

“Lockbox Account” means the account specified as the Lockbox Account on Schedule 6.12 attached hereto which shall be either an account at the Lockbox Bank, into which sums are required to be deposited pursuant to Section 2.16 hereof.

“Lockbox Account Agreement” means that certain Lockbox Account Agreement dated as of the Closing Date by and among Borrower, Agent and Depositary.

“Lockbox Bank” means Bank of America, N.A. or another financial institution designated by Borrower and reasonably acceptable to Agent.

“Major Property” means each Property set forth on Schedule 3.1 attached hereto.

“Management Agreement” means, individually and collectively, the Asset Management Agreement and any Property Sub-Management Agreement.

“Manager” shall mean, individually, and collectively, the Asset Manager and any Property Sub-Manager.

“Material Adverse Effect” means a material adverse effect upon (i) the ability of any Borrower Party to perform, or of Agent or any Lender to enforce, any material provision of any Loan Document or (ii) the value, use, enjoyment or operation of any Property, or as may be expressly indicated herein, all of the Properties, considered in their entirety.

“Material Operating Agreement” means the Operating Agreements listed on Schedule 6.18 hereto and any additional Operating Agreements entered into by Borrower after the Closing Date that (a) have non-cancelable terms of ninety (90) days or longer or are not terminable at any time without cause by Borrower upon no more than ninety (90) days notice without any penalty or other fee and (b) either (i) require payments by Borrower in excess of $1,000,000 per calendar year, or (ii) are “blanket” agreements affecting Properties containing twenty-five percent (25%) or more of the aggregate net rentable square feet of the Properties.

“Material Taking” means a Taking (a) of any portion of any Property unless the portion so taken constitutes less than ten percent (10%) of the Land, such land is located along the perimeter or periphery of the Land and no portion of the Improvements is located on such land, or (b) of such portion of any Property or such other property which when so taken would, in Agent’s determination, leave remaining a balance of such Property (and, if applicable, such other property) which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, (i) would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Loan Agreement, the Permitted Encumbrances permit the construction of such Property in compliance with this Loan Agreement (including the costs thereof) or the Restoration of such Property or (ii) would materially interfere with the leasing of such Property.  Notwithstanding the foregoing, in the event that Wachovia or Borrower is not entitled to terminate the Wachovia Lease at such Property and Borrower is obligated to undertake the restoration of such Property pursuant to the Wachovia Lease as the result of such Taking, such Taking shall not be a “Material Taking”.

“Maturity Date” means April 1, 2013, or such earlier date as the entire principal amount of the Loan shall become due and payable by acceleration or otherwise.

“Mezzanine Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among Agent, Lenders and Mezzanine Lenders.

“Mezzanine Lender” means Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership, Citigroup North America, Inc., a Delaware corporation and SL Green Realty Corp., a Maryland corporation, together with their successors and assigns in such capacities as lenders, each a “Mezzanine Lender” and collectively, “Mezzanine Lenders”.

“Mezzanine Loan” means a loan made by Mezzanine Lender to Borrower GP and Borrower LP, and certain Affiliates of Borrower Partners and Guarantor by Mezzanine Lender

pursuant to the Mezzanine Loan Agreement in the amount of  up to $850,000,000 pursuant to the Mezzanine Loan Agreement.

“Mezzanine Loan Agreement” means that certain Loan Agreement dated as of the Closing Date by and among First States Investors B GP, First States Group, L.P. and other borrowers named therein and Mezzanine Lender.

“Mezzanine Loan Documents” means collectively, the Mezzanine Loan Agreement and all agreements, certificates or other documents evidencing or securing or executed in connection with the Mezzanine Loan.

“Monitoring Rate” has the meaning set forth in Section 2.7(a) hereof.

“Mortgaged Properties” has the meaning set forth in the Mortgages.

“Mortgages” means collectively, those certain mortgages, deeds of trust and deeds to secure debt dated as of the Closing Date made by Borrower in favor of Agent for the benefit of  Lender with respect to each Property, noting, for purposes of clarification, that the two (2) Glen Allen Properties are encumbered by one  rather than two (2) deeds of trust.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Operating Income” means the amount, calculated as of the last day of any Assessment Period, by which Gross Revenues for such Assessment Period exceed Operating Expenses for such Assessment Period.

“Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Non-Availability Notice” has the meaning set forth in Section 2.11(a) hereof.

“Non-Wachovia Lease” means any Lease which is not a “Wachovia Lease”.

“Note” means that certain Promissory Note dated as of the Closing Date in an amount equal to the Loan Amount made by Borrower in favor of Agent on behalf of Lenders, together with any replacements or substitutes for the foregoing.

“Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Borrower to Agent and Lenders arising pursuant to this Loan Agreement, any Lender Interest Rate Protection Agreement and the other Loan Documents or evidenced by the Note, and all interest accruing thereon, together with reasonable attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof and of the other Loan Documents, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Operating Account” means the account specified as the Operating Account on Schedule 6.12 attached hereto.

“Operating Agreement” means any agreement entered into by Borrower, other than the Property Documents, the Wachovia Master Agreement, Leases and any Management Agreement, which relates to the ownership, operation or maintenance of, or the use, licensing or leasing of any personal property or equipment in connection with the operation and maintenance of, any Properties.  “Operating Agreements” shall also include any lease brokerage agreements and leasing commission agreements.

“Operating Budget” means the annual operating budget delivered in accordance with Section 8.1(f) hereof, together with any amendments thereunder delivered to Agent in accordance with the Loan Agreement.

“Operating Expenses” means, as of any date of determination and for any period of determination, the sum (without duplication) of Impositions, insurance premiums, and other reasonable and customary operating costs and expenses and all capital expenditures actually incurred by Borrower in the ordinary course of Borrower’s business during such period of determination in connection with the ownership, use, occupancy, management, repair, maintenance, leasing and operation of the Properties, in each case determined on an accrual basis in accordance with GAAP, assuming, however, that (a) all management fees payable for such period shall be deemed to be equal to the greater of (i) actual management fees payable or (ii) two percent (2.00%) of Operating Revenues (making appropriate adjustments to revenue to reflect reimbursements under the Wachovia Leases and reimbursable expenses under Non-Wachovia Leases for such period), (b) capital expenditures for such period shall be deemed to be equal to ten cents ($0.10) per net rentable square foot of the Properties and (c) any expenses related to a Qualified Lease referred to in the proviso in clause (a) of the definition of “Gross Revenues” shall be adjusted by Agent to include any expenses that would have been incurred had such Qualified Lease been in effect during the entire Assessment Period, and excluding (w) Interest, Additional Interest and payments principal payable hereunder, (x) federal and state income taxes, franchise taxes or other taxes based on income or gross receipts due and owing from Borrower and (y) depreciation, amortization and any other non-cash items.

“Operating Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of any Property in accordance with this Loan Agreement, the Loan Documents, all Legal Requirements, the Permitted Encumbrances and the Asset Management Agreement, and for the performance and observance of all Legal Requirements and all agreements, provisions and conditions of Borrower contained herein and therein otherwise pertaining to the ownership, use and occupancy of any Property.

“Operating Revenues” means all cash receipts of Borrower from or related to the ownership and operation of, or otherwise derived from, the Properties, including (without duplication) all Rents, concession fees and charges and other miscellaneous operating revenues and sums payable to Borrower from users of parking spaces and other facilities or amenities located on the Properties, proceeds from rental or business interruption insurance, withdrawals from cash reserves, but excluding security deposits under any Lease unless and until they are forfeited by the depositor.

“Parent Loan” means (a) a loan made to Borrower (which shall be subject to a standstill agreement in a form and substance satisfactory to Agent in all respects), or (b) a mezzanine loan made to any Borrower Partner (which shall be subject to entering into either an Approved Parent Loan Intercreditor Agreement, in each case by Guarantor or an Affiliate of Guarantor, for the purpose of (x) making a prepayment of the Loan to reduce the outstanding principal balance so the Debt Service Coverage Ratio is at least 1.15:1.00 or (y) making payments to the Cash Flow Collection Account in accordance with Section 2.16(f) hereof.

“Participant” has the meaning set forth in Section 10.2 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” has the meaning set forth in Section 6.36 hereof.

“Payment Date” means each of (a) the first (1st) Business Day of each calendar month during the Term and (b) the Maturity Date.  “Payment Date” shall also include such earlier date, if any, on which the unpaid principal balance of the Loan is paid in full.

“PB Capital” means PB Capital Corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, IRC Section 412 or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means, collectively, (a) (i) with respect to the Collateral, the matters set forth in Schedule B of the Title Policy for each Property, (ii) the Liens created by the Loan Documents, (iii) Liens, if any, for Impositions not yet due or being contested in accordance with Section 8.8 hereof, (iv) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent Impositions, in each case only if being contested in accordance with Section 8.8 hereof, (v) rights of any Lessees under any Qualified Leases and (vi) such matters expressly consented to by Agent, and (b) with respect to direct or indirect ownership interests in

Borrower, such pledges and other encumbrances permitted pursuant to the definition of “Permitted Transfer” set forth in this Section 1.1 or as otherwise consented to by Agent.

“Permitted Guarantor Transfer” means any of the following:

(a)           any direct or indirect, voluntary or involuntary, sale, conveyance, pledge, assignment, encumbrance, disposition or other transfer, either in one or a series of transactions, of any direct or indirect legal or beneficial interest in Guarantor or GKK Capital, L.P. (“GKK OP”) and/or any rights, distributions, profits or proceeds relating thereto, including by way of any merger, consolidation, amalgamation, sale, or other transfer of any kind of any stock, limited or general partnership interests,  limited liability company interests, trust certificates or other similar evidences of ownership of legal or beneficial interests, as the case may be, Guarantor or GKK OP or any legal or beneficial interest therein;

(b)           any sale of all or substantially all of the assets of Guarantor or GKK OP to any Person who assumes all of the obligations of Guarantor or GKK OP, as applicable, under the Loan Documents; provided, however, that if after giving effect to any of the foregoing, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower are owned by a Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in  Borrower as of the Closing Date of the last Insolvency Opinion delivered at the Closing of the loan or under the Loan Documents, Borrower shall deliver to Lender a replacement, in form and content and from a law firm, in each case reasonably acceptable to Agent,  for the non-consolidation opinion delivered to Agent on the Closing Date; or

(c)           any current or additional borrowing or financing by or other indebtedness of any nature of Guarantor or GKK OP and/or any direct or indirect holder of a legal or beneficial interest therein and, for the purposes of this sentence, “indebtedness” of a Person in the form of (i) any indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any liens, whether or not the obligations have been assumed.

“Permitted Indebtedness” means any Indebtedness of Borrower under (a) the Loan Documents, (b) incidental indemnity and hold harmless agreements under Leases and other agreements entered into by Borrower in accordance with this Loan Agreement, (c) unsecured trade payables incurred on by, or on behalf of, Borrower for or in respect of the ownership or operator of any of the Collateral in the ordinary course of owning and operating any Property and its business which (i) do not exceed, at any time, in the aggregate amounts comparable to those amounts that would be incurred by the owner of other properties located in each locality where a Property is located which are comparable to such Property in location, quality, size and nature and determined in the context of the obligations and responsibilities of Borrower pertaining to such Property, giving effect to any Leases then in effect, and (ii) are paid within sixty (60) days of the date due, and (d) any Interest Rate Protection Agreement entered into in accordance with Section 2.7(a) hereof.

“Permitted Transfer” means any of the following Transfers:

(a)           the transfer of any Property in connection with the release of such Property from a Mortgage pursuant to Section 2.17 hereof;

(b)           any Permitted Guarantor Transfer;

(c)           any conveyance, transfer, assignment or sale by any Borrower Partner (or the holder of any direct or indirect interest in any Borrower Partner) of up to forty-nine percent (49%) in aggregate (taking into account all prior assignments or sales but excluding Permitted Guarantor Transfers) of the direct or indirect beneficial ownership interests in Borrower, so long as Borrower shall at all times be directly or indirectly Controlled by Gramercy Capital Corp. or a successor to Gramercy Capital Corp. pursuant to a Permitted Guarantor Transfer;

(d)           the pledge of the partnership interests in Borrower to Mezzanine Lender pursuant to the Mezzanine Loan Documents as security for the Mezzanine Loan entered into in accordance with the terms hereof and the Mezzanine Intercreditor Agreement; provided, however, that any realization on the pledge of the partnership interests in any Borrower to Mezzanine Lender or other remedy exercised by Mezzanine Lender under the Mezzanine Loan Documents, including any transfer pursuant thereto, and any transfer by Mezzanine Lender of its interests in the Mezzanine Loan or such pledge, shall not be permitted unless expressly undertaken in accordance with, and subject to the conditions of, the Mezzanine Intercreditor Agreement; and

(e)           any pledge of the partnership interests in Borrower or a Borrower Partner to an Affiliate which is direct or indirect parent of Borrower to secure a Parent Loan.

“Post-Default Plan” has the meaning set forth in Section 11.5(d) hereof.

“Project Budget” shall mean a budget prepared by Borrower and approved by Agent setting forth, in reasonable detail, each line item of anticipated Approved Leasing Costs.

“Project Cost Threshold” means as pertaining to (a) the amount of the Approved Leasing Costs pertaining to any Lease, or (b) the cost of any proposed alterations (as opposed to repairs and maintenance in the ordinary course of business) applicable to any Property in a twelve (12) month period, an amount equal to the greater of (x) twenty percent (20%) of the Allocated Loan Amount for the applicable Property or (y) $2,400,000.

“Properties” or “Property” have the meanings set forth in the recitals hereof.

“Property Condition Reports” collectively, those certain reports and assessments for each Property set forth on Schedule 6.17(A) attached hereto.

“Property Documents” has collectively and individually, the meanings set forth in the Mortgages.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all Lenders, in each case as of the date of determination.

“Property Sub-Management Agreement” means collectively, those certain management agreements dated as of the Closing between Asset Manager and each of Jones Lang LaSalle Americas, Inc., CB Richard Ellis, Inc. (as successor to Trammell Crow Services, Inc.) and Wachovia Bank, National Association, and any other management company retained with the prior approval of Agent as required pursuant to Section 8.2(b) hereof.

“Property Sub-Manager” means collectively, Jones Lang LaSalle Americas, Inc., CB Richard Ellis, Inc. (as successor to Trammell Crow Services, Inc.), Wachovia Bank, National Association, and any other management company retained with the prior approval of Agent which consent shall not be unreasonably withheld.

“Property Sub-Manager Subordination Agreement” has the meaning set forth in Section 8.2(b) hereof.

“Qualified Counterparty” means a financial institution (other than a Lender) whose senior long term debt is rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investors Service, Inc., or equivalent rating by Fitch Inc. or other nationally recognized rating agency, and which is otherwise confirmed in writing by Agent as being reasonably acceptable to Agent.

“Qualified Lease” means (a) every Lease certified as true, correct and complete in Borrower’s Certificate as of the Closing Date by Borrower including any renewals, extensions, modifications or amendments thereof entered into in accordance with the terms of Section 8.10 hereof, and (b) any Lease (including any renewal, amendment, extension or modification thereof) (i) consented to by Agent pursuant to Section 8.10(a) hereof, or (ii) entered into by Borrower without the consent of Agent pursuant to and in accordance with Section 8.10(b), (c) or (d) hereof.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of the United States of America or any state therein, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated in either of the then in effect top two rating categories of each of the Rating Agencies.

“Post-Default Plan” has the meaning set forth in Section 11.5(b) hereof.

“Rating Agencies” shall mean each of Fitch, Inc., Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc.

“Recourse Liability Agreement” means that certain Recourse Liability Agreement dated the Closing Date made by Borrower and Guarantor for the benefit of Agent.

“Recourse Liability Events” means, collectively, any or all of the following:

(a)           fraud or willful misconduct on the part of Borrower, Borrower GP or Guarantor;

(b)           an intentional material misrepresentation or intentional breach of a warranty set forth in this Loan Agreement or any other Loan Document on the part of Borrower, any Borrower Partner or Guarantor;

(c)           misappropriation or misapplication by Borrower or Asset Manager of Loan proceeds, Operating Revenues, insurance proceeds, condemnation awards, Security Deposits, sums payable pursuant to any Interest Rate Protection Agreement, funds from any Account, reserve funds or proceeds of the disposition of all or any portion of the Collateral in contravention of this Loan Agreement or any other Loan Document, including a breach by Borrower or Manager of Sections 2.16, 2.18, 2.19 and 2.20 hereof;

(d)           distributions, dividends or payments made in contravention of Section 8.25 hereof;

(e)           intentional physical waste by Borrower or Asset Manager of any Mortgaged Property or any part thereof;

(f)            any Transfer made in contravention of this Loan Agreement or any other Loan Document;

(g)           the incurrence of any Indebtedness, whether secured or unsecured, in contravention of this Loan Agreement or any other Loan Document;

(h)           the occurrence of an Event of Default pursuant to clause (l) of Section 9.1 hereof or the occurrence of a Default or an Event of Default pursuant to clause (m) of Section 9.1 hereof as a result of or involving any collusion of Borrower, any Borrower Partner and Guarantor or any Affiliate thereof Controlled by Guarantor with each other or another Person; and

(i)            the failure of Borrower to return (or credit) to any Lessee any Tenant Security Deposit in accordance with the terms of the applicable Lease, or to pay to Agent for deposit in the Tenant Security Account within five (5) Business Days after demand by Agent, which demand may only be made any time after the occurrence of an Event of Default, the amount of any Tenant Security Deposits not then on deposit in the Tenant Security Account.

“Register” has the meaning set forth in Section 10.6 hereof.

“Release” has the meaning set forth in Section 2.17(a) hereof.

“Release Conditions” has the meaning set forth in Section 8.12(d)(i) hereof.

“Release Payment” means the sum of (a) the Release Price and (b) the amount, if any, required to reduce the outstanding principal balance of the Loan such that after giving effect to such payment and the prepayment in the amount of the Release Price required in connection with such Release, assuming that the Property being released was not included in the definition of “Property” under the Loan Agreement during the period with respect to which any such determination is being made, and assuming with respect to the calculations in clauses (x) and (y) below, that (i) the Debt Service Constant Percentage employed in the calculation of Implied Debt Service is eight percent (8%) and (ii) the Debt Service Coverage Ratio with respect to the applicable Assessment Period is 1.00:1.00, (x) no Cash Sweep Condition would have existed with respect to the Assessment Period which is the subject of the recent most calculation pursuant to clause (a) of the definition of “Cash Sweep Condition”, or (y) if the applicable Release occurs prior to the first Assessment Period Determination Date, no Cash Sweep Condition would have existed on the Closing Date based on Agent’s computations made in connection with the Closing.

“Release Price” means the lesser of (i) the outstanding principal balance of the Loan and (ii) an amount equal to one hundred twenty percent (120%) of the amount of the Allocated Loan Amount attributable to the applicable Property.

“Rent Roll” has the meaning set forth in Section 6.37 hereof.

“Rents” has the meaning set forth in each Mortgage.

“Request for Disbursement” means the package of certificates, reports and other documents in the forms attached hereto as Exhibit D hereto.

“Requisite Lenders” means, at any time, non-Defaulting Lenders having Commitments representing at least sixty-six and two-thirds percent (66 2/3%) of the total Commitments of all non-Defaulting Lenders at such time.

“Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of any Property affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, such Property, including the Property, shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of such Property prior to such Taking, in accordance with this Loan Agreement, all Legal Requirements, the Permitted Encumbrances, and to the extent any alterations or additions were made in compliance with this Loan Agreement, with any such alterations or additions. In any case, Restoration shall (i) provide substantially the same (but in no case less than what is required by Legal Requirements and the Permitted Encumbrances) amount and type of, and rights with respect to, utilities and parking spaces applicable to such Property as existed prior to such Casualty or Taking, and (ii) provide sufficient (in Agent’s reasonable determination) access across and over such Property to the public roads and highways.

“Second Section 8.10 Request Notice” has the meaning set forth in clause (z) of Section 8.10(f) hereof.

“Security Deposit” means any cash security or other deposit given by or on behalf of a Lessee to the landlord under a Lease.

“Security Documents” means, collectively, this Loan Agreement, the Mortgages, the Assignment of Agreements, the Assignments of Leases and Rents, any Account Agreement, the UCC Financing Statements and any other Loan Document entered into to secure the Obligations.

“Special Purpose Bankruptcy Remote Entity” has the meaning set forth on Exhibit E attached hereto.

“Spread Maintenance Payment” means, to the extent provided in Section 2.4 hereof with respect to any payment or prepayment of the Loan on or before the second (2nd) anniversary of the Closing Date which when aggregated with any other payments or prepayments made pursuant to Sections 2.4(a), (b), (c) or (e) hereof on or prior to such second (2nd) anniversary, is in excess of $60,000,000, an amount equal to Interest that would have accrued on the principal amount of the Loan prepaid from the date of prepayment through the second (2nd) anniversary of the Closing Date calculated in accordance with Section 2.2(c) hereon at a rate per annum equal to the LIBOR Rate Margin.

“Strike Rate” has the meaning set forth in Section 2.7(a) hereof.

“Surveys” means collectively, surveys for each Property more particularly described in Schedule 6.22 attached hereto.

“Subaccounts” shall have the meaning set forth in Section 2.16(a) hereof.

“Taking” (and its correlative meanings) means any temporary or permanent taking by any Governmental Authority of any portion of any Mortgaged Property or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.

“Taxes” has the meaning set forth in Section 2.10 hereof.

“Tenant Improvement Allowances” means, in connection with the leasing of space at any Property, construction allowances pursuant to Qualified Leases for Lessees’ initial build-out (or in connection with a renewal) of their leased premises, to the extent required to be paid for or reimbursed by Borrower (or credited against base rent) to Lessees and that are specifically set forth in the Qualified Leases that exist on the Closing Date or Qualified Leases entered into after the Closing Date.

“Tenant Improvements” means any improvements to leased premises at any Property made by Borrower pursuant to Qualified Leases or related work letter agreements.

“Tenant Security Account” has the meaning set forth in Section 2.18 hereof.

“Term” means the period commencing on the Closing Date and ending on the then Maturity Date.

“Term Sheet” means that certain Term Sheet dated as of February, 2008 of PB Capital pertaining to the Loan.

“Title Company” means collectively, Fidelity National Title Insurance Company.

“Title Policies” means collectively, the lender’s title insurance policies for each Property in favor of Agent issued on the Closing Date, including all endorsements thereto more particularly described in Schedule 4.3(b) attached hereto.

“Title Update” means an updated title report indicating that, since the immediately preceding Title Update delivered to Agent pursuant to the Loan Documents, there has been no change in the state of title to the subject Property and no Liens or survey exceptions (other than Permitted Encumbrances) not theretofore approved by Agent as provided herein, which title report shall be in form and substance acceptable to Agent.

“Transfer” means (a) the conveyance, transfer, assignment, pledge, mortgage, encumbrance, hypothecation or sale, by operation of law or otherwise, of (i) the Collateral, or any part thereof or interest therein, or (ii) a direct or indirect equity or beneficial interest as a partner, shareholder, member or otherwise in Borrower or any Borrower Partner or in any Person having a direct or indirect equity or beneficial interest in Borrower or any Borrower Partner respectively, (b) the leasing of all or substantially all of any Property (excluding Qualified Leases), or (c) any change in Borrower’s composition or form of business association or any modification of the Borrower Partnership Agreement or any of the other organizational documents of Borrower or any Borrower Partner which would result in a change in the ownership or Control of Borrower or any Borrower Partner, as the case may be, or the rights of any Borrower Partner with respect thereto.

“UCC Financing Statements” means such UCC financing statements as Agent shall deem necessary or desirable to perfect Agent’s security interest in the Collateral (or any portion thereof).

“Upfront Fee” has the meaning set forth in the Loan Fee Letter.

“Wachovia” means Wachovia Bank, National Association, a national banking association.

“Wachovia Estoppel” means those certain estoppel certificate(s) dated March 25, 2008 and March 28, 2008 executed and delivered by Wachovia pursuant to the Wachovia Leases and the Wachovia Master Agreement respectively.

“Wachovia Leases” means collectively, the Leases set forth on Exhibit G attached hereto.

“Wachovia Master Agreement” means collectively, that certain Master Agreement Regarding Leases dated as of September 22, 2004 by and between Wachovia Bank, National Association and First States Investors 3300, LLC, as amended by that certain First Amendment to Master Agreement dated as of June     , 2005 and as further amended by that certain Second Amendment to Master Agreement dated as of April 1, 2008.

“Wachovia Termination Event” means the exercise by Wachovia of its termination rights under a Wachovia Lease and/or the Wachovia Master Agreement with respect to any space in any Property.

“Wachovia Termination Event Determination Date” means the date which is fifteen (15) days after the day on which Wachovia surrenders the space in any Property which is the subject of a Wachovia Termination Notice and is no longer obligated to pay Rent with respect to such space as a result of such Wachovia Termination Event.

“Wachovia Termination Notice” means a written notice by Wachovia to Borrower of the exercise by Wachovia of its termination rights under a Wachovia Lease and/or the Wachovia Master Agreement with respect to any Property or any portion thereof.

“Wachovia Termination Payment” means, if a Cash Sweep Condition is determined to exist on a Wachovia Termination Event Determination Date as a result of such Wachovia Termination Event determined in accordance with Section 8.1(d)(ii) hereof, a payment equal to thirty dollars ($30) per net rentable square foot of space which is the subject of such Wachovia Termination Event, less any amounts deposited with respect thereto in the Wachovia Termination Reserve Subaccount pursuant to Section 2.16(e) hereof.

“Wachovia Termination Payment Reserve Subaccount” has the meaning set forth in the Cash Management Agreement.

“Withdrawal Liability” means at any time the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Zoning Reports” collectively, those certain zoning reports for each Property set forth on Schedule 6.17(B) attached hereto.

SECTION 1.2.      Other Definitional Provisions.

(a)           All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

(b)           Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa.

(c)           The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(d)           The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.

(e)           Any reference to any Loan Document or any other document, instrument or agreement in this Loan Agreement or in any other Loan Document shall be deemed to mean such Loan Document or other document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents.

ARTICLE II

THE LOAN

SECTION 2.1.      The Loan; Use of Funds.    Subject to the conditions and upon the terms herein provided, Lenders agree to lend to Borrower and Borrower agrees to borrow from Lenders on the Closing Date an aggregate amount equal to the Loan Amount (the “Loan”). The Loan shall be made by Lenders ratably in proportion to their respective Commitments. The Loan shall be evidenced by the Note. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgages and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed.

SECTION 2.2.      Interest.

(a)           Interest at the Applicable Interest Rate. Until paid in full, and subject to Sections 2.5(c) and 2.11 hereof, each Loan Portion shall bear interest at an interest rate which shall be a LIBOR Rate or Base Rate (an “Applicable Interest Rate”) as designated (and as applicable, converted) by Borrower from time to time pursuant to Section 2.3 hereof or as otherwise provided in Section 2.3 hereof.

(b)           Interest Payments.    Borrower shall pay Interest as provided in this Loan Agreement on each Loan Portion on each Payment Date, in arrears, for the Interest Period then ending. Borrower shall pay Additional Interest as and when provided herein, and in the event any Lender Interest Rate Protection Agreement is in effect, in such Lender Interest Rate Protection Agreement by Borrower as the counterparty thereunder.

(c)           Calculation of Interest.

(i)            Interest accruing at the Applicable Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

(ii)           Any change in the Base Rate shall be automatically effective as of the day on which such change in rate occurs.

(iii)          Each determination of an interest rate by Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

SECTION 2.3.      Determination of Applicable Interest Rate.

(a)           Applicable Interest Rate.

(i)            The Applicable Interest Rate at the Closing shall be either the Base Rate or the LIBOR Rate selected by Borrower in writing and delivered to Agent on the Closing Date.

(ii)           The Applicable Interest Rate (and any related LIBOR Rate Period) from time to time applicable to each Loan Portion upon and after the expiration of any LIBOR Rate Period shall be determined in the manner set forth in Section 2.3(c), (d) and (e) hereof.

(iii)          After a conversion election, each Loan Portion shall bear interest during each applicable Interest Period at the Applicable Interest Rate as shall have been designated pursuant to Section 2.3(c) or (e) hereof, or as otherwise provided in Section 2.3(d) hereof. In connection with the selection or conversion of the Applicable Interest Rate pursuant to Section 2.3(c) or (e) hereof, Borrower shall specify the principal amount of the Loan Portion for which such selection or conversion is being made.

(iv)          At all times, the sum of all Loan Portions shall equal the outstanding principal amount of the Loan.

(v)           Notwithstanding anything to the contrary in this Agreement, if the Loan has not been syndicated at or prior to Closing, then for a period commencing on the Closing and continuing until earlier of Agent’s deemed completion of syndication and the four (4) month anniversary of the Closing Date, any LIBOR Rate shall be based on a LIBOR Rate Period of one (1) month.

(b)           [Intentionally Deleted]

(c)           LIBOR Rate Conversion Options.    Subject to Sections 2.5(c) and 2.3(f) hereof, Borrower may elect to convert the Applicable Interest Rate for any Loan Portion (i) from the Base Rate to a LIBOR Rate effective on any LIBOR Banking Day, or (ii) from such LIBOR Rate to another LIBOR Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that (x) there shall not have occurred and be continuing any First Tier Default or Event of Default,  (y) the circumstances referred to in Section 2.11 hereof shall not have occurred and be continuing, and (z) after giving effect to such conversion, the number of LIBOR Rates in effect shall not exceed, in the aggregate, five(5). If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, an Authorized Borrower Representative shall give Agent notice thereof (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 12:00 p.m. (New York

City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence and (C) the applicable LIBOR Rate Period.

(d)           Reversion to Base Rate or One-Month LIBOR Rate.     If an Authorized Borrower Representative fails timely to notify Agent in accordance with Section 2.3(a)(i), (c) or 2.3(e) hereof of Borrower’s election of a LIBOR Rate or Base Rate or fails to provide all of the information required by Section 2.3(c) or (e) hereof for the election of a LIBOR Rate or a Base Rate, as applicable, the Applicable Interest Rate on such Loan Portion shall automatically upon the expiration of such LIBOR Rate Period convert to a LIBOR Rate having a LIBOR Rate Period of one (1) month or, if such one-month LIBOR Rate Period would end after the Maturity Date, a LIBOR Rate Period commencing upon the expiration of such expiring LIBOR Rate Period and ending on and including the Maturity Date, subject to the proviso in the definition of “LIBOR Rate Period” herein. If Borrower is not permitted to elect a LIBOR Rate pursuant to clause (x) of Section 2.3(c) hereof, or the events described in clause (y) of Section 2.3(c) shall have occurred, the Applicable Interest Rate on such Loan Portion shall automatically upon the expiration of such LIBOR Rate Period convert to a Base Rate.

(e)           Base Rate.     Subject to Sections 2.5(c) and 2.3(f) hereof, Borrower may elect to convert the Applicable Interest Rate from a LIBOR Rate to a Base Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that there shall not have occurred and be continuing any Event of Default. If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, an Authorized Borrower Representative shall give Agent notice thereof (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 3:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan Portion with respect to which such conversion shall occur, and (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence.

(f)            Interest Rate Corresponding to Interest Rate Protection Agreements.     Notwithstanding anything to the contrary set forth in this Section 2.3, at all times that Borrower is required to cause one or more Interest Rate Protection Agreements to be in effect as required pursuant to Section 2.7(a) hereof, Borrower shall cause the Loan to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period of one (1) month. In clarification of the foregoing, in the event and to the extent that as provided in Section 2.7(a) hereof, Borrower is permitted to defer the effect of any interest rate swap or other hedging arrangement for a notional amount corresponding to a Loan Portion which is the subject of any then-existing LIBOR Rate being less than or equal to the interest rate referred to in clause (i) thereof, Borrower shall not be required to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period of one (1) month apply to such Loan Portion until the expiration of such then-existing LIBOR Rate Period .

(g)           Notice of Applicable Interest Rate Conversion.     Agent shall promptly notify each Lender upon its receipt of notice from Borrower pursuant to Section 2.3(c) or (e) hereof electing to convert to an Applicable Interest Rate.

SECTION 2.4.      Principal Payments.

(a)           Principal Payment at Maturity.    Borrower shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date, together with all accrued Interest and all other sums due under the Loan Documents.

(b)           Prepayment on Account of Releases.    Concurrently with and as a condition to a Release pursuant to Section 2.17 hereof, Borrower shall make a prepayment of the Loan in the amount of the Release Payment. Concurrently with any such prepayment of principal, Borrower shall pay all sums required to be paid pursuant to and shall otherwise comply with Section 2.4(f) hereof.

(c)           Optional Prepayments.    In addition to prepayments pursuant to Section 2.4(b), (d) and (e) hereof, Borrower may, upon not less than ten (10) Business Days prior notice to Agent, prepay the Loan, in whole or in part (in amounts equal to at least $1,000,000), on any date in accordance with this Section 2.4(c). Any such prepayment notice shall be revocable up to five (5) Business Days prior to such prepayment and shall specify the date and amount of the prepayment and the Loan Portion with respect to which such prepayment is requested to be applied. If the Loan Portion with respect to which such prepayment is requested to be applied is not specified, the prepayments shall be applied in accordance with Section 2.5(e) hereof. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof.

(d)           Mandatory Prepayment.    Borrower shall be required to prepay the Loan at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in this Loan Agreement or any Mortgage by paying the principal amount so required to be prepaid. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof; noting for the purposes of clarification, provided, however, that, no Exit Fee or Spread Maintenance Payment shall be required to be paid pursuant to Section 2.4(f) hereof with respect to any such prepayment required to be made in connection with a Casualty or a Taking.

(e)           Prepayment Upon a DSCR Coverage Event.    In connection with any DSCR Coverage Event, Borrower may, upon not less than ten (10) Business Days prior notice to Agent, prepay the Loan, in whole or in part, on any date in order to reduce the outstanding principal balance of the Loan so that the Debt Service Coverage Ratio for the applicable Assessment Period (calculated as if such payment were made on the first day of such Assessment Period) would not be less than 1.15:1.00. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof.

(f)            Reduction of Interest Rate Protection Arrangement and Payment of Other Sums.    Concurrently with any prepayment of principal pursuant to this Section 2.4, Borrower shall, as a further condition of such prepayment, (v) (1) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap with respect to which Borrower has no further payment obligations, cause a reduction of the notional amount of such interest rate protection arrangement so as to cause such notional amount to correspond to the outstanding principal amount of the Loan, after giving effect to such prepayment, (2) pay all sums, if any, payable by Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (3) provide evidence to Agent of Borrower’s compliance with clauses (1) and (2) above, (w) pay all accrued and unpaid Interest to and including the date of such prepayment on the amount being prepaid, (x) pay all Additional Interest, the Exit Fee, if any, fees and any other amounts due and payable hereunder, and under the Note, the Mortgage and the other Loan Documents, (y) in case of any prepayment made pursuant to Sections 2.4(a), (b), (c) or (e) hereof prior to the second (2nd) anniversary of the Closing Date, pay the Spread Maintenance Payment on the amount being prepaid, and (z) pay all reasonable out-of-pocket fees and expenses incurred by Agent in connection with the Loan and/or with the prepayment of the Loan.

(g)           Other Sums.    Borrower shall pay to Agent all other sums owed to Agent and/or Lenders pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if not provided therein, within ten (10) days after the due date thereof or if expressly required, within ten (10) days after written demand by Agent. To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

SECTION 2.5.      Payment; Default Rate; Application of Certain Monies; Priority of Payments; Set-offs.

(a)           Manner of Payment.    All sums payable by Borrower under this Loan Agreement or any other Loan Document shall be made in Dollars and in immediately available funds not later than (i) 10:00 a.m. (New York City time) on the date when such payment is due with respect to all payments other than Release Payments and (ii) with respect to any Release Payment, 2:00 p.m. (New York City time) on the date when such Release Payment is due. Such sums shall be payable by wire transfer to the credit of Agent, at Bank of New York, ABA #021-000-018, in favor of PB Capital Corp., Account #890-0388-935, Reference:  WBBD Portfolio, or to such other account or address as Agent may from time to time designate in writing to Borrower. In the event that any sums are received by Agent from or on behalf of Borrower after the applicable time limit set forth in this Section 2.5(a), such sums shall be treated as being received by Agent on the immediately succeeding Business Day for all purposes and Borrower shall be responsible for any costs determined to actually have been incurred by Agent and Lenders as a result thereof, including any Additional Interest and overdraft charges.

(b)           Payment on a Non-Business Day.    Whenever any payment to be made under the Loan Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, as applicable, on the immediately succeeding Business Day. Any such extension of time shall be included in the computation of payment of Interest (including interest at the Default Rate), fees, and Additional Interest.

(c)           Default Rate.

(i)            Notwithstanding anything to the contrary contained herein or in another Loan Document, if an Event of Default shall have occurred and be continuing, each

Loan Portion shall bear Interest from and including the date of the occurrence of such Event of Default (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate, with respect to each Loan Portion, which interest at the Default Rate shall be payable upon demand of Agent.

(ii)           If Borrower shall fail to make a payment within five (5) days after the due date therefor (i.e., the scheduled due date or within the required number of days following written demand therefor to the extent provided under the Loan Documents) of any sum under the Loan Documents (whether principal (other than principal which is accruing interest at the Default Rate pursuant to Section 2.5(c)(i) above), Interest, Additional Interest or other amounts), such sum shall bear Interest from and including the date such payment is due (as distinguished from the fifth (5th) day after such due date) to but excluding the date such payment is made (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to such sum.

(iii)          Agent’s failure to collect interest at the Default Rate at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected interest at the Default Rate or to collect subsequently accruing interest at the Default Rate.

(d)           Late Payment Fee.    Borrower shall pay to Agent for the account of the Lenders a late payment premium in the amount of five percent (5.00%) of any principal payment (other than with respect to the principal payment to be made on the Maturity Date pursuant to Section 2.4(a) hereof), Interest, Additional Interest, fee or other amount payable under any Note, this Loan Agreement or the other Loan Documents made more than five (5) days after the due date thereof, which late payment premium shall be due with any such late payment. The acceptance of a late payment premium shall not constitute a waiver of any Default or Event of Default then existing or thereafter arising. Agent’s failure to collect a late payment premium at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.

(e)           Priority of Payments.    Provided that no Event of Default shall have occurred and be continuing, all payments received by Agent with respect to the Loan shall be applied on account of sums due and owing pursuant to the Note, this Loan Agreement, the Mortgages or the other Loan Documents in the following order of priority:

(i)            first, to the payment of all amounts due and then owing pursuant to the Note, the Loan Agreement or the other Loan Documents which do not constitute either principal or Interest;

(ii)           second, to the payment of all Interest due and then owing in such order and manner as Agent shall determine in its sole discretion; and

(iii)          third, to the unpaid principal balance of the Loan; provided, however, so long as no Event of Default has occurred and is continuing, Lenders shall endeavor to apply such payments sequentially, if applicable, on account of the Loan Portions bearing interest at the Base Rate, if any, and then Loan Portions bearing interest at the LIBOR Rate having a LIBOR Rate Period ending closest to the day on which such payment is made.

(f)            Priority if Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all payments received by Agent with respect to the Loan, including sums received by Agent in connection with Agent’s exercise of any remedies pursuant to the Loan Documents or otherwise at law or in equity, and all sums paid to Borrower as a result of the sale of any Property or any portion thereof or any refinancing of the Loan, shall be applied in such order and manner as Agent shall determine in its sole discretion.

(g)           No Set-offs.    All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind other than in the case of Taxes, to the extent provided in Section 2.10 hereof.

SECTION 2.6.      [Intentionally Deleted]

SECTION 2.7.      Interest Rate Protection Agreement.

(a)           Interest Rate Protection Agreement.    Within five (5) Business Days after the tenth (10th) consecutive LIBOR Banking Day on which LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month (the “Monitoring Rate”), if determined on such LIBOR Banking Day, would exceed six percent (6.00%) per annum (the “Strike Rate”), or at such earlier time as Borrower may elect in Borrower’s discretion, Borrower shall enter into and satisfy all conditions precedent to the effectiveness of an Interest Rate Protection Agreement that shall satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect during the Term:

(i)            The effect of the Interest Rate Protection Agreement shall protect Borrower against upward fluctuations of an Applicable Interest Rate which is LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of six and one-quarter of one percent (6.25%) per annum during the then remaining portion of the Term and in the notional amount equal to the then-outstanding principal balance of the Loan; provided, however, in the event and to the extent that any LIBOR Rates in effect at the time such Interest Rate Protection Agreement is required to be put in effect are less than six and one-quarter of one percent (6.25%), then with respect to the corresponding Loan Portions, the protection afforded by such Interest Rate Protection Agreement need not take effect until the last day of the corresponding LIBOR Rate Periods and if such LIBOR Rate Period ends on the Maturity Date, shall not be required;

(ii)           The Interest Rate Protection Agreement shall be entered into between Borrower and Agent (or an Affiliate of Agent), if Agent (or an Affiliate of Agent) and Borrower shall agree to enter into an Interest Rate Protection Agreement, or if Agent (or an Affiliate of Agent) and Borrower do not agree to enter into such Interest Rate Protection Agreement, either a Lender (if permitted by Agent and if such Lender and Borrower shall agree to enter into an Interest Rate Protection Agreement) or a Qualified Counterparty;

(iii)          In the case of an Interest Rate Protection Agreement which is an interest rate cap agreement or other arrangement requiring “up-front” payment, all sums payable by Borrower on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;

(iv)          Borrower’s interest in such Interest Rate Protection Agreement, including all rights of Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent pursuant to the Mortgages and the Assignment of Agreements;;

(v)           The financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent in the form attached hereto as Schedule 2.7(a) or otherwise in form and content reasonably acceptable to Agent (the “Interest Rate Protection Agreement Consent”); and

(vi)          Such Interest Rate Protection Agreement shall be reasonably satisfactory to Agent in form and content.

(b)           [Intentionally Deleted]

(c)           Institution of Interest Rate Protection Agreement.    Borrower shall, within five (5) Business Days after the tenth (10th) consecutive LIBOR Banking Day on which the Monitoring Rate exceeds the Strike Rate, deliver to Agent evidence satisfactory to Agent that Borrower has entered into and satisfied all requirements to the effectiveness of an Interest Rate Protection Agreement that shall satisfy all of the requirements set forth herein.

(d)           Failure to Provide Interest Rate Protection.    In the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.7(a) hereof, in addition to Agent’s rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.7(a) hereof. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrower’s behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement. Agent is hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate

Protection Agreement and all necessary documents ancillary thereto, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 2.7 shall be paid by Borrower (and not from the proceeds of the Loan) within ten (10) days after Agent’s demand with interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such interest, shall be deemed and shall constitute advances under this Loan Agreement and be evidenced by the Note and be secured by the Security Documents.

(e)           Obligation of Borrower Unaffected by Interest Rate Protection Agreement.    No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay Interest or Additional Interest on the Loan, as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

(f)            Termination, etc. of Interest Rate Protection Agreement.    Borrower shall not terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of Agent, which consent shall not be unreasonably withheld or delayed with respect to any modification thereof so long as after giving effect to such modification the Interest Rate Protection Agreement otherwise complies with Section 2.7(a) hereof. Within five (5) Business Days after Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrower is in compliance with the requirements of Section 2.7(a) hereof.

(g)           Receipts from Interest Rate Protection Agreements.    All payments due to Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by Agent; provided, however, that all periodic “net payments” due to Borrower so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable on the Loan. If an Event of Default occurs, Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loan or other amounts due under the Loan Documents at Agent’s election. Until such time as all Obligations have been paid in full, Borrower shall have no right to withdraw or otherwise apply any funds received by Agent on account of any Interest Rate Protection Agreement. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to Agent.

(h)           Security.    No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case such Lender Interest Rate Protection Agreement shall be secured pari passu with the other sums secured by the Mortgages and other Security Documents. In amplification of the foregoing, in the event that any payment received by Borrower hereunder is insufficient to pay all amounts due and owing on the date of such payment, such payment shall be applied pari passu together with any application thereof to the outstanding principal of the Loan.

SECTION 2.8.      [Intentionally Deleted]

SECTION 2.9.      Additional Interest.    Borrower shall pay to Agent the following losses, costs and expenses of Agent or any Lender incurred or estimated to be incurred by Agent or such Lender, as applicable:

(a)           all losses, costs and expenses incurred by reason of obtaining, liquidating or redeploying deposits or other funds acquired by Agent or such Lender to fund or maintain the Loan at a LIBOR Rate, as a result of a prepayment of the Loan, the failure to make a prepayment of all or any portion of the Loan when required hereunder or following the giving of a notice revoking Borrower’s election to prepay all or any portion of the Loan, or a delay in converting or a failure to convert the Applicable Interest Rate to a LIBOR Rate (and which in event shall be determined without regard to the LIBOR Rate Margin component of a LIBOR Rate set forth in clause (b) of the definition thereof); and

(b)           any sums becoming payable by Borrower pursuant to any Lender Interest Rate Protection Agreement, including any termination thereof.

In any of the foregoing events, Borrower shall pay to Agent, concurrently with any principal payment with respect to clause (a) of this Section 2.9 and within ten (10) days after written demand in all other cases, or in the case of any Lender Interest Rate Protection Agreement, such shorter period as shall be specified therein, such amount as shall equal the amount of the Additional Interest certified by Agent (or the applicable Lender) to Borrower by reason of such event. A certificate as to the amount of such Additional Interest submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s) basis for the determination of Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period; provided, however, that no demand for any payment hereunder may be made more than one hundred eighty (180) days after the same has accrued.

SECTION 2.10.    No Withholdings.     All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all taxes, levies, imposts, deductions, duties, filing and other fees or charges (collectively, “Taxes”) (other than Excluded Taxes). In the event that Borrower is prohibited from making any such payment free of such deductions or withholdings with respect to Taxes (other than Excluded Taxes), then Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes (other than Excluded Taxes) due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Borrower shall not be obligated to pay such additional amount on account of a specific Lender if at the time such Lender became a “Lender” hereunder, Borrower is required to deduct or withhold any sums solely because such Lender was legally permitted to deliver, but failed to deliver, to Borrower (a) two (2) duly executed and validly completed (including attachments) copies of United States Internal Revenue Service Form W-8 or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender is entitled to receive payments hereunder or under the other Loan Documents without deduction or withholding (or at a reduced rate) of any United States federal income taxes or (b) two (2) duly executed (and validly completed (including any attachments)) copies of United States Internal Revenue Service Form W-8 or W-9 or any successor form or any required renewal thereof as the case may be, establishing that a full exemption exists from United States backup withholding tax, and as result of such failure, Borrower was prohibited by the IRC from making any such payment free (or at a reduced rate) of such deductions or withholding. Notwithstanding anything contained in this Section 2.10, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrower from any obligation to pay Interest, principal, Additional Interest and other amounts due under the Loan Documents (other than amounts due under this Section 2.10 as a result of a Lender’s failure to deliver such forms). Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes (other than Excluded Taxes) certified by Agent (or the applicable Lender). Failure on the part of Agent to demand payment from Borrower for any Taxes (other than Excluded Taxes) attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period; provided, however, that no demand for any payment hereunder may be made more than one hundred eighty (180) days after the same has accrued. If Borrower is obligated to pay any material additional amounts described in this Section 2.10 to a Lender or Agent, then, at Borrower’s sole reasonable cost and expense, such Lender or Agent, as the case may be, shall make reasonable efforts to designate another lending branch or agency of such Lender or Agent to maintain its share of the Loan if such designation would avoid the need for, or materially reduce the amount of, such additional amounts and would not, in the good faith opinion of such Lender or Agent, result in any adverse economic, tax, legal or regulatory consequences for, or otherwise be disadvantageous to, such Lender or Agent or such lending branch or agency.

SECTION 2.11.    Unavailability of LIBOR; Illegality.

(a)           Unavailability of LIBOR.    If on any date on which Borrower seeks to establish a LIBOR Rate as the Applicable Interest Rate pursuant to Section 2.3 hereof or if Section 2.3(d) hereof applies, Agent determines (which determination shall be conclusive and binding upon Borrower) that (i) Dollar deposits in an amount approximately equal to the then outstanding principal balance of the Loan bearing interest at a LIBOR Rate are not generally available to any Lender at such time in the London interbank Eurodollar market for deposits in Eurodollars, (ii) reasonable means do not exist for ascertaining LIBOR, or (iii) the Applicable Interest Rate would be in excess of the maximum interest rate which Borrower may by law pay, Agent shall promptly give notice (the “Non-Availability Notice”) of such fact to Borrower and the option to convert to or to continue the Applicable Interest Rate on such Loan Portion as a LIBOR Rate shall be suspended until such time as such condition no longer exists. In the event that the option to elect, to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.11(a), effective upon the giving of the Non-Availability Notice, and if applicable, effective as of the first date that the one (1) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, interest on the Loan Portion(s) for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of the Non-Availability Notice (or the date that the one (1) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, if applicable) until the Maturity Date or until any earlier date on which a LIBOR Rate shall become effective for such Loan Portion(s) pursuant to Section 2.3 hereof following the giving of notice by Agent to Borrower that the conditions referred to in this Section 2.11(a) no longer exist; provided, however, that Agent’s failure to so notify Borrower of such cessation shall not be deemed a breach by Agent of any term of this Loan Agreement or otherwise limit the obligations of Borrower or any other Person under this Loan Agreement or any other Loan Document.

(b)           Illegality.    In the event that at any time while any Loan Portion bears interest at a LIBOR Rate, any Lender determines in good faith (which determination shall be conclusive and binding on Borrower) that it shall become illegal for such Lender to maintain the Loan or a portion thereof on the basis of one or more LIBOR Rates, Agent shall promptly after receiving notice thereof from such Lender give notice of such fact to Borrower, and the option to elect, to convert to or to continue the Applicable Interest Rate on any Loan Portion as a LIBOR Rate shall be suspended until such time as such condition shall no longer exist. In the case of any existing Loan Portion(s) affected by the circumstances described in the immediately preceding sentence, the Applicable Interest Rate on such Loan Portion(s) shall be converted automatically to the Base Rate (unless such Lender determines that such conversion is not required with respect to any such Loan Portion(s)) and shall be payable at the Base Rate in the same manner as provided in Section 2.11(a) hereof. Notwithstanding the foregoing, such Lender shall, as promptly as practicable, at Borrower’s sole reasonable cost and expense, make reasonable efforts to designate another lending branch or agency of such Lender to maintain its share of the Loan if such designation would enable it to lawfully honor its obligation to make or maintain its share of the Loan and would not, in the good faith opinion of such Lender or Agent, result in any adverse economic, tax, legal or regulatory consequences for, or otherwise be disadvantageous to, such Lender or Agent or such lending branch or agency.

SECTION 2.12.    Increased Costs and Capital Adequacy.

(a)           Borrower agrees to pay Agent additional amounts as Agent shall determine in good faith will be sufficient to compensate Lenders for increased costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable arising as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof after the Closing Date by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court (collectively, a “Change in Law”) (i) changing the basis of taxation of payments to any Lender (other than with respect to Excluded Taxes), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis) or (iii) imposing any other condition affecting transactions in the nature of the Loan.

(b)           If any Lender shall determine that (i) any change in the application of any law, rule, regulation or guideline adopted or arising out of the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II:  International Convergence of Capital Measurement and Capital Standards:  a Revised Framework -Comprehensive Version”, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of any other law, rule, regulation or guideline regarding capital adequacy, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time Borrower shall pay to Agent such additional amounts as will be sufficient to compensate Lenders for such actual reduction with respect to any portion of the Loan outstanding. If Borrower becomes obligated to pay any material additional amounts described in this Section 2.12, such Lender shall, as promptly as practicable, at Borrower’s sole reasonable cost and expense, make reasonable efforts to designate another lending branch or agency of such Lender to maintain its share of the Loan if such designation would enable it to lawfully honor its obligation to make or maintain its share of the Loan and would not, in the good faith opinion of such Lender or Agent, result in any adverse economic, tax, legal or regulatory consequences for, or otherwise be disadvantageous to, such Lender or Agent or such lending branch or agency.

(c)           Any amount payable by Borrower pursuant to Section 2.12(a) or (b) hereof shall be paid to Agent within thirty (30) days of receipt by Borrower of a certificate of Agent setting forth the amount due and Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period; provided, however, that no demand for any payment hereunder may be made more than one hundred eighty (180) days after the same has accrued.

SECTION 2.13.    Usury.    Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, the Note, this Loan Agreement, the Mortgages, and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest (including at the Default Rate) on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract for or to agree to pay. If by the terms of the Note, this Loan Agreement, the Mortgages or any other Loan Document, Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

SECTION 2.14.    Closing.  The Closing shall be held at the offices of Kaye Scholer LLP or such other place as Agent may designate in New York City or, at Agent’s election, pursuant to an escrow with the Title Company.

SECTION 2.15.    Fees.  Borrower shall pay to Agent the Upfront Fee and the Exit Fee in accordance with the terms of this Loan Agreement and the Loan Fee Letter.

SECTION 2.16.    Lockbox Account, Cash Flow Collection Account and Operating Account.

(a)           Borrower shall cause all rents payable by all Lessees under the Leases and all other Operating Revenues (other than Security Deposits which shall be deposited into the Tenant Security Account and insurance proceeds (other than business interruption proceeds) and condemnation awards, which shall be delivered to and held by Agent except to the extent otherwise permitted pursuant to Sections 8.12, 8.13 and 8.14 hereof) to be transmitted directly into the Lockbox Account.  Without limiting the foregoing, all Operating Revenues received by Borrower or Manager shall be deposited into the Lockbox Account within one (1) Business Day of receipt.  So long as no Event of Default has occurred and is continuing and at any time that a Cash Sweep Condition does not exist, funds deposited into the Lockbox Account shall be swept by the Lockbox Bank on a daily basis into the Operating Account.

(b)           The Operating Account shall be under the sole dominion and control of Agent, but so long as no Event of Default or a Cash Sweep Condition exists or as otherwise permitted pursuant to the Cash Management Agreement, Borrower and Manager may (and Agent shall not) make withdrawals from the Operating Account, subject, however, to the other, terms, conditions, limitations and restrictions set forth in this Loan Agreement and the other Loan Documents.  Borrower shall not make and shall not permit any withdrawals from the Operating Account for any payment or purpose prohibited by this Loan Agreement and the other Loan Documents.  Borrower shall pay all taxes due on any interest that accrues on the Operating Account.

(c)           The Lockbox Account or the Cash Flow Collection Account, including all subaccounts thereof, shall be under the sole dominion and control of Agent, and Borrower shall have no right to make withdrawals therefrom.  Borrower shall pay for all expenses of opening and maintaining the Lockbox Account and the Cash Flow Collection Account, including all subaccounts thereof.  Borrower shall pay all taxes due on any interest that accrues on the Lockbox Account or the Cash Flow Collection Account, including all subaccounts thereof.  The funds on deposit in the Cash Flow Collection Account shall be disbursed as provided herein and in the Cash Management Agreement.  Following the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Lockbox Account and the Cash Flow Collection Account specified in this Loan Agreement or in any other Loan Document.

(d)           If held at Agent, sums on deposit in the Lockbox Account and the Cash Flow Collection Account may be commingled with the general funds of Agent.  If held at Depositary, Borrower shall deliver to Agent Account Agreements with respect to the Lockbox Account and the Cash Flow Collection Account.

(e)           On or after any Assessment Period Determination Date that a Cash Sweep Condition exists and remains in effect, Agent may send a notice to the Lockbox Bank directing that funds deposited in the Lockbox Account be swept on a daily basis into the Cash Flow Collection Account and allocated to the Cash Flow Payment Subaccount or the Wachovia Termination Payment Reserve Subaccount if such Cash Sweep Condition is due to a Wachovia Termination Event and the required Wachovia Termination Payment has not been deposited on or prior to the date due, and otherwise in accordance with the Cash Management Agreement.  Funds shall continue to be swept into the Cash Flow Collection Account so long as a Cash Sweep Condition exists.  At such time as a Cash Sweep Condition no longer exists, Agent shall revoke the Lockbox Notice and direct the financial institution holding the Cash Flow Collection Account to disburse any sums on deposit in the Cash Flow Payment Subaccount to the Operating Account (but not sums contained in the Wachovia Termination Payment Reserve Subaccount which shall be held in accordance with Section 2.16(f) hereof).

(f)            In the event that a Wachovia Lease Termination Event occurs which results in a Cash Sweep Condition, then, on or prior to the date of the applicable Wachovia Lease Termination Event Determination Date, Borrower shall deposit the Wachovia Termination Payment in the Cash Flow Collection Account and Agent shall direct the financial institution holding the Cash Flow Collection Account to allocate the Wachovia Termination Payment to the Wachovia Termination Payment Reserve Subaccount.  Agent shall direct the Depositary holding Cash Flow Collection Account to make Disbursements from the Wachovia Termination Payment Reserve Subaccount to Borrower from time to time for Approved Leasing Costs in accordance with the procedures established in Sections 3.2 and 3.3 hereof or as set forth in the definition of “Approved Leasing Costs” set forth in Section 1.1 hereof .  Upon repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith, and all other outstanding Obligations and sums payable under the Loan Documents, Agent shall direct the Depositary holding the Cash Flow Collection Account to disburse any funds remaining on deposit therein, including any funds then remaining in the Wachovia Termination Payment Reserve Subaccount to Borrower.

(g)           Following the occurrence and during the continuation of an Event of Default, (i) Borrower and Manager shall have no right to, and Borrower covenants that it shall not and shall not permit Manager, to withdraw any amounts from the Operating Account, except as may be approved by Agent, (ii) Agent may direct that all sums on deposit in the Operating Account be transferred to the Cash Flow Collection Account and (iii) Agent shall have the rights and remedies with respect to the Operating Account specified in this Loan Agreement or in any other Loan Document.  If held at Agent, sums on deposit in the Operating Account may be commingled with the general funds of Agent.

SECTION 2.17.    Releases.

(a)           Generally.             Borrower may obtain a release (a “Release”) of the Lien of a Mortgage and Agent’s and Lenders’ other Liens (or at Borrowers’ sole cost and expense, an assignment of such Mortgage by Agent, without recourse, representation or warranty) with respect to any Property upon at least twenty (20) days’ prior written notice to Agent (which notice shall specify the Property or Properties being released and the amount of the Release Price or Release Prices, as applicable, being prepaid and subject to Borrower’s payment of any

Additional Interest and Agent’s reasonable out-of-pocket costs arising as a result of the revocation of such notice, may be revoked or extended at any time up on or prior to the date specified in such notice) subject to all of the following conditions:

(i)            no First Tier Default or Event of Default shall have occurred and be continuing as of the date of a Release (the “Release Date”) or shall arise as a result of such Release unless, after giving effect to such Release, no First Tier Default or Event of Default shall exist;

(ii)           Borrower shall make a prepayment of the Loan pursuant to Section 2.4(b) hereof in an amount equal to the Release Payment;

(iii)          Borrower shall have delivered to Agent such documents amending the Loan Documents to reflect such Release and such other documents, agreements and instruments to reflect such release as Agent or counsel to Agent shall reasonably request, in each case in form and substance reasonably satisfactory to Agent;

(iv)          Borrower shall no longer hold any interest in such Property and Borrower shall have made no representations or warranties, or undertaken any obligations with respect to the transferee of such Property for which Borrower would be liable after the Release Date except for customary representations, warranties or undertakings as may be set forth in an arms-length purchase and sale agreement or customary conveyance documents for which Borrower has established reserves, if any, reasonably deemed necessary by Borrower;

(v)           In the event that an Interest Rate Protection Agreement, other than an interest rate cap with respect to which Borrower has no further payment obligations, shall be in effect on the Release Date as to any Loan Portion(s) being repaid from the proceeds of any Release Payment, Borrower shall have terminated the Interest Rate Protection Agreement to the extent of the excess of the notional amount thereof over the principal amount of the Loan Portions, after giving effect to such prepayment as contemplated in Section 2.4(f) hereof;

(vi)          Borrower shall have paid Agent any Exit Fee or Spread Maintenance Payment, if any, and any other amounts due and payable pursuant to this Loan Agreement and any out-of-pocket expenses incurred by Agent in connection with such Release;

(vii)         Borrower shall have delivered to Agent a certificate in form of Schedule 2.17(B) attached hereto, signed by Borrower certifying that the conditions set forth in this Section 2.17(a) and in the case of a Release of one Glen Allen Property (but not both Glen Allen Properties at once), Section 2.17(b) hereof with respect to such Release shall have been satisfied; and

(viii)        In the case of a Release of either of the Glen Allen Properties, satisfaction of the conditions set forth in Section 2.17(b) hereof.

(b)           Release of Glen Allen Properties.   In addition to the conditions set forth in Section 2.17(a) hereof, the first Release of either Glen Allen Property (but not both Glen Allen Properties at once) shall be subject to the following conditions:

(i)            Borrower shall have delivered to Agent evidence acceptable to Agent that such subdivision shall result in the Glen Allen Properties being subdivided into two (2) separate, legally subdivided parcels of land and separate tax lots;

(ii)           Borrower shall have delivered to Agent evidence reasonably acceptable to Agent such subdivision shall have been consummated in compliance with the Property Documents, Permitted Encumbrances and all Legal Requirements and the remaining Glen Allen Property may be used, operated, occupied and transferred without any impairments arising by reason of such subdivision;

(iii)          Agent shall have received an endorsement to the Title Policy affecting the remaining Glen Allen Property reflecting such subdivision and such other matters as Agent reasonably shall require;

(iv)          Borrower shall have delivered to Agent an opinion of counsel reasonably acceptable to Agent containing such updates to the opinions delivered on the Closing Date and confirming such zoning and land use matters in connection with such subdivision as may be requested by Agent; and

(v)           Borrower shall have delivered to Agent such other documents, agreements and instruments to reflect such release as Agent or counsel to Agent shall reasonably request, in each case in form and substance reasonably satisfactory to Agent.

SECTION 2.18.    Tenant Security Account and Security Letters of Credit.

(a)           Borrower shall comply in all material respects with all Legal Requirements and the applicable Lease applicable to any security given under any Lease.  Subject to the foregoing, after the date hereof, upon receipt of any Security Deposit when aggregated with all other Security Deposits not then on deposit in the Tenant Security Account is equal to or greater than $250,000 by Borrower, Borrower shall promptly notify Agent, and at Agent’s election, Borrower shall deposit or cause to be deposited such Security Deposit into an account with Agent or, at Agent’s election, a Depositary (the “Tenant Security Account”) within two (2) Business Days after receipt.  Borrower hereby grants to Agent for the benefit of Lenders a security interest in all rights of Borrower in and to the Tenant Security Account and all sums on deposit therein as additional security for the Obligations.

(b)           Borrower shall not withdraw any sums from the Tenant Security Account or apply any Security Deposits if an Event of Default has occurred and is continuing.  Borrower may make withdrawals from the Tenant Security Account at such time as no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of Borrower’s business to sums due under the applicable Lease when the terms of such Lease or applicable Legal Requirements permit the application thereof or (ii) returned to the applicable Lessee pursuant to Legal Requirements or the terms of the applicable Lease which require Borrower to return such other Security Deposit.  After the occurrence and during the continuation of an Event of Default, neither Borrower nor any other Person shall have any right to, and Borrower covenants that it shall not, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent.  In the event an

Event of Default exists but Borrower is required pursuant to the terms of the applicable Lease or applicable Legal Requirements to return any Security Deposit to the applicable Lessee, Borrower shall deliver a notice to Agent certifying same and stating the reason therefor.  Agent shall, at Agent’s option and at Borrower’s sole cost and expense, either permit Borrower to return the Security Deposit to the applicable Lessee or, if Agent elects, cause such Security Deposit to be returned directly to the applicable Lessee.  Following the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to the Tenant Security Account specified in this Loan Agreement or in any other Loan Document, subject to applicable Legal Requirements and the rights of the Lessees under the Leases.

(c)           Borrower shall pay for all expenses of opening and maintaining the Tenant Security Account.  If held at Agent, sums on deposit in the Tenant Security Account may be commingled with the general funds of Agent.  If held at Depositary, Borrower shall deliver to Agent an Account Agreement with respect to the Tenant Security Account prior to depositing any Security Deposit therein.  Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to the Tenant Security Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document.

(d)           Borrower shall at the request of Agent transfer to the name of Agent and deliver to Agent all original Lease Letters of Credit obtained by Borrower promptly after receipt of same, together with evidence that all fees payable to the issuer on account of such assignment and transfer have been paid.  All Lease Letters of Credit shall be transferable by their terms.  Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to all Lease Letters of Credit, including all proceeds thereof, as additional security for the Obligations.  In addition to all other rights and remedies of Agent and Lenders, Agent may, and to the extent necessary in order to do so, Borrower hereby grants to Agent an irrevocable power of attorney, coupled with an interest, and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of this Section 2.18(d), solely to draw upon or otherwise realize on each such Lease Letters of Credit in accordance with its terms and those of the applicable Lease and applicable legal requirements.

(e)           If (i) Borrower is entitled to make a drawing on any Lease Letter of Credit which has been transferred to Agent pursuant to Section 2.18(d) hereof under the terms of any Lease, Lease Letter of Credit or applicable Legal Requirements and (ii) no Event of Default shall have occurred and be continuing, Agent shall, at Borrower’s sole cost and expense, re-transfer such Lease Letter of Credit to Borrower in trust for the benefit of Agent and subject to Agent’s security interest, provided that Borrower delivers to Agent a written request certifying compliance with the conditions set forth in the foregoing clauses (i) and (ii), and indicating the applicable Lease and Letter of Credit, the amount of the draw and the reasons for such draw.  Borrower shall hold any such Lease Letter of Credit solely for the purpose of drawing or realizing thereon in accordance with the provisions of the applicable Lease or Lease Letter of Credit and Legal Requirements and shall apply the proceeds thereof in the ordinary course of Borrower’s business to sums due under the applicable Lease in conformance with the requirements of the terms thereof and applicable Legal Requirements.  If such draw is to be made because the issuer has elected to cancel or not renew any Lease Letter of Credit, a copy of such notice of election to cancel or not renew shall also be delivered to Agent together with Borrower’s request.  If any proceeds of such Lease Letter of Credit are paid to Agent instead of Borrower, Agent shall transfer same to Borrower provided no Event of Default shall have occurred and be continuing for application as provided in this Section 2.18.  The original of any Lease Letters of Credit (to the extent not fully drawn) shall be promptly re-assigned, transferred and re-delivered to Agent.  Borrower shall promptly remit the proceeds of any such drawing to Agent and Agent shall apply the same in reduction of the Obligations in such order as Agent shall elect, unless the drawing is being made to liquidate any Lease Letter of Credit because the issuer thereof has elected to cancel or not to renew same or for any other reason not arising from a default by the Lessee, in which case Borrower shall deposit such proceeds in the Tenant Security Account.  If Borrower is required by the terms of the applicable Leases or applicable Legal Requirements to return any Lease Letter of Credit to the Lessee, Agent shall, at Borrower’s sole cost and expense, re-assign and transfer and deliver possession of such original Lease Letter of Credit to Borrower provided Borrower delivers to Agent a written request for same, certifying the foregoing and indicating the applicable Lease and Letter of Credit and the reasons for such return.  Borrower shall promptly return the same to the applicable Lessee.  At Agent’s election and at Borrower’s sole cost and expense, instead of delivering such Lease Letter of Credit to Borrower, Agent shall return same to the applicable Lessee.  If a Lease permits a Lessee to re-post a new Lease Letter of Credit, or to amend an existing Lease Letter of Credit, Agent will permit same and cooperate with Borrower to effect same, at Borrower’s sole cost and expense.

SECTION 2.19.    [Intentionally Deleted].

SECTION 2.20.    Accounts.  Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to the Accounts (including all subaccounts thereof) and all sums on deposit therein as additional security for the Obligations.  Borrower shall cause all banks or financial institutions other than Agent which are holding any Account to execute and deliver to Agent an Account Agreement with respect to such Account.  Subject to the rights of Borrower expressly set forth herein to make withdrawals from, and otherwise give instructions with respect to, the Accounts, Borrower hereby acknowledges and agrees that Agent shall have sole dominion and control of the Accounts.  Borrower shall not close any Account without obtaining the prior consent of Agent.  Borrower shall not open any Account other than the Accounts open as of the Closing Date (whether in substitution of another Account or otherwise) (a) without delivering to Agent at least ten (10) Business Days prior notice of Borrower’s intention to open a new Account and (b) unless, (i) the bank or other financial institution at which such Account is to be opened is reasonably acceptable to Agent and (ii) prior to the opening of such Account, Borrower shall have delivered to Agent an Account Agreement with respect to such Account.  Borrower shall maintain the Accounts and shall pay all fees and charges with respect thereto when due, and shall keep in full force and effect the Account Agreement with respect thereto.  So long as no Event of Default has occurred and is continuing, with the exception of interest allocated to the “Tax and Insurance Premium Reserve Sub-Account” (as defined such term is defined in the Cash Management Agreement) all interest earned on amounts deposited in any Accounts (other than the Operating Account) shall be allocated to the Operating Account on a monthly basis.  No funds in any Account may be commingled with any other funds of Borrower, Manager, any Affiliate of Borrower or Manager or with any other Person or with any funds contained in any other Account.  All sums held in the

Accounts shall constitute additional security for the Obligations.  At any time following the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Accounts as set forth in Section 9.6 hereof subject to the rights of Lessees in and to any Security Deposits and otherwise have the rights and remedies with respect to the Accounts set forth in the Loan Documents, at law or equity.  Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any Loan Document, at law or equity.

ARTICLE III

DISBURSEMENTS FROM SUBACCOUNTS AND RESERVES

SECTION 3.1.      Disbursements Generally; Timing.  With respect to Disbursements for Approved Leasing Costs allocated from the Wachovia Termination Payment Reserve Subaccount, a Request for Disbursement shall be submitted to Agent by Borrower at least ten (10) Business Days prior to the date proposed for such Disbursement in the Request for Disbursement.

SECTION 3.2.      General Conditions Precedent to Disbursements.  To the extent funds are available from the Wachovia Termination Payment Reserve Subaccount, Agent shall make disbursements (“Disbursements”) from time to time (but not more often than once per calendar month) after the Closing Date, provided the following conditions precedent are satisfied with respect to each Disbursement:

(a)           The representations and warranties made by Borrower in this Loan Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Disbursement with the same force and effect as if made on and as of such date (except for the representations and warranties made by Borrower pursuant to Sections 6.36 and 6.38 hereof, which must be true and complete in all respects on and as of the date of the requested Disbursement) with the same effect as if made on such date except for any representations or warranties made by Borrower herein (except for the representations and warranties made by Borrower under Sections 6.36 and 6.38 hereof, which must be true and complete in all respects on and as of the date of the requested Disbursement) or by Borrower and/or Guarantor in the other Loan Documents which are no longer true and correct in all material respects solely as a result of the occurrence of an event after the date on which such representations and warranties were then most recently made, which event (i) does not constitute, or arise out of, a Default or Event of Default and (ii) does not result in a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety, and which such representations and warranties shall be updated to reflect the changes since the date on which such representations and warranties were then most recently made, and remade as so updated as of the date of the requested Disbursement.

(b)           All fees and expenses payable to Agent, including the fees and expenses referred to in Section 8.15, to the extent then due and payable in accordance with the terms hereof, shall have been (or contemporaneously are being) paid in full.

SECTION 3.3.                                          Disbursements for Approved Leasing Costs.  With respect to Disbursements for Approved Leasing Costs, Agent shall make Disbursements, within ten (10) Business Days after Borrower’s request therefor, provided the following conditions precedent in addition to the requirements set forth in Section 3.2 hereof are satisfied with respect to such Disbursement:

(a)           Both immediately prior to the making of such Disbursement and also after giving effect thereto, no First Tier Default or Event of Default shall have occurred and be continuing;

(b)           To the extent that the aggregate Approved Leasing Costs exceed the Project Cost Threshold and are incurred in connection with Capital Expenditures for any Tenant Improvements, Borrower shall have delivered to Agent at least twenty (20) days prior to the date the Disbursement is to be made, all plans and specifications, construction budgets and schedules, engineering and other professionals’ reports, any general construction agreement, the architect’s and/or engineer’s agreement(s) and all other material agreements relating to the Approved Leasing Cost that are the subject of such Disbursement as Agent shall have requested and Agent shall have approved (which approval shall not be unreasonably withheld) or declined to exercise its rights to approve, as applicable,  the materials so requested;

(c)           Agent shall have received invoices identifying the Approved Leasing Costs to which the Disbursement relates;

(d)           With respect to Approved Leasing Costs which exceed the Project Cost Threshold and are incurred in connection with Capital Expenditures for any Tenant Improvements, Borrower shall have delivered to Agent at least twenty (20) days prior to the date the Disbursement is to be made (i) a copy of the Project Budget for such Qualified Lease, which shall be subject to Agent’s approval (which shall not be unreasonably withheld) showing (x) the amount of Approved Leasing Costs incurred through and including the requested Disbursement and the corresponding line items relating thereto, (y) the remaining budgeted Approved Leasing Costs and the corresponding line items relating thereto, and (z) evidence that Borrower has the necessary funds on hand to complete the Tenant Improvements and to pay any other Tenant Improvement Allowances in excess of any Approved Leasing Costs to be funded by Agent from the Wachovia Termination Payment Reserve Subaccount and (ii) such other documents relating to such Disbursement as Agent may reasonably request at least ten (10) Business Days before the date the Disbursement is to be made;

(e)           [Intentionally deleted];

(f)            Such Disbursement will be used solely to pay Approved Leasing Costs for Qualified Leases;

(g)           Agent shall have received satisfactory evidence that all permits, licenses and approvals required for the subject work have been obtained and are in full force and effect, and Agent shall have received copies of any such permits, licenses and/or approvals as Agent shall request;

(h)           To the extent that the aggregate Approved Leasing Costs exceeds the Project Cost Threshold and are incurred in connection with Capital Expenditures for Tenant Improvements, Borrower shall have delivered to Agent at least twenty (20) days prior to the date the Disbursement is to be made such affidavits and certificates as to such matters as Agent may reasonably request, that (i) all of the work completed has been done in compliance with the approved plans and specifications and applicable Legal Requirements, (ii) the Disbursement is required to reimburse payments of Approved Leasing Costs to contractors, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials or paying for such work, and (iii) the balance of such Reserve after such Disbursement together with funds being advanced by Borrower will be sufficient on completion of such construction to pay for the unpaid hard and soft costs required to complete the work (as estimated by the certifying party);

(i)            With respect to Capital Expenditures for Approved Leasing Costs which exceed the Project Cost Threshold, at Agent’s option, Agent or its consultant shall have inspected the work in accordance with and subject to Section 8.3 hereof and approved the same which consent shall not be unreasonably withheld;

(j)            With respect to Capital Expenditures for any Tenant Improvements, Agent shall have received contractors’ waivers or releases of Lien for work completed (which may be conditioned on payment therefor), in form and substance reasonably satisfactory to it; and

(k)           When the work has been completed, Agent shall have received a copy of any certificate or certificates required by law to render occupancy of the Tenant Improvements legal together with an architect’s certificate certifying that the Tenant Improvements were completed substantially in accordance with the plans and specifications approved by Agent.

SECTION 3.4.              [Intentionally Deleted]

SECTION 3.5.              Optional Disbursements.

(a)           Waiver of Conditions.  If any or all conditions precedent to making a Disbursement have not been satisfied on the date such Disbursement was requested to be made, Agent may, at its option (i) waive so many of such conditions precedent as it may elect, and/or (ii) disburse only that portion of the requested Disbursement for which all of the conditions precedent have been satisfied.  To the extent Agent makes a Disbursement for which any of the conditions precedent have not been satisfied, the making of such Disbursement shall constitute a waiver of such unsatisfied conditions for such Disbursement (but not for any other Disbursement), unless otherwise set forth in a written notice from Agent to Borrower.

(b)           Disbursements to Third Parties.  During the existence of an Event of Default, Agent shall have the right (but no obligation) to make any or all Disbursements directly to contractors or any other Person to whom payment is due with respect to such Approved Leasing Costs.  The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so disburse such Disbursements.  Following an Event of Default and during its continuance, no further direction or authorization from Borrower shall be necessary or required for such direct disbursements and all such disbursements shall satisfy pro tanto the obligations of Agent hereunder and shall be secured by the applicable Loan Documents as fully as if made directly to Borrower, regardless of the disposition thereof by the payee.

SECTION 3.6.                                          Use of Disbursements.  Disbursements shall be received, held and used by Borrower to pay for Approved Leasing Costs.

ARTICLE IV

CONDITIONS PRECEDENT TO THE
EFFECTIVENESS OF THIS LOAN AGREEMENT

This Loan Agreement shall not be effective until the following conditions shall have been satisfied, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any such conditions:

SECTION 4.1.                                          Representations and Warranties.  The representations and warranties made by Borrower and Guarantor in the Loan Documents and in any certificate, document, or financial or other statement furnished by Borrower or Guarantor pursuant to or in connection therewith, shall be true and correct on and as of the Closing Date.

SECTION 4.2.                                          Closing Documents, Etc.  Agent shall have received fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, the Note and each of the other Loan Documents, including, without limitation, the Recourse Liability Agreement, the Interest Rate Protection Guaranty and the Environmental Indemnity, each of which shall be dated as of the Closing Date, unless otherwise expressly stated (all of which shall be in such form, substance and content satisfactory to Agent and Borrower).

SECTION 4.3.                                          Receipt of Items and Documents by Agent.  Agent shall have received and approved the following items and documents, duly executed and in recordable form where applicable, in each case in form and substance satisfactory to Agent and Lenders:

(a)          copies of all Leases and the Rent Rolls (certified as true and correct by Borrower) and Agent shall have received estoppels from Wachovia with respect to Wachovia Leases; and

(b)         paid Title Policies (or a commitment to issue such Title Policies), in the amount of the Loan (or allocated portions thereof as Agent may agree), insuring Agent that each Mortgage is a valid first lien on the applicable Mortgaged Property, containing no exceptions to coverage other than Permitted Encumbrances and which Title Policies shall contain:

(i)                                     no exception for mechanics’ or materialmen’s liens;

(ii)                                  no survey exceptions other than those approved by Agent;

(iii)                               such affirmative insurance and endorsements as Agent shall reasonably require;

(c)          original ALTA surveys of each Property (each a “Survey”, collectively, the “Surveys”) prepared by licensed surveyors acceptable to Agent each in form and content acceptable to Agent; provided, however, except as set forth below, Borrower may satisfy the foregoing survey requirements with respect to a Property if (x) Borrower provides an existing Survey which is dated on or after January 1, 2004 and an affidavit from the existing owner of the applicable Property to the Title Company as to any changes which otherwise would be reflected on an updated survey, and (y) the Title Company issues the related Title Policy without the generic exceptions with respect to such Survey and with corresponding affirmative coverage with respect thereto.  Borrower will be required to provide updated Surveys with respect to the Properties located at 3579-3583 Atlanta, Atlanta Georgia, 1100 Corporate Center, Raleigh, North Carolina, 809 West 4 ½ Street, Winston Salem, North Carolina, 21 South Street, Morristown, New Jersey, 101 Independence St., Philadelphia, Pa., 16 Broad St., Charleston, South Carolina and 7711 Plantation Rd., Roanoke, Virginia;

(d)   UCC, judgment, bankruptcy and other searches with respect to Borrower, Guarantor and such other Persons as Agent shall specify;

(e)   unless such information is indicated on the applicable Surveys, a certificate from a licensed surveyor or an insurance broker that no Property located in a flood hazard plain as indicated on the maps of the Federal Emergency Management Agency;

(f)    the Wachovia Estoppels;

(g)   the Environmental Reports (and, if such reports are not addressed to Agent, a reliance letter for same addressed to Agent), or such other environmental reports or assessments as are reasonably satisfactory to Agent;

(h)   the Property Condition Reports (and, if such reports are not addressed to Agent, a reliance letter for same addressed to Agent);

(i)    the tax identification number, organizational identification number, and social security number (as applicable) for each of Borrower, Borrower LP, Borrower GP and Guarantor;

(j)    copies of organizational and authorizing documents of Borrower, Borrower GP and Guarantor; and evidence of the good standing of all such entities in all relevant jurisdictions;

(k)   opinion(s) of counsel for Borrower, Borrower LP, Borrower GP and Guarantor, including, without limitation, an enforceability opinion and a bankruptcy non-consolidation opinion to the extent required by Agent, each in form and substance reasonably satisfactory to Agent and Agent’s Counsel;

(l)    copies of all licenses, easements, plats, permits or other agreements or instruments pertaining to the Properties and all other documents listed as exceptions to title in the Title Policies;

(m)       the Insurance Policies and certified copies, certificates of insurance or other evidence of the Insurance Policies are satisfactory to Agent, together with evidence that:

(i)                                     all such Insurance Policies then have an unexpired term reasonably acceptable to Agent;

(ii)                                  the premiums then due have been paid in full; and

(iii)                               such Insurance Policies are in full force and effect;

(n)         a letter or report of Agent’s insurance consultant concerning Borrower’s compliance with the requirements of this Loan Agreement as to the Insurance Policies and such other matters pertaining to insurance as Agent may reasonably request;

(o)         evidence satisfactory to Agent that all real estate taxes on, assessments of, and payments in lieu of taxes with respect to, the Properties which are due and payable and, if delinquent, all penalties and interest thereon have been paid;

(p)         evidence satisfactory to Agent that the Properties comply with all Legal Requirements (including those related to zoning and land use), and that, to the extent required by Legal Requirements to be in effect, all Operating Permits that are in full force and effect;

(q)         an Appraisal with respect to each Property;

(r)            payment of Agent’s Counsel Fees, the reasonable fees of Agent’s insurance, environmental and engineering consultants and all other reasonable out-of-pocket expenses of Agent relating to the Loan to the extent the foregoing are then due and payable, which amounts may be disbursed by Agent from the Loan at the Closing;

(s)          a property condition report with respect to each Property;

(t)            a duly executed assignment of mortgage and originals of any notes and mortgages Agent is taking by assignment;

(u)         a notice to Wachovia that Lenders are the Designated Portfolio Lender (as such term is defined in the Wachovia Master Agreement); and

(v)         such other documents, instruments, opinions and approvals as Agent or Agent’s Counsel shall reasonably request.

SECTION 4.4.                  Payment of Fees and Expenses.  Payment of all fees and expenses required to be paid pursuant to the Loan Fee Letter, this Loan Agreement or the other Loan Documents, including Section 8.15 hereof.

SECTION 4.5.                  No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing.  Without limiting the foregoing, Borrower shall not be in default under the Wachovia Master Agreement or any Wachovia Lease which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.6.                  No Casualty or Taking.  No Casualty shall have occurred to any portion of any Property which has had or would reasonably be expected to have a Material Adverse Effect.  Except as set forth in the Disclosure Schedule, no Taking of any portion of any Property or any modification, realignment or relocation of any streets or roadways abutting any Property or denial of access to any Property, from any point of access (public or private), shall have occurred, be pending or to Borrower’s Knowledge, threatened, which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.7.                  Financial Statements.  Borrower shall have delivered to Agent such balance sheets and other financial statements of Borrower as Agent may request.

SECTION 4.8.                  Loan-to-Value Ratio.  The Loan-to-Value Ratio based on the Appraisals shall be no greater than eighty percent (80%) of the stabilized value of the Properties with respect to the entire Loan Amount.

SECTION 4.9.                  Compliance with Other Conditions.  Borrower shall have delivered to Agent evidence that Borrower and Guarantor have complied fully with all other conditions to funding set forth in the Term Sheet.

SECTION 4.10.           [Intentionally Deleted]

SECTION 4.11.           Adverse Conditions; Internal Approval.  Agent shall be satisfied that (i) there is no material adverse condition relating to, and there has been no material adverse change in or affecting, the business, operations, property, condition (financial or otherwise) or prospects of Borrower, any Borrower Partner or Guarantor, (b) there exists no information or other matter affecting the Borrower, any Borrower Partner or Guarantor which is inconsistent in a material and adverse manner with any such information or other matter disclosed to Agent prior to the Closing Date, (c) there has been no material disruption or material adverse change in financial, banking or capital market conditions that could materially impair the sale or syndication of the Loan and (d) there has been no outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, and shall have received all internal underwriting approvals to make the Loan and otherwise pertaining to Borrower and all other relevant parties.

ARTICLE V

INTENTIONALLY DELETED

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan and to induce Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Borrower hereby represents and warrants to Agent and Lenders as follows as of the Closing Date (which representations and warranties shall survive the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf).

SECTION 6.1.                  Due Organization.  Borrower is a limited partnership and Borrower GP is a limited liability company, each duly organized and validly existing under the laws of the state of its formation and Borrower is duly qualified to do business in each State in which a Property is located.  Each of Borrower and Borrower GP has all necessary power and authority to own its properties or interests in Borrower, as applicable, and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which it is a party, and all other agreements and instruments to be executed by Borrower, Borrower GP or Borrower LP, in connection herewith and therewith.  Attached to Borrower’s Certificate is a true and correct organizational chart of Borrower as of the Closing Date.  Other than with respect to the shareholders of Guarantor, there are no direct or indirect owners of any legal or beneficial interest of Borrower that are not set forth on such organizational chart.

SECTION 6.2.                  Due Execution.  This Loan Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered, and all necessary actions have been taken to authorize Borrower to perform its obligations hereunder and thereunder.

SECTION 6.3.                  Enforceability.  This Loan Agreement and the other Loan Documents to which each of Borrower and Guarantor is a party constitute legal, valid and binding obligations of Borrower and Guarantor, respectively, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

SECTION 6.4.                  No Violation.  The consummation of the transactions herein contemplated, the execution and delivery of this Loan Agreement, the other Loan Documents to which Borrower is a party, and all other agreements and instruments to be executed by Borrower in connection herewith and therewith, and the performance by Borrower of its obligations hereunder and thereunder, do not and will not (a) violate any Legal Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Borrower or any Borrower Partner is a party or by which it or any of its properties is bound, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower or any Borrower Partner (except as contemplated by this Loan Agreement and by the other Loan Documents), or (d) violate any provision of the Borrower Partnership Agreement or other organizational documents of Borrower, Borrower LP or Borrower GP.  Neither Borrower nor any Borrower Partner is in default with respect to any Legal Requirement relating to its formation or organization.

SECTION 6.5.                  No Litigation.  Except as set forth in the Disclosure Schedule, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority (a) pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, any Borrower Partner, Guarantor, any Property or any other Collateral or any part thereof (including any condemnation or eminent domain proceeding against any Property, or any part thereof), or (b) pending or, to Borrower’s Knowledge, threatened, which, in either case, affect or might affect the validity or enforceability of any Security Document (or the priority of the Lien thereof), or any of the Loan Documents which, if determined adversely, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.6.                  No Default or Event of Default.  No Event of Default or, to Borrower’s Knowledge, Default has occurred and is continuing.

SECTION 6.7.                  Offsets, Defenses, Etc.  Borrower has no offsets, defenses or counterclaims against its obligations under the Loan Documents, any and all such offsets, defenses and counterclaims, if any, being waived by Borrower.

SECTION 6.8.                  Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or any other Person, whether pursuant to the Leases (including the Wachovia Leases), Permitted Encumbrances or otherwise, that are required in connection with the valid execution, delivery and performance by Borrower of this Loan Agreement, the other Loan Documents and all other agreements and instruments to be executed by Borrower in connection herewith or therewith have been obtained and are in full force and effect.

SECTION 6.9.                  Guarantor Representations.  To Borrower’s Knowledge, the representations, warranties and certifications of Guarantor set forth in the Loan Documents to which Guarantor is a party are true and correct.

SECTION 6.10.           Financial Statements and Other Information.  To Borrower’s Knowledge, all statements of financial condition and related schedules of Borrower, Borrower GP and Guarantor heretofore delivered by Borrower to Agent are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof and have been prepared in accordance with GAAP except as may otherwise be disclosed.  No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof, and without limiting the foregoing, to Borrower’s Knowledge, the aforesaid statements of financial condition and related schedules reflect all direct and contingent liabilities of Borrower, each Borrower Partner and Guarantor as of the Closing Date.  To Borrower’s Knowledge, neither the aforesaid statements of financial condition and related schedules nor any certificate, statement, document or information furnished to Agent, Agent’s Counsel or to any other Person at the request of Agent by or on behalf of Borrower, each Borrower Partner or Guarantor or any Affiliate of Borrower, each Borrower Partner or Guarantor in connection with or related to the transactions contemplated hereby, nor any representation nor warranty in this Loan Agreement or any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

SECTION 6.11.           Full Disclosure.  To Borrower’s Knowledge, as of the Closing Date, there is no material fact pertaining to Borrower, any Borrower Partner, Guarantor, any Property or any other Collateral that Borrower has not disclosed to Agent that would reasonably be expected to have a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety.

SECTION 6.12.           Accounts.  All accounts of Borrower or of any other Person, including Agent, held on behalf of or for the benefit of Borrower which are required to be established pursuant to this Loan Agreement or any other Loan Document and which are not held at Agent, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Schedule 6.12 attached hereto.  Borrower has no other accounts except those held at Agent and those set forth on said schedule.

SECTION 6.13.           Indebtedness.  Borrower is not currently indebted or in contract for any Indebtedness, and is not otherwise liable in respect of any Indebtedness, other than Permitted Indebtedness and is not holding out its credit as being available to satisfy the obligations of any other Person.  Borrower GP is not currently indebted or in contract for any Indebtedness or is otherwise liable in respect of any Indebtedness, other than the Permitted Indebtedness and unsecured trade payables in the ordinary course of Borrower’s business relating to acting as the general partner of Borrower which are paid within thirty (30) days of the date incurred, and no Borrower Partner holding out its credit as being available to satisfy the obligations of any other Person, other than Borrower.

SECTION 6.14.           Insurance Policies.  The Insurance Policies required to be maintained pursuant to this Loan Agreement are in full force and effect.

SECTION 6.15.           Availability of Utilities and Access.  All utility services and facilities necessary for the current operation, use and occupancy of the Properties are available at the boundaries of the Properties, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities.  The Properties have direct physical access to and from at least one public road except as may be otherwise shown on the Surveys or Title Policies.

SECTION 6.16.           No Liens.  Except for the Loan Documents, Operating Agreements, Permitted Encumbrances and Disclosure Schedule, Borrower has not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral.  There exists no Lien on any direct or indirect equity or beneficial interest in any Borrower (other than Liens created pursuant to the Mezzanine Loan Documents to secure the Mezzanine Loan in accordance with this Loan Agreement and the Mezzanine Intercreditor Agreement).

SECTION 6.17.           Compliance with Legal Requirements.  To Borrower’s Knowledge, except as may be set forth in the Property Condition Reports, Environmental Reports and the Zoning Reports, the Legal Requirements, including zoning ordinances and regulations, permit (a) the current operation, use and occupancy of all of the Properties in accordance with the Permitted Encumbrances, the Property Documents and the Leases and (b) the Properties to be restored and such uses to be continued following a Casualty, without need of any variance, special use permit or similar exception.  To Borrower’s Knowledge, except as may be set forth in the Property Conditions Reports, all Operating Permits for the existing use and operation of the Properties, and, to the extent required to have been obtained on or prior to the Closing Date, all Operating Permits for the ownership and operation of the Properties, have been obtained and are in full force and effect and all conditions to the continued effectiveness of such permits have been fully satisfied.  To Borrower’s Knowledge, there are no pending or threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which any Property are subject or any of the Operating Permits, as currently existing, and Borrower, except as set forth in the Property Condition Reports, the Properties and the existing uses thereof comply in all material respects with all Legal Requirements, including all applicable zoning ordinances and regulations and building codes.

SECTION 6.18.           Certain Agreements.  Borrower has delivered to Agent true, correct and complete copies of any Permitted Encumbrances, the Asset Management Agreement, if any, the Property Documents and any Material Operating Agreements.  No default or failure of performance in any material respect by Borrower exists under any Asset Management Agreement, any Material Operating Agreement, any Property Document or Permitted Encumbrance, and, to Borrower’s Knowledge, each of said documents is in full force and effect.  To Borrower’s Knowledge, there are no offsets, claims or defenses to the enforcement by Borrower of the Asset Management Agreement, if any, the Property Documents, any Material Operating Agreement or Permitted Encumbrance presently outstanding and Borrower has not received a notice of default under the Asset Management Agreement, the Property Documents, any Material Operating Agreement or any Permitted Encumbrance.  No Material Operating Agreement, Property Document or Permitted Encumbrance contains any option to purchase or right of first refusal to purchase any of the Mortgaged Properties or any part thereof except as expressly set forth in the Wachovia Leases.  The Asset Management Agreement, if any, is in full force and effect and is valid and enforceable.  Neither the Property Documents nor the Asset Management Agreement, if any, has been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder.  To Borrower’s Knowledge, no default exists, and no grounds for termination, by Borrower or any other party to the Property Documents or the Asset Management Agreement, exist and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a default thereunder the default or violation of which could be reasonably expected to have a Material Adverse Effect or give rise to any right of any party thereto to terminate same.  The Asset Management Agreement, if any, represents the entire agreement between Borrower and Asset Manager with respect to the management of the Properties, and there are no other agreements or representations, written or oral, between Borrower and Asset Manager with respect thereto.  Borrower has obtained all consents necessary to collaterally assign the Asset Management Agreement, if any, to Agent pursuant to the Loan Documents.  The Asset Management Agreement, if any, does not contain any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof.

SECTION 6.19.           Security Documents.  The provisions of each Security Document are effective to create, in favor of Agent for the benefit of itself and Lenders, a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, subject to Permitted Encumbrances, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will constitute a perfected Lien on and security interest in all right, title, estate and interest in the collateral described therein, prior and superior to all other Liens, except as permitted under the Loan Documents.

SECTION 6.20.           Condition of Premises.  Except as disclosed in the Environmental Reports, Property Condition Reports and Disclosure Schedule or otherwise disclosed by Borrower to Agent in writing prior to the Closing Date, to Borrower’s Knowledge, the Properties are in good condition and repair with no material deferred maintenance and there are no patent or latent structural or other defects or deficiencies in any Property.  To Borrower’s Knowledge, no Casualty has occurred with respect to any portion of any Property which has not been fully restored.  To Borrower’s Knowledge, no Casualty has occurred to any portion of any Property and no Taking of any portion of the any Property, or modification, realignment or relocation of any streets or roadways abutting any Property or denial of access to such Property from any point of access (public or private), has occurred or is threatened or pending.

SECTION 6.21.           Brokerage.  Borrower has not dealt with any brokers or “finders” in connection with the Loan other than Cushman & Wakefield Sonnenblick-Goldman, LLC (“Broker”), and no brokerage or “finders” fees or commissions are payable by or to any Person other than Broker, in connection with the Loan.  Borrower has paid in full all fees, commissions and any and all other compensation due to Broker in connection with the transaction on or prior to the Closing Date.

SECTION 6.22.           Encroachments.  Other than as disclosed on the Surveys, no Property encroaches upon any building line, setback line, side yard line, any Permitted Encumbrance or any other recorded easement or any visible easement or other easement of which Borrower has knowledge, except immaterial encroachments which are permitted pursuant to the Permitted Encumbrances currently in effect or shown as exceptions to the Title Policy.

SECTION 6.23.           Foreign Person.  Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.

SECTION 6.24.           Control Person.  Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.

SECTION 6.25.           Margin Stock.  None of the proceeds of the Loan will be used for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

SECTION 6.26.           Government Regulation.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors.  No portion of the assets of Borrower consists of any such margin stock, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.

SECTION 6.27.           ERISA.  None of the assets of Borrower constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101; and Borrower is not nor will it be a “governmental plan” within the meaning of § 3(3) of ERISA.  Borrower has no obligation, contingent or otherwise, with respect to any Pension Plan, Multiemployer Plan or other employee benefit plan within the meaning of § 3(3) of ERISA.  Each employee benefit plan of Borrower that is intended to qualify under § 401 of the IRC does so qualify, and any trust created thereunder is exempt from tax under the provisions of § 401 of the IRC.  Each Pension Plan is in compliance in all material respects with all applicable provisions of ERISA, the IRC and other requirements of applicable law.  There has been no, nor is there reasonably expected to occur any, ERISA Event.  No Pension Plan has any unfunded pension liability that has had or would reasonably be expected to have a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety.  Neither Borrower nor any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the Closing Date from any Multiemployer Plan that has had or would reasonably be expected to have a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety.

SECTION 6.28.           Labor Relations.  Borrower is not a party to any collective bargaining agreement.  To Borrower’s Knowledge, there are no material grievances, disputes or controversies with any union or any other organization of employees at any Property, including employees of Borrower, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

SECTION 6.29.           [Intentionally Deleted]

SECTION 6.30.           Intellectual Property.  As of the Closing Date, to Borrower’s Knowledge, the name for any Property used by Borrower in its marketing material is not a registered trademark.  Borrower shall notify Agent of any trademark used in connection with any Property.  Agent may make any filing, at Borrower’s sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in such trademarks.  To Borrower’s Knowledge, there exists no claim by any Person that contests or questions Borrower’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of any Property substantially in the manner as contemplated to be conducted and operated.  To Borrower’s Knowledge, there are no claims, and to Borrower’s Knowledge, there is no infringement of the rights of any Person, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Borrower.  To Borrower’s Knowledge, there is no infringement by any third party on any rights of Borrower in any of its intellectual property.

SECTION 6.31.           Flood Zone.  Other than as disclosed on the Surveys or in any flood hazard certificate delivered to Agent, neither the Properties nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

SECTION 6.32.           Taxes.  All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a lien on any asset of Borrower, unless such tax, assessment, fee or charge is being contested in accordance with Section 8.8 hereof or by any Lessee in accordance with its Lease.  To Borrower’s Knowledge, there is no material proposed tax assessment against any Property or any basis for such assessment which is material and not being contested in good faith by Borrower through appropriate proceedings after the establishment of appropriate reserves by Borrower therefor with Agent’s reasonable approval.  Each parcel of Land included in each Property is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel.

SECTION 6.33.           Adverse Contracts.  Except for the Leases, Wachovia Master Agreement, Property Agreements, and Loan Documents, to Borrower’s Knowledge, Borrower is not a party to any contract or agreement, or subject to any charter or other restriction, which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.34.           Adverse Claims.  To Borrower’s Knowledge, there are no adverse claims to the title of Borrower in and to the Mortgaged Properties, the other Collateral, the Properties or any rights appurtenant thereto, other than Permitted Encumbrances or matters affirmatively insured over by the Title Company.

SECTION 6.35.           Creditworthiness.  Both before and immediately after entering into each of the Loan Documents to which they are a party, each of Borrower and each Borrower Partner is able to pay its debts and other obligations when due and has a positive net worth.

SECTION 6.36.           Patriot Act.  None of Borrower, any Borrower Partner, Guarantor, any shareholder, member or partner of any Borrower Partner nor any owner of a direct or indirect interest in Borrower or Guarantor (and as to any shareholders of Guarantor and their direct and indirect owners thereof, to Borrower’s Knowledge) (a) is listed on any Government Lists (as defined below), (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity.  For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under

(i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.  For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists”.

SECTION 6.37.           Leases.  Borrower has delivered to Agent a true, correct and complete rent roll for each Property as more particularly described in Schedule 6.37 attached hereto (each a “Rent Roll”, collectively, “Rent Rolls”).  There has been no material change in the leasing status of the Properties since the date of the applicable Rent Roll except, as of any date after the Closing Date, as shown on any updated Rent Roll with respect to such Property delivered to Agent.  Borrower has delivered to Agent true, correct and complete copies of all Leases in effect as of the Closing Date.  Borrower has delivered to Agent a true, correct and complete copy of each lease brokerage and other leasing commission agreement in effect as of the Closing.  Additionally, to Borrower’s Knowledge except as may be set forth in the Disclosure Schedule or any estoppel certificate delivered to Agent pursuant to Section 4.2 hereof, (a) each Lease is a Qualified Lease and is in full force and effect; (b) there are no offsets, claims or defenses to the enforcement of any Lessee’s obligations under the Leases presently outstanding; (c) no portion of any Rent has been paid for any period more than thirty (30) days in advance; (d) the Rent payable under each Lease is the amount of Rent set forth in the applicable Rent Roll, and there is no claim or basis for a claim by the Lessee thereunder for an adjustment to the Rent thereunder; (e) no Lessee has made any claim in writing against Borrower or Manager which remains outstanding that Borrower or Manager is in default under its applicable Lease; (f) no default has occurred by Borrower or, to Borrower’s Knowledge, any Lessee under any Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a default by Borrower or, to Borrower’s Knowledge, any Lessee, has occurred under any Lease; (g) each Lease is the valid, binding and enforceable obligation of Borrower and, to Borrower’s Knowledge, the applicable Lessee thereunder; (h) with the exception of the Excluded Leases, each Lease is subordinate to the Mortgage on the Property or portion thereof leased; (i) all Security Deposits under the Leases are as set forth on the Rent Rolls and are held pursuant to Section 2.18 hereof; (j) except as set forth in the Rent Rolls described in Schedule 6.37 hereof attached hereto, there are no rent abatements or concessions, tenant allowances or other abatements with respect to any Lease; (k) all real estate brokerage commissions relating to the Leases have been paid in full and there are no other real estate brokerage commissions other than as set forth on the Rent Roll; (l) other than the Wachovia Leases, no Lease contains any option to purchase or right of first refusal to purchase any Property or any portion thereof or any part thereof; (m) Borrower (and, if applicable, Asset Manager) are in compliance with all Legal Requirements with respect to all Security Deposits; (n) the Rent Rolls set forth the scheduled expiration date of each Lease; (o) no use restriction contained in any Lease, Permitted Encumbrance or Property Document is violated by any use permitted under any other Lease, any

Permitted Encumbrance or any Property Document; (p) no Wachovia Lease has been assigned or sublet by any Lessee to any Person, except as permitted in such Wachovia Lease (to the extent that any recognition agreement was entered into in connection with any sublease or assignment by the Borrower or its predecessor in interest, a copy of such recognition agreement has been delivered to Agent); (q) except as reflected in the Rent Rolls or provided to Agent in accordance with Section 12.12 hereof, Borrower has not received any Wachovia Termination Notice with respect to any Wachovia Lease; and (r) to Borrower’s Knowledge, no Lessee has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations.

SECTION 6.38.           Special Purpose Entity.  Each of Borrower and Borrower GP is a Special Purpose Bankruptcy Remote Entity.

ARTICLE VII

INTENTIONALLY DELETED

ARTICLE VIII

GENERAL AND OPERATIONAL COVENANTS

SECTION 8.1.                  Financial Statements, Reports and Documents of Borrower.  Borrower shall deliver to Agent each of the following:

(a)                                  Annual Financial Statements.

(i)                                     Within one hundred and twenty (120) days after the close of each fiscal year of Borrower, unaudited financial statements of Borrower for such period, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, contingent liability schedule and any other financial information with respect to Borrower as shall reasonably be required by Agent, in form reasonably acceptable to Agent, prepared in accordance with GAAP.  Such financial statements shall be certified by the chief executive, operating or financial officer of Borrower as being, to such Person’s knowledge, true, correct and complete in all material respects and fairly presenting the financial position of Borrower in all material respects.

(ii)                                  Within one hundred and twenty (120) days after the close of each fiscal year of Guarantor, audited financial statements of Guarantor for such period (which shall include Borrower on a consolidated basis), which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, and contingent liability schedule, in form reasonably acceptable to Agent, prepared in accordance with GAAP consistently applied for all periods, and audited by and accompanied by an opinion thereon by either (i) a so-called “Big Four” public accounting firm (or Schonbraun & McCann), or (ii) an independent certified public accounting firm selected by Guarantor and reasonably acceptable to Agent, which audit shall be unqualified as to the scope of audit and state that such financial statements were prepared in accordance with GAAP, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards.  Such financial statements shall also be certified by the chief executive, operating or financial officer of Guarantor as being, to such Person’s knowledge, true, correct and complete in all material respects and fairly presenting the financial position of Guarantor in all material respects.

(b)                                 Quarterly Financial Statements.

(i)                                     Within forty-five (45) days after the end of each Calendar Quarter, (i) unaudited financial statements of Borrower for such period, which shall include a detailed balance sheet, statement of operations (income and expenses) which shall show actual quarterly and year-to-date Operating Revenues, expenses, capital expenditures, statement of cash flows, statement of changes in members’ or partners’ capital or shareholders’ equity, as applicable, contingent liability schedule and any other financial information with respect to Borrower as shall reasonably be required by Agent, in form reasonably acceptable to Agent, prepared in accordance with GAAP and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete and fairly presenting the financial position of Borrower, and (ii) a certificate from the chief executive, operating or financial officer of Borrower in form reasonably acceptable to Agent setting forth the Net Operating Income, Gross Revenues and Operating Expenses (including all deductions and exclusions referred to in the definitions thereof herein) for such Calendar Quarter on a year-to-date basis, certified by such officer as being, to such Person’s knowledge, true, correct and complete in all material respects and fairly presenting the financial position of Borrower in all material respects.

(ii)                                  Within forty-five (45) days after the end of each Calendar Quarter, (i) unaudited financial statements of Guarantor for such period, which shall include a detailed balance sheet, statement of operations (income and expenses) which shall show actual quarterly and year-to-date Operating Revenues, expenses, capital expenditures, statement of cash flows, statement of changes in members’ or partners’ capital or shareholders’ equity, as applicable, and contingent liability schedule in form reasonably acceptable to Agent, prepared in accordance with GAAP and certified by the chief executive, operating or financial officer of Guarantor as being true, correct and complete and fairly presenting the financial position of Guarantor, and (ii) a certificate from the chief executive, operating or financial officer of Guarantor in form reasonably acceptable to Agent setting forth the Net Operating Income, Gross Revenues and Operating Expenses (including all deductions and exclusions referred to in the definitions thereof herein) for such Calendar Quarter on a year-to-date basis, certified by such officer as being, to such Person’s knowledge, true, correct and complete in all material respects.

(c)                                  Quarterly Reports.  As soon as practical, but in any event no later than forty-five (45) days after the end of each Calendar Quarter, a rent roll/occupancy summary for each Property and leasing status report (including, aging schedules, tenant receivables and tenant defaults, in each case, if any), in each case for such Calendar Quarter, and in form reasonably acceptable to Agent.  Such reports shall be certified by the chief executive, operating or financial officer of Borrower as being, to such Person’s knowledge, true, correct and complete in all material respects.

(d)                                 Compliance Certificates.

(i)                                     Within forty-five (45) days after the end of each Calendar Quarter, a certificate executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such), stating that (i) a review of the activities of Borrower and the Properties during the period that is the subject of such certificate has been made under his or her supervision, (ii) to his or her knowledge based upon the foregoing review and other information of which he or she is aware, Borrower is in compliance with all financial covenants under the Loan Agreement, and there exists no Default or Event of Default as of the date of such certificate or, if any such event shall have occurred, specifying the nature and status thereof and (iii) if such Calendar Quarter is the last Calendar Quarter of any Assessment Period, the Debt Service Coverage Ratio for such Assessment Period together with supporting calculations;

(ii)                                  At least five (5) days before each Wachovia Termination Event Determination Date, a certificate executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such), accompanied by supporting calculations showing Debt Service Coverage Ratio as of the end of the most recent Assessment Period assuming that the Property or portion thereof which is the subject of such Wachovia Termination Event was not included in the definition of “Property” under the Loan Agreement during such Assessment Period (except to the extent such Property or portion thereof is subject to a new Qualified Lease), stating that (i) a review of the activities of Borrower and the Properties during the period that is the subject of such certificate has been made under his or her supervision and (ii) to his or her knowledge based upon the foregoing review and other information of which he or she is aware, Borrower and is in compliance with all financial covenants under the Loan Agreement, and there exists no Default or Event of Default as of the date of such certificate or, if any such event shall have occurred, specifying the nature and status thereof;

(iii)                               If a Cash Sweep Condition exists, then on or before each Assessment Period Determination Date that Borrower shall elect, a certificate executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such), showing the Debt Service Coverage Ratio for the applicable Assessment Period together with supporting calculations; and

(iv)                              Within forty-five (45) days after the last day of each Calendar Half, a certificate executed by the chief executive, operating or financial officer of Guarantor setting forth (i) the Tangible Net Worth of Guarantor and (ii) the Liquidity of Guarantor, in each case, as of the end of such Calendar Half, certified by such officer as being, to such Person’s knowledge, true, correct and complete in all material respects.

(e)                                  Notices by Governmental Authorities.  Promptly upon receipt of same, true and complete copies of any official notice, claim or complaint by any Governmental Authority pertaining to Borrower, any Borrower Partner, Manager or Guarantor, any Property, the Collateral, Borrower’s rights or obligations under any Lease or Permitted Encumbrance, or any license, permit or approval obtained by Borrower, in each case which would reasonably be expected to have a Material Adverse Effect, including any notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance, restrictive covenant, fire ordinance, building code provision, or other Legal Requirement and any notice of any Taking or other eminent domain action or proceeding affecting or threatened against any portion of the Properties.

(f)                                    Annual Budgets.  As soon as available and in any event within fifteen (15) days prior to the end of each calendar year, a copy of the proposed operating budget and capital budget for each Property, for the following calendar year, including any amendments to the proposed operating budget within ten (10) days after the preparation thereof.

(g)                                 Income Tax Returns.  Within thirty (30) days after the filing thereof, true and correct copies of the federal income tax returns of Borrower and Guarantor, including all schedules, exhibits and attachments thereto or other documents filed together with such returns.

(h)                                 Management.  Within five (5) Business Days of Borrower’s receipt or giving of same, a copy of all statements and reports, if any, provided to or by Borrower pursuant to the Asset Management Agreement and any material notice given under, pursuant to or in connection with any Management Agreement.

(i)                                     Notification by Borrower.  The following notifications:

(i)                                     promptly upon Borrower’s obtaining knowledge thereof, any litigation or proceeding before any Governmental Authority or any mediation or arbitration with respect to Borrower, any Borrower Partner, Guarantor, any Property, the Collateral, Borrower’s rights or obligations under any Lease or Permitted Encumbrance, or any license, permit or approval obtained by Borrower or the Liens securing the Obligations, including any challenge to or appeal of any Operating Permit or zoning applicable to such Property, specifying the nature and status thereof, and any material determinations in all such litigation, proceedings, mediations and arbitrations, in each case with respect to the foregoing which are applicable to a Guarantor, if determined adversely, to the extent same would reasonably be expected to have a Material Adverse Effect;

(ii)                                  promptly upon the occurrence thereof, any material change in any material fact or circumstance represented or warranted in this Loan Agreement or any of the other Loan Documents, or occurrence of any event or circumstance, in each case which would reasonably be expected to have a Material Adverse Effect;

(iii)                               within three (3) Business Days after the occurrence thereof, of any acceleration of any Indebtedness of Borrower;

(iv)                              within five (5) Business Days after the occurrence thereof, of any name change or change in fiscal year for Borrower;

(v)                                 within five (5) Business Days after the occurrence thereof, a copy of any amendment to the Borrower Partnership Agreement or any other organizational document, of Borrower or Borrower GP, and promptly following Agent’s request, an updated organizational chart of the Borrower in the form attached to the Borrower’s Certificate;

(vi)                              promptly upon Borrower’s obtaining knowledge thereof, any breach, default or failure of performance by any party under, or any notice that a party has challenged or denied the validity or enforceability of the Permitted Encumbrances, any Material Operating Agreement, the Asset Management Agreement or any other material agreement, contract, or other instrument to which Borrower is a party or by which any of its properties are bound, in each case that has or would reasonably be expected to have a Material Adverse Effect;

(vii)                           promptly after receipt of notice of the same from any Person, any claim which would reasonably be expected to have a Material Adverse Effect against or affecting Borrower, Borrower GP, Guarantor, any Property, the Collateral, Borrower’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower or the Liens securing the Obligations;

(viii)                        [Intentionally Deleted];

(ix)                                (i) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, that alone or in combination with any other ERISA Event that has occurred and is continuing, has or would reasonably be expected to have a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety, written notice describing such event; (ii) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under IRC Section 412 has been filed with respect to any Pension Plan or Multiemployer Plan, a written statement of Borrower describing such ERISA Event or waiver request and the action, if any, Borrower and ERISA

Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; (iii) within thirty (30) days after Borrower or any ERISA Affiliate knows or has reason to know that there has been a material increase in the unfunded pension liability of any Pension Plan, notice of such occurrence; (iv) simultaneously with the date that Borrower or any ERISA Affiliate files a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and (v) within ten (10) days after Borrower or any ERISA Affiliate adopts a new Pension Plan or becomes obligated to contribute to a Multiemployer Plan, written notice describing same; and

(x)                                   within five (5) Business Days after the occurrence thereof, a copy of any notice received under the Wachovia Leases and the Wachovia Master Agreement, including, any Wachovia Termination Notices.

(j)                                     Notice Regarding Contracts.  Promptly following the occurrence thereof, notification of any material changes in any Material Operating Agreement.

(k)                                  [Intentionally Deleted]

(l)                                     Estoppel Certificates.  Within ten (10) Business Days after request therefor from Agent, Borrower will deliver to Agent a certificate executed by Borrower, stating the amount due under the Note and this Loan Agreement and to the effect that as of the date of such certificate, that, to Borrower’s Knowledge, no Default or Event of Default has occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, describing in reasonable detail each such Default or Event of Default and the action, if any, taken or being taken to cure the same, and such other information regarding the Loan, any Property and Borrower as Agent reasonably requests.

(m)                               Account Statements.  Promptly following Borrower’s receipt of the same, monthly statements with respect to each Account from the bank or other depositary institution where such Account is held showing all deposits therein and checks or withdrawals therefrom; and from time to time, such other information regarding the Accounts as Agent may request; provided, however, if pursuant to any Account Agreement, including the Cash Management Agreement, the bank or other depositary institution thereunder is obligated to provide the foregoing statement, then Borrower shall only be obligated to provide such statement promptly following the request of Agent therefor.

(n)                                 Other Information.  Promptly upon Agent’s request and at Borrower’s sole cost and expense, such other information concerning the business, properties, or financial condition of Borrower and Guarantor, including the performance of their obligations under the Loan Documents, as Agent shall reasonably request.

SECTION 8.2.                  Marketing, Management, Maintenance and Repairs.

(a)                                  With the exception of the Asset Management Agreement in effect on the Closing Date, Borrower shall not enter into an Asset Management Agreement without the prior consent of Agent.  Without limiting the foregoing, if Borrower shall enter into an Asset Management Agreement, Borrower shall, concurrently with the execution thereof, deliver to Agent an agreement with respect to same (a “Asset Manager Subordination Agreement”) substantially in the form of Exhibit H attached hereto executed by Asset Manager pursuant to which Asset Manager shall, among other things, subordinate its rights thereunder to the Loan Documents, in form and content reasonably acceptable to Agent.  Borrower shall keep the Asset Management Agreement, if any, in full force and effect and shall not, without the prior consent of Agent, surrender, terminate or cancel the Asset Management Agreement.  Borrower shall not modify, amend or supplement any term or provision of the Asset Management Agreement, enter into any agreement in substitution for the Asset Management Agreement, or consent to the assignment of the Asset Management Agreement without, in each instance, Agent’s prior consent.  Borrower shall comply in all material respects with all terms of the Asset Management Agreement.  After the occurrence of an Event of Default or a default by Asset Manager under the Asset Management Agreement beyond the expiration of any applicable notice and grace periods thereunder, Agent shall have the right (i) to terminate or require that Borrower terminate, the Asset Management Agreement and (ii) require Borrower upon such termination to engage a replacement manager acceptable to Agent pursuant to a replacement asset management agreement acceptable to Agent.

(b)                                 With the exception of the current Property Sub-Management Agreement, Borrower shall not enter into a Property Sub-Management Agreement without the prior consent of Agent which approval shall not be unreasonably withheld.  Without limiting the foregoing, if Borrower shall enter into a new Property Sub-Management Agreement, Borrower shall, concurrently with the execution thereof, deliver to Agent an agreement with respect to same (a “Property Sub-Manager Subordination Agreement”) substantially in the form of Exhibit I attached hereto executed by Property Sub-Manager pursuant to which Property Sub-Manager shall, among other things, subordinate its rights thereunder to the Loan Documents, in form and content reasonably acceptable to Agent, provided that Property Sub-Manager Subordination Agreements shall not be required for Property Sub-Management Agreements existing as of the Closing Date.  Borrower shall keep the Property Sub-Management Agreement, if any, in full force and effect and shall not, without the prior consent of Agent, surrender, terminate or cancel the Property Sub-Management Agreement.  Borrower shall not modify, amend or supplement any term or provision of the Asset Management Agreement, enter into any agreement in substitution for the Property Sub-Management Agreement, or consent to the assignment of the Property Sub-Management Agreement without, in each instance, Agent’s prior consent which shall not be unreasonably withheld.  Borrower shall comply in all material respects with all terms of the Property Sub-Management Agreement.  After the occurrence of an Event of Default or a default by Property Sub-Manager under the Property Sub-Management Agreement beyond the expiration of any applicable notice and grace periods thereunder, Agent shall have the right (i) to terminate or require that Borrower terminate, the Property Sub-Management Agreement and (ii) require Borrower upon such termination to engage a replacement manager acceptable to Agent pursuant to a replacement management agreement acceptable to Agent.

(c)                                  Subject to the rights of any Lessee under any Qualified Lease, Borrower shall, and shall cause the Asset Manager to, cause the Properties to be operated as office buildings with ancillary retail or branch bank uses and operated, maintained and managed at all times and in the manner and in accordance with Comparable Building Standards and ordinary wear and tear excepted, provided that, if a Lessee is required under a Qualified Lease to perform any of the covenants herein, Borrower shall be in compliance with its covenants in this Section 8.2(c) for so long as Borrower is enforcing such Lease in a commercially reasonable manner, including, if commercially reasonable and permitted by applicable law and pursuant to the terms of the Lease, exercises self-help.

(d)                                 Borrower shall not commit or permit any physical waste or deterioration (other than ordinary wear and tear of or to any Property or the improvements and structures and equipment thereon.  Subject to the rights of any Lessee under a Qualified Lease, Borrower shall promptly, diligently and continuously restore, replace or rebuild or cause to be restored, replaced or rebuilt any part of the improvements, structures and equipment on any Property damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Loan Documents and the Permitted Encumbrances, provided that, if a Lessee is required under a Qualified Lease to perform any of the covenants herein, Borrower shall be in compliance with its covenants in this Section 8.2(d) for so long as Borrower is enforcing such Lease in a commercially reasonable manner including, if commercially reasonable and permitted by applicable law and pursuant to the terms of the Lease, exercises self-help.  Borrower shall promptly replace, or caused to be replaced, any part of any of the Property taken by theft to the extent necessary to comply with the provisions of this Section 8.2(d).

SECTION 8.3.                  Inspection of the Properties and Books and Records.

(a)                                  Subject to the rights of Lessees under Qualified Leases, Borrower will permit Agent, any Lender and any construction consultant retained by Agent or designated representatives of any of them, to enter upon and inspect any Property, or any part of the foregoing, in an emergency and at all other times during normal business hours and upon reasonable notice, with free access to inspect or examine any Property, including the construction of the Tenant Improvements.  At Borrower’s expense, Borrower will permit Agent and its consultants to review, inspect and examine the following:

(i)                                     all materials and shop drawings pertaining to the construction of the Tenant Improvements, to the extent in Borrower’s possession or accessible through the Asset Manager;

(ii)                                  any contracts, bills of sale, statements, receipts, books, vouchers and records, pertaining to the construction of the Tenant Improvements, to the extent in Borrower’s possession or accessible through the Asset Manager;

(iii)                               all work done, labor performed or materials furnished in and about any Property or stored or otherwise located off-site in connection with the construction of the Tenant Improvements, to the extent in Borrower’s control, or accessible through the Asset Manager; and

(iv)                              any other documents which are related to the construction of the Tenant Improvements, to the extent in Borrower’s possession or accessible through the Asset Manager.

To the extent not located on such Property, Borrower shall make the materials referred to in clauses (i), (ii) and (iv) available to Agent at the offices of the Asset Manager or the applicable Property Sub-Manager or otherwise in New York, New York.

(b)                                 Borrower, at its expense, promptly will provide Agent and its consultants with copies of any of the drawings and other materials referred to in clauses (i), (ii) and (iv) of Section 8.3(a) hereof as Agent and such consultants may from time to time reasonably request.  Borrower will make its representatives available to meet with Agent or such consultants or any designated representative of either upon reasonable notice at the applicable Property or in New York, New York, to discuss Borrower’s affairs, finances and accounts relating to the construction of the Tenant Improvements, and Borrower, will reasonably cooperate, and take all reasonable steps to cause all of Borrower’s contractors to cooperate with Agent or any designated representative of either with respect to the foregoing.

(c)                                  Agent shall have no duty to make any inspection nor shall Agent incur any liability or obligation for not making any such inspection or, once having undertaken any such inspection, for making the inspection, not making the same carefully or properly, or for not completing the same; nor shall the fact that such inspection may not have been made by Agent relieve Borrower of any obligations that it may otherwise have under the Loan Documents.  Agent shall not hinder and shall take reasonable steps not to interfere and to advise its agents and representatives not to interfere with ongoing operations and/or construction activity at any Property.

(d)                                 Borrower shall at all times keep or cause to be kept reasonably complete and accurate books, records and accounts of its material transactions.  At Borrower’s expense, Borrower shall permit any representative of Agent, at all reasonable times during normal business hours upon reasonable notice, to examine and copy the books and records of Borrower, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied to Borrower, or otherwise in Borrower’s possession or access them through the Asset Manager for the construction, reconstruction, maintenance, operation and repair of any Property.

SECTION 8.4.                  Compliance with Legal, Insurance and Contractual Requirements.

(a)                                  Subject to Borrower’s right to contest as set forth in Section 8.8 hereof, Borrower, at its sole cost and expense, shall comply in all material respects and cause compliance of the Properties in all material respects and the construction, use, occupancy, possession, operation, management, maintenance and ownership thereof, with all Legal Requirements and all Insurance Requirements, whether or not compliance therewith shall require changes in, or interfere with the use and enjoyment of, the Properties or any part thereof.  Borrower shall preserve and maintain all of its rights, privileges and Operating Permits necessary to fully operate the Properties in accordance with Section 8.2 hereof.  Agent shall not have any obligation or responsibility whatsoever for any matter incident to any Property, the construction of any part of the Properties or the maintenance and operation of the Properties.  Borrower agrees that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities required for the construction of the Properties, the operation and maintenance of the Properties and otherwise in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby (other than routine construction and occupancy permits which are not appropriate or necessary for the stages of construction in question) will be obtained when required.  Notwithstanding the foregoing, Borrower shall be compliance with the foregoing covenants to the extent that any Lessee is obligated to perform such covenants pursuant to a Qualified Lease and Borrower is enforcing such Lease is a commercially reasonable manner, including, if commercially reasonable and permitted by applicable law and pursuant to the terms of the Lease, exercises self-help.

(b)                                 Borrower, at its sole cost and expense, shall comply in all material respects with all of its covenants, obligations, agreements and undertakings under the material Property Documents, the Permitted Encumbrances and the Material Operating Agreements, and make all commercially reasonable efforts to secure the performance of the obligations of the other parties thereto and to enforce its rights thereunder, including, if commercially reasonable and permitted by applicable law and pursuant to the terms of the Lease, exercises self-help.  Borrower shall keep in full force and effect and not terminate, cancel, surrender, modify, amend or enter into any agreement in substitution for any brokerage or other leasing commission agreement, any Permitted Encumbrance, any Property Document or any Material Operating Agreement, in each case without the prior consent of Agent.

(c)                                  Borrower, at its sole cost and expense, shall comply and cause compliance with all rights of way or use, declarations or transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, Leases, servitudes, easements and other encumbrances affecting or forming a part of any of the Mortgaged Properties or any portion thereof, and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of Borrower under the terms thereof.  Borrower shall not take any action which results in a forfeiture or termination of the rights afforded to Borrower under any such instruments.  Borrower shall make all reasonable efforts to secure the performance of the obligations of the grantors or other parties thereto and to enforce Borrower’s rights thereunder.  Borrower shall not, without the prior consent of Agent, modify, amend or enter into any agreement in substitution for any such instruments.

SECTION 8.5.                  Appraisals.  Agent shall have the right to cause an Appraisal or Appraisal Update of any Property to be performed at Borrower’s sole cost and expense (a) at any time that Agent reasonably determines that an Appraisal or Appraisal Update is required by any law or regulation, (b) at any time that a Default or an Event of Default has occurred and is continuing, (c) with respect to any affected Major Property, at any time a Wachovia Termination Event has occurred with respect to more than fifty percent (50%) of the net leaseable space at the applicable Property (and then, only the cost of an Appraisal Update), or (d) at any time that the credit rating of Wachovia has been downgraded by any Rating Agency by at least two (2) grades and thereafter by one (1) grade (and then, only the cost of an Appraisal Update); provided, however, (i) in no event shall Borrower be obligated to pay the cost and expense of more than an aggregate of three (3) Appraisals and Appraisal Updates for each Property during the Term and (ii) any other Appraisals or Appraisal Updates shall be at Lenders’ cost and expense.  Borrower shall reasonably cooperate with Agent and any such appraiser and their agents and employees in connection with Appraisals and Appraisal Updates.

SECTION 8.6.                  Payment of Impositions.  Subject to Borrower’s right to contest in accordance as set forth in Section 8.8 hereof, Borrower shall pay or cause to be paid all Impositions on or before the delinquency thereof and in any event before any fine, penalty, interest or cost may be added for non-payment (provided that Borrower shall not be in breach of the foregoing obligation if any Lessee is required to make such payment under a Qualified Lease and Borrower is enforcing such obligation in a commercially reasonable manner, or if consistent with management standards, exercises self-help).  Borrower promptly shall deliver to Agent after payment of any Imposition and at other times, upon request, copies of official receipts or other evidence satisfactory to Agent evidencing the payment of the Impositions.  Borrower shall not claim or demand or be entitled to any credit or credits on account of the Obligations for any Imposition or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of any Mortgaged Property, the Collateral or any part thereof, by reason of any Mortgage or the Obligations.

SECTION 8.7.                  Liens and Encumbrances; Ownership of Collateral.  Liens and Encumbrances; Ownership of Collateral.  Subject to Section 2.17 hereof, Borrower shall at all times be the absolute and sole owner of, and have good, legal and beneficial title to, the Properties in fee simple absolute.  Borrower shall at all times be the sole and absolute owner of and have legal and beneficial title to the other Collateral, free and clear of any Lien except the Permitted Encumbrances and the Loan Documents.  In furtherance of the foregoing, (a) Borrower shall not make, grant, modify or terminate any rights of way or use, declarations, transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances over, under or on any Land or Improvements or any portion thereof, without the prior consent of Agent and (b) Borrower shall not directly or indirectly create or permit or suffer to be created any Lien on Borrower’s interest in any Collateral or any part thereof, other than the Permitted Encumbrances, the Loan Documents.  Borrower shall not directly or indirectly suffer or permit, and shall promptly discharge or cause to be discharged, any Lien on any portion of the Collateral or any other Property owned by Borrower.

SECTION 8.8.                  Permitted Contests.  With respect to any Property, after prior written notice to Agent and provided no First Tier Default or Event of Default shall then exist, Borrower, at its sole cost and expense, may contest, or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement and defer the payment thereof or compliance therewith, subject, however, to the following conditions:

(a)          such proceedings shall suspend the collection of such Imposition from Borrower, Agent, Lenders and such Mortgaged Property and other Collateral;

(b)         neither such Mortgaged Property, the other Collateral, any Rents nor any part thereof or interest therein, in the judgment of Agent, would be in any danger of being sold, forfeited, terminated, canceled or lost in any material respect as a result of such non-payment;

(c)          such contest shall operate to prevent the enforcement of such Legal Requirement, Borrower would not be in danger of criminal liability for failure to comply therewith and neither Agent nor any Lender would be in danger of any civil or criminal liability for failure to comply therewith;

(d)         Borrower shall have furnished such security, if any, as may be required in the proceedings or as may be requested by Agent to ensure the payment of any Imposition or the compliance with any Legal Requirement or Insurance Requirement, as the case may be, together with any interest or penalties which may become due in connection therewith;

(e)          the payment of any sums required to be paid under this Loan Agreement and the other Loan Documents (other than any unpaid Imposition at the time being contested in accordance with this Section 8.8) shall not be interfered with or otherwise affected;

(f)            in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not affect the validity or effectiveness of any insurance required to be maintained by Borrower under Section 8.11 hereof; and

(g)         Borrower complies with any and all conditions or requirements set forth in any Lease or other agreement to which Borrower is a party or pursuant to which such Property is bound with respect to such contest;

provided, that, the conditions set forth in clauses (a), (c), (d), (e) and (g) shall not be conditions to a permitted contest pursuant to this Section 8.8 if Borrower pays and otherwise complies with such Imposition, Legal Requirement or Insurance Requirement.  If any of the foregoing conditions are not or become unsatisfied or any contest is discontinued, Borrower shall comply with such contested Legal Requirement and pay such contested Imposition.  Notwithstanding anything to the contrary herein or in any other Loan Documents, the foregoing shall not limit the rights of any Lessee under any Qualified Lease to contest any Legal Requirement or Imposition to the permitted pursuant to such Lease (and the obligation of Borrower to cooperate with respect thereto) provided that such Lessee complies with the terms and conditions of such Qualified Lease in all material respects and provided further that Borrower shall comply or cause compliance with such Legal Requirement if Borrower, Agent or any Lender would be in danger of criminal or civil liability or forfeiture for failure to comply therewith and a Material Adverse Effect could reasonably be expected to arise from such noncompliance.

SECTION 8.9.                  Alterations.  Without the prior consent of Agent, Borrower shall not alter or add to any Property (except for maintenance and repairs in the ordinary course of Borrower’s business) if the cost of such alterations and additions (excluding maintenance and repairs in the ordinary course of Borrower’s business), considered on an aggregate basis with all related alterations additions to such Property during the immediately preceding twelve (12) month period, is in excess of the Project Cost Threshold; provided, however, such consent shall not be required in connection with any alterations, addition or repairs required by law or pursuant to any Qualified Lease or any maintenance or repair in the ordinary course of Borrower’s business.  Any alterations to any Property by Borrower shall be prosecuted with diligence and continuity in a first class workmanlike manner in accordance with the terms of this Loan

Agreement.  Agent’s approval shall not be required with respect to any alterations by Wachovia as a Lessee, if Wachovia is permitted to do so without Lessor’s prior approval pursuant to any Wachovia Lease and/or the Wachovia Master Agreement; provided, however, at the request of Agent, Borrower shall provide copies of all documentation required to be supplied by Wachovia to Lessor under such Wachovia Lease.

SECTION 8.10.           Leases.

(a)                                  With respect to each Property, except as set forth in Sections 8.10(c) and (d) hereof, Borrower shall not enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under, or otherwise supplement any Non-Wachovia Lease without Agent’s prior consent.

(b)                                 Without limiting Section 8.10(a) hereof, with respect to each Property, Borrower shall not do the following:

(i)                                     enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under, or otherwise supplement any Wachovia Lease without Agent’s prior consent;

(ii)                                  take any action which would limit or reduce the rights of Agent as Designated Portfolio Lender; and

(iii)                               unless in connection with a Release in accordance with Section 2.17 hereof, cause or permit any Wachovia Lease to be re-classified as a “Non-Integrated Lease” (as such term is defined in the Wachovia Master Agreement).

(c)                                  With respect to each Property, Borrower may, without the prior consent of Agent, enter into, amend, modify, or otherwise supplement a Non-Wachovia Lease which demises (when taken together with other Leases of any Property or portion thereof entered into by such Lessee or Affiliates thereof) less than the greater of (i) an aggregate amount of 10,000 net rentable square feet of space or (ii) twenty percent (20%) or more of the net rentable square feet of space in such Property; provided, that all of the following conditions are satisfied:

(i)                                     no First Tier Default or Event of Default shall have occurred and be continuing when such Lease, amendment or supplement is entered into;

(ii)                                  the proposed Lease is entered into in an arm’s-length transaction in the ordinary course of business with a Lessee that is not an Affiliate of and/or Controlled by Borrower, any Borrower Partner or Guarantor;

(iii)                               the proposed Lessee is creditworthy in the context of its obligations under the proposed Lease;

(iv)                              the monthly base rent and other financial terms of the proposed Lease shall not be less than the prevailing market rates in the location of the

Property for leases of similar amounts of space, length of term and use of space and located in buildings consistent in character, quality and location with the Property and the other terms of proposed Lease are otherwise commercially reasonable;

(v)                                 the proposed Lease does not contain any purchase options or right to purchase any part of such Property or the Collateral;

(vi)                              the proposed Lease does not violate any other Leases;

(vii)                           the execution of the proposed Lease does not violate the terms, provisions or covenants of any of the Permitted Encumbrances; and

(viii)                        the proposed Lease complies with Section 8.10(k) hereof.

(d)                                 With respect to each Property, and without limiting Section 8.10(c) hereof, Borrower may, without the prior consent of Agent, enter into, amend, modify, or otherwise supplement a Non-Wachovia Lease which demises (when taken together with other Leases of any Property or portion thereof entered into by such Lessee or Affiliates thereof) less than the greater of (i) an aggregate amount of 35,000 net rentable square feet of space or (ii) forty percent (40%) or more of the net rentable square feet of such Property; provided, that all of the following conditions are satisfied:

(i)                                     no First Tier Default or Event of Default shall have occurred and be continuing when such Lease, amendment or supplement is entered into;

(ii)                                  the proposed Lease is entered into in an arm’s-length transaction in the ordinary course of business with a Lessee that is not an Affiliate of and/or Controlled byBorrower, any Borrower Partner or Guarantor;

(iii)                               the proposed Lessee is creditworthy in the context of its obligations under the proposed Lease;

(iv)                              the monthly base rent and other financial terms of the proposed Lease shall not be less than the prevailing market rates in the location of the Property for leases of similar amounts of space, length of term and use of space and located in buildings consistent in character, quality and location with the Property and the other terms of proposed Lease are otherwise commercially reasonable;

(v)                                 the proposed Lease has a minimum initial term of five (5) years (with no early termination clause that would reduce the term to less than five (5) years);

(vi)                              the proposed Lease does not contain any purchase options or right to purchase any part of such Property or the Collateral;

(vii)                           the proposed Lease does not violate any other Leases;

(viii)                        the execution of the proposed Lease does not violate the terms, provisions or covenants of any of the Permitted Encumbrances; and

(ix)                                the proposed Lease complies with Section 8.10(k) hereof.

(e)                                  Without limiting Section 8.10(a) hereof, Borrower shall deliver to Agent a copy of any Lease, and any amendment, modification or supplement thereof within five (5) Business Days after the execution and delivery thereof.

(f)                                    In the event that Borrower requests Agent’s consent under Section 8.10(a) through (d) hereof in accordance with the following requirements, such consent shall be deemed given if Agent has not provided Borrower with notice of whether Agent is giving or denying the requested consent, or requesting additional information which Agent determines is necessary to analyze and evaluate such request (in such case, Borrower shall promptly furnish such additional information and shall be required to once again comply with the provisions of this Section 8.10(f), including the sending of a First Section 8.10 Request Notice and a Second Section 8.10 Request Notice within the applicable time periods set forth in this Section 8.10), within seven (7) Business Days after Borrower’s submission to Agent of a Second Section 8.10 Request Notice:

(y)                                 Borrower shall send a notice (a “First Section 8.10 Request Notice”) to Agent requesting such consent, comply with the following requirements:

(A)                              Such request shall contain in boldface conspicuous type at the beginning of such notice the following text:

“THIS IS A FIRST SECTION 8.10 REQUEST NOTICE BEING DELIVERED PURSUANT TO SECTION 8.10 OF THE LOAN AGREEMENT BETWEEN FIRST STATES INVESTORS 3300 B, L.P., AS BORROWER AND PB CAPITAL CORPORATION, AS AGENT, AND THE LENDERS PARTY THERETO.  FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL TRIGGER A SECOND NOTICE IN ACCORDANCE WITH CLAUSE (z) OF SECTION 8.10(f) OF SUCH  LOAN AGREEMENT.  FAILURE TO RESPOND TO SUCH SECOND REQUEST SHALL BE DEEMED TO BE A CONSENT TO THE SUBJECT OF THE REQUEST SET FORTH HEREIN”;

(B)                                Borrower shall in good faith contact (telephonically or by e-mail) the asset manager at Agent known to Borrower as having primary responsibility for the Loan and/or the relationship with Borrower and advise such Person that such request is being made and the consequence of Agent’s failure to respond to such request; and

(C)                                Such request shall be accompanied by a term sheet describing the proposed Lease, amendment, supplement or other action for which consent has been requested,  and all other items reasonably necessary for Agent to determine whether such consent should be given or withheld,

(z)                                   Borrower shall send a second notice (a “Second Section 8.10 Request Notice”) to Agent no earlier than ten (10) Business Days, but not later than twenty five (25) Business Days, after the date that the applicable First Section 8.10 Request Notice was delivered to Agent, which notice shall comply with the following requirements:

(A)                              Such request shall contain in boldface conspicuous type at the beginning of such notice the following text:

“THIS IS A SECOND SECTION 8.10 REQUEST NOTICE BEING DELIVERED PURSUANT TO CLAUSE (z) OF SECTION 8.10(f) OF THE LOAN AGREEMENT BETWEEN FIRST STATES INVESTORS 3300 B, L.P., AS BORROWER AND PB CAPITAL CORPORATION, AS AGENT, AND THE LENDERS PARTY THERETO, AND THE LENDERS PARTY THERETO.  FAILURE TO RESPOND WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE A CONSENT TO THE SUBJECT OF THE REQUEST SET FORTH HEREIN”;

(B)                                Such request shall attach the applicable First Section 8.10(a) Request Notice;

(C)                                Borrower shall in good faith contact (telephonically or by e-mail)  the asset manager at Agent known to Borrower as having primary responsibility for the Loan and/or the relationship with Borrower and advise such Person that such request is being made and the consequence of Agent’s failure to respond to such request; and

(D)                               Such request shall be accompanied by a term sheet describing the proposed Lease, renewal, modification, renewal or other action for which consent has been requested to which such consent is being requested and all other items reasonably necessary for Agent to determine whether such consent should be given or withheld.

Notwithstanding the foregoing, the sending of a First Section 8.10 Request Notice or a Second Section 8.10 Request Notice shall not limit Borrower’s obligations to promptly deliver any additional information which Agent determines is necessary to analyze and evaluate the request made by Borrower in such notices.

(g)                                 Borrower shall faithfully keep and perform its obligations under the Leases in all material respects and shall not permit any Lessee to prepay Rents pursuant to the terms of any Lease other than the usual prepayment of Rent as would result from the acceptance on the first day of each month of the Rent for the ensuing month, according to the terms of any Leases.  Borrower shall promptly (i) notify Agent, in writing, of any material defaults (beyond any applicable notice and cure periods) by any Lessee or Lease guarantor after Borrower becomes aware of the same and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from any Lessee or Lease guarantor to Borrower or from Borrower to any Lessee or Lease guarantor.

(h)                                 Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, any Leases and Lease guaranties or the obligations, duties, or liabilities of Borrower or any Lessee or any Lease guarantor thereunder.  Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear.

(i)                                     Borrower shall use commercially reasonable efforts to enforce or secure the performance of the obligations of the Lessees and Lease guarantor.  Without Agent’s prior consent, which shall not be unreasonably withheld where (x) the amount of such obligations does not exceed $250,000 or (y) the aggregate amount of net rentable square feet does not exceed 10,000 net rentable square feet and is otherwise undertaken in the ordinary course of Borrower’s business, Borrower shall not waive, discount, set-off, compromise, or in any manner release or discharge any Lessee or Lease guarantor of and from any obligations, covenants, conditions, and agreements by said Lessee and Lease guarantor to be kept, observed, and performed, in the manner and at the place and time specified in the applicable Lease and Lease guaranty.

(j)                                     Borrower shall not, and shall not allow any Person on behalf of Borrower, to enter into any agreement with any Person to pay leasing commissions with regard to any Lease which agreement is not expressly made subordinate to Agent’s rights, interests and claims under the Loan Documents.

(k)                                  All Leases entered into by Borrower shall be made expressly subject and subordinate to the applicable Mortgage and the terms and provisions thereof and shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom upon its written demand in the event Agent or such purchaser succeeds to the interest of Borrower under such Leases.  Each Lease guaranty shall provide that it shall remain in full force and effect, and that guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon attornment by the Lessee.  Upon request of Borrower, Agent will enter into subordination, non-disturbance and attornment agreements with respect to Qualified Leases entered into after the Closing Date which require Agent’s consent hereunder in substantially the form attached hereto as Schedule 8.10 hereof.

(l)                                     Borrower shall pay all expenses of Agent, including Agent’s Counsel Fees, incurred in connection with the review of any proposed Lease, amendment, modification, waiver, supplement, termination or surrender under this Section 8.10.

SECTION 8.11.           Required Insurance.

(a)                                  Required Coverage.  In addition to any insurance required to be maintained by Borrower pursuant to the Asset Management Agreement, the Property Documents or the Leases, Borrower, at its sole cost and expense, shall maintain, or, as specifically set forth below, cause to be maintained, the Insurance Policies set forth on Schedule 8.11 attached hereto.

(b)                                 General Requirements of Insurance Policies.  All Insurance Policies shall be issued by an insurer or insurers with an A.M. Best rating of A:X or better, provided however that insurers with “A-” ratings will be permitted if their trend rating as indicated by A.M. Best is stable or trending positive and if their potential liability for loss does not exceed five percent (5%) of their policy-holder surplus; such insurers with a negative trend shall not be permitted”.  Agent may (but has no obligation to), at its sole discretion, accept insurers that do not meet the minimum requirements stated herein.  The property and boiler and machinery Insurance Policies as required in Schedule 8.11 shall also name Agent and each Lender under a non-contributing New York Standard Mortgagee or Lender Loss Payee clause and, with respect to rental income, as Lender Loss Payee, on forms reasonably acceptable to Agent, or equivalent endorsements reasonably satisfactory to Agent and shall be otherwise reasonably satisfactory to Agent in form and content.  All property Insurance Policies also shall include a replacement cost and co-insurance waiver and/or an agreed amount endorsements and other endorsements as are provided in Schedule 8.11 attached hereto.  The amount of any deductible under any Insurance Policy must be reasonably acceptable to Agent.  No Insurance Policy shall contain any exclusion for earthquake or terrorism as defined in the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or its replacement or be subject to any sublimit for TRIPRA or its replacement. Earthquake insurance may be sub-limited on a reasonable basis considering earthquake location risk and annual aggregate sub-limits with the reasonably prior approval of Agent.  Without Agent’s prior consent, Borrower shall not name any Person other than Agent as loss payee or mortgagee under any property Insurance Policies nor shall Borrower carry separate or additional insurance coverage covering all of the Properties and such improvements and betterments which Borrower is required to insure pursuant to any agreement concurrent in form or contributing in the event of loss with that required by this Loan Agreement or the Loan Agreement; provided, that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies, other than the Properties and such improvements and betterments.  Borrower shall pay the premiums for the Insurance Policies as the same become due and payable.  Borrower shall deliver to Agent copies of the Insurance Policies, when available, required to be maintained pursuant to Section 8.11(a) hereof, provided, however, Agent shall not be deemed by reason of the custody of such Insurance Policies to have knowledge of the contents thereof.  Borrower also shall deliver to Agent, within three (3) days of Agent’s request, a certificate of Borrower or Borrower’s insurance agent evidencing the coverages set forth herein together with evidence that all premiums due thereon have been paid and that the same are in full force and effect.  Not later than three (3) days prior to the expiration date of each of the Insurance Policies, Borrower shall deliver to Agent a certificate of insurance evidencing renewal of coverage as required herein or, at Agent’s request, a copy of a renewal policy or policies, when available, in each case together with evidence satisfactory to Agent that all premiums therefor have been paid and that the policies are in full force and effect.

(c)                                  As to Agent and the Lenders.  Each Insurance Policy shall contain a provision whereby the insurer (1) agrees that such policy shall not be canceled or fail to be renewed, without at least thirty (30) days’ prior written notice to Agent, (2) waives any right to claim any premiums and commissions against Agent and the Lenders, provided, that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (3) provides that Agent is permitted to make payments to effect the continuation of such policy upon written notice of cancellation due to nonpayment of premiums and permitting Borrower five (5) days to cure the nonpayment, provided that cancellation or termination shall not otherwise occur during this 5-day period.  Borrower shall notify Agent in the event that (x) such policy shall be canceled or terminated, (y) the coverage, deductible and limits of such policy shall be significantly modified, or (z) other provisions of such policy shall be modified if such policy, after giving effect to such modification, and all modifications in the aggregate, would not satisfy the requirements of this Loan Agreement.  Notwithstanding anything to the contrary in the preceding sentence, Borrower shall be required to maintain such Insurance

Policies in accordance with the requirements of this Loan Agreement.  In the event any Insurance Policy (except for general public and other liability and workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such Insurance Policy shall not be invalidated by and shall insure Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, without knowledge of Agent, (B) the occupancy or use of any Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Loan Agreement.

(d)                                 Blanket Policies.  Any insurance maintained pursuant to this Section 8.11 may be evidenced by blanket insurance policies covering the Properties (or any portion thereof) and other properties or assets of Borrower or its Affiliates; provided, that any such policy shall in all other respects comply with the requirements of this Section 8.11.

(e)                                  Agent’s Right to Procure Insurance.  Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation) to take such action as Agent deems necessary to protect its interests in the Properties, including the obtaining of such insurance coverages as are required hereunder, and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower promptly after demand and shall be secured by the Loan Documents. Notwithstanding the above, none of the above shall be taken by Agent without notice in writing to the Borrower, permitting Borrower to cure any default regarding insurance within ten (10) days of Agent’s notification to Borrower, provided that cancellation or termination shall not have otherwise occurred prior to or during this 10-day period.

SECTION 8.12.           Damage or Destruction.

(a)                                  Promptly, and in any case within three (3) Business Days after the occurrence thereof, Borrower shall notify Agent of any fire or other Casualty with respect to any portion of any Property if Borrower’s reasonably foresees that of the cost of Restoration will exceed the lesser of (i) $1,000,000 or (ii) five percent (5%) of the Allocated Loan Amount for the applicable Property.  Such notice also shall generally describe the nature and extent of such Casualty and set forth Borrower’s best estimate of the cost of Restoration.

(b)                                 Agent shall be entitled to receive all insurance proceeds payable with respect to any Property on account of a Casualty.  Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any such insurance proceeds, award or payment.  Borrower hereby irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to file for and prosecute in its own name what would otherwise be Borrower’s claim for any such insurance proceeds.  Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the right to file, adjust, settle and prosecute any claim for such insurance proceeds; provided, however, that Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are greater than $1,500,000 (the “Casualty Proceeds

Disbursement Threshold”) without Agent’s prior consent.  Borrower shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto.  Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 8.12 or Section 8.14 hereof, as the case may be.  Notwithstanding the foregoing, or anything else herein, to the contrary, all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Agent and applied in accordance with Section 8.12(g) hereof.

(c)                                  Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Borrower shall have satisfied the requirements of Section 8.12(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.

(d)                                 With respect to any Property, in the case of any Casualty with respect to which the insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied or dealt with by Agent as follows:

(i)                                     The Net Proceeds shall be disbursed in accordance with the requirements of Article III of this Loan Agreement such that the Net Proceeds shall be advanced in the same manner as the disbursement of the proceeds of the Cash Flow Collection Account if the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):

(A)                              no Default or Event of Default shall have occurred and be continuing;

(B)                                Borrower shall have delivered to Agent within sixty (60) days after the occurrence of the Casualty, a notice of Borrower’s desire to undertake the Restoration;

(C)                                Borrower shall have demonstrated to the satisfaction of Agent that the Restoration can be completed at least three (3) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(D)                               Borrower shall have demonstrated to the satisfaction of Agent that sufficient funds are available to Borrower through rent and/or business interruption insurance maintained pursuant to Section 8.11 hereof, cash and/or a letter of credit or other similar cash-equivalent security reasonably satisfactory to Agent as to form, content and issuer, and which shall be for the benefit of Agent, to pay all debt service with respect to the Loan and all operating expenses with respect to such Property during the period reasonably estimated by Borrower as necessary for the completion of the Restoration;

(E)                                 Borrower shall have provided Agent with a guaranty of completion reasonably satisfactory to Agent in form and content and as to guarantor which guarantees the timely and lien-free completion of the Restoration; and

(F)                                 to the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, Borrower shall have provided Agent with a letter of credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer reasonably satisfactory to Agent or other evidence reasonably satisfactory to Agent that Borrower has sufficient funds to pay the costs of the Restoration; and

(G)                                Agent shall have received written confirmation satisfactory to Agent that Qualified Leases shall remain in full force and effect through Restoration and upon and after completion of the Restoration, and with the exception of a Restoration required by Wachovia pursuant to a Wachovia Lease, the Lessees thereunder shall be obligated upon completion of the Restoration to pay rent in an aggregate amount of not less than the aggregate amount of rent necessary, in Agent’s sole determination, for the Loan-to-Value Ratio for the Property based on the Allocated Loan Amount of such Property (on the basis of an Appraisal at Borrower’s expense obtained by Agent in connection with the Restoration) to be no greater than the lesser of (A) the Loan-to-Value Ratio for the Property immediately prior to such Casualty based on Allocated Loan Amount and (B) the Loan-to-Value Ratio for the Property as of the Closing Date based on the Allocated Loan Amount of such Property, and the Net Operating Income for such Property with respect to the twelve (12) calendar month period immediately following completion of Restoration and based on Agent’s estimate of Gross Revenues for such Property to be received and Operating Expenses for such Property to be incurred during such twelve (12) calendar month period calculated, as projected by Agent, as of the date of Restoration is completed be no less than Net

Operating Income for such Property with respect to the twelve (12) calendar month period immediately prior to the occurrence of the Casualty calculated as of the date the Casualty occurs.

(ii)                                  Notwithstanding Section 8.12(d)(i) hereof, if Agent does not elect to hold the Net Proceeds, Borrower shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 8.12(d) and Sections 8.12(e) and 8.12(f) hereof.

(iii)                               Notwithstanding anything to the contrary herein, upon the Release of any Property pursuant to Section 2.17 hereof, Agent shall release any Net Proceeds applicable to such Property to Borrower or Borrower may elect to reduce the Release Payment by the amount of such Net Proceeds, which Net Proceeds shall then constitute a portion of the Release Payment and be applied pursuant to Section 2.4(b) hereof.

(e)                                  If one or more of the Release Conditions are not satisfied, all Net Proceeds shall be applied in accordance with Section 8.14 hereof, provided, that, if each of the Release Conditions shall have been satisfied except the Release Condition set forth in Section 8.12(d)(i)(A) hereof as a result of the occurrence of a Default (as opposed to the occurrence of an Event of Default), Agent shall not so apply the Net Proceeds until such time, if any, as an Event of Default shall have occurred.

(f)                                    All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Borrower.  Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, at Agent’s option, either will be distributed by Agent to Borrower or applied as a mandatory prepayment of the Loan.

(g)                                 Business interruption/rent loss insurance proceeds of Borrower shall be deposited into either (i) an account or subaccount of Agent or (ii) an account at a bank or other financial institution approved by Agent.  Provided no Default or Event of Default shall have occurred and be continuing, such proceeds shall be applied to the payment of Interest, principal due and payable under Section 2.4(d) hereof and other sums that become due and payable under the Loan Documents as and when due and then to operating expenses for such Property approved by Agent and in such manner and upon such conditions as Agent shall determine.  Borrower hereby grants to Agent a security interest in all rights of Borrower in and to such account and all sums on deposit therein as additional security for the Obligations.  Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to such account specified in this Loan Agreement and in any other Loan Document.  If held by Agent, the credit balance in such account or subaccount may be commingled with the general funds of Agent.  If not held by Agent, Borrower shall cause the bank or financial institution at which such account is held to execute and deliver to Agent an Account Agreement with respect to such account, Borrower shall pay all fees and costs with respect thereto and Borrower shall not close such account without obtaining the prior consent of Agent.  Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document.  Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 8.12(g).  Agent shall have sole control over such account.  Any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall be distributed to Borrower or, if an Event of Default has occurred and is continuing, at Agent’s election, deposited in the Lockbox Account.

SECTION 8.13.           Taking of the Mortgaged Property.

(a)                                  Promptly, and in any case within one (1) Business Day after the occurrence thereof, Borrower shall notify Agent of any Taking of any portion of any Mortgaged Property or the commencement of any proceedings or negotiations which might result in such a Taking.  Such notice shall generally describe the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom.  Agent shall be entitled hereunder to all awards or compensation payable on account of a Taking.  Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to collect and receipt for any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Borrower.  Agent may participate in such proceedings or negotiations and Borrower will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question the amount of the award or compensation.  Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to Agent, free and clear of any encumbrances of any kind or nature whatsoever.  Agent may be represented by counsel satisfactory to it at the expense of Borrower.  Borrower will pay promptly after demand all costs and expenses (including attorneys’ fees and disbursements and any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof.

(b)                                 Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.

(c)                                  All Net Restoration Awards shall be held by Agent at its election.  All Net Restoration Awards shall be applied as follows:

(i)            If the Release Conditions are satisfied, and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 8.12(d) hereof with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall, at the option of Agent, be applied as a prepayment of the principal amount of the Loan or be paid over or assigned to Borrower following completion of the Restoration.

(ii)           If the Taking is a Material Taking, or one or more of the Release Conditions are not satisfied, all Net Restoration Awards shall be applied in accordance with Section 8.14 hereof.

(iii)          In the case of a Taking for temporary use, any Net Restoration Awards shall be deposited by Agent into the Cash Flow Collection Account; and

(iv)          Notwithstanding anything to the contrary in this Section 8.13, in the event that Borrower elects to have a Property released and Agent is holding Net Proceeds in connection with the Taking of such Property, Agent shall release such Net Proceeds to Borrower upon payment of the Release Payment or Borrower may elect to reduce the Release Payment by the amount of such Net Proceeds, which Net Proceeds shall then constitute a portion of the Release Payment and be applied pursuant to Section 2.4(b) hereof.

SECTION 8.14.    Application of Proceeds of Casualty or Taking to Loan; Loan Repayment.  Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 8.12(e) hereof or upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 8.13(c)(ii) hereof, Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to Borrower for Restoration in the manner provided in Section 8.12(d) hereof or (b) apply the Net Proceeds and/or the Net Restoration Awards to the Obligations, in such order and manner as Agent determines, as the case may be.

SECTION 8.15.    Costs and Expenses.  Without limiting any other provision of this Loan Agreement or of any other Loan Document, Borrower shall pay within ten (10) days after demand by Agent, to or for the account of Agent as the case may be, Agent’s Counsel Fees and all other reasonable costs and expenses incurred by or on behalf of Agent and/or Lenders in connection with the closing of the Loan, including any out-of-pocket costs associated with the syndication of the Loan, any prepayments of the Loan, Agent’s responses to requests for consents, approvals and waivers under the Loan Documents, including the review and approval of all proposed Leases, all Disbursements, all payments from any accounts, any modification, amendment or restructuring of the Loan or the Loan Documents (regardless if such modification, amendment or restructuring closes), any agreement or document requested by Borrower from Agent or the Lenders, including any subordination, non-disturbance and attornment agreements for Leases, and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents, intercreditor agreements and other agreements relating to the Loan, Borrower or the Collateral or otherwise at law or equity, or with respect to any and all other aspects of the transactions contemplated herein or in any other Loan Document, including the following, whether currently outstanding or which may arise at any time during the term of the Loan:

(a)   all taxes and recording expenses, including all filing fees and mortgage recording and deed transfer taxes, with respect to the Security Documents, and any other documents modifying, extending or consolidating the Security Documents;

(b)   in the event any Mortgaged Property or other Collateral, or any part thereof, shall be advertised for foreclosure sale and not sold, all out-of-pocket costs in connection therewith, including attorneys’ fees and disbursements, advertising costs and trustees’ commissions;

(c)   all reasonable, out-of-pocket fees of any construction consultant and other construction monitoring expenses;

(d)   all title insurance charges and premiums;

(e)   all survey, investigation, insurance and, subject to the provisions hereof, appraisal, reasonable fees and expenses and all costs of preparing environmental, engineering and insurance reports concerning any Property if after closing; and

(f)    all reasonable fees and out-of-pocket expenses incurred by Agent and the Lender as of the Closing Date in connection with the syndication of the Loan.

SECTION 8.16.    Transfers.

(a)           No Transfer shall be made without Agent’s prior consent, except for Permitted Transfers provided that:

(i)            other than in the case of any Permitted Guarantor Transfer, no Event of Default shall have occurred and be continuing as of the date of such Permitted Transfer;

(ii)           with respect to Transfers of direct and indirect interests in Borrower and Borrower GP, other than in the case of any Permitted Guarantor Transfer, Borrower shall have given Agent notice within ten (10) Business Days following the Transfer, which notice shall (y) identify the transferee(s) and the percentage interest transferred and (z) include the following items:

(A)          a revised organizational chart of Borrower which shall show the effect of such proposed Transfer, which organizational chart shall be in the same form, detail and scope as the Borrower’s organization chart delivered on the Closing Date;

(B)           in the event the transferee(s) is an entity, a good standing certificate;

(C)           a copy of all consents, notices, instruments of transfer and other documents required to be executed or delivered under the organizational documents of the entity whose ownership interests are being transferred, along with (but without limiting Section 8.21 hereof) any amendment to the organizational documents of the entity whose ownership interests are being transferred, any consent of the members, partners, shareholders, as applicable, of the entity whose ownership interests are being transferred, and any other instrument of transfer which is entered into or delivered in connection with any such transfer; and

(D)          such information as may be reasonably requested by Agent in order to evidence Borrower’s compliance with Sections 8.21 and 8.34 hereof; and

(iii)          the proposed Transfer shall not result in Borrower, the transferor or the proposed transferee being in default under any Loan Document or under any other agreement, instrument, document or understanding of which any of the foregoing Persons is a party;

(iv)          all taxes (other than income taxes), including, stamp taxes, mortgage recording taxes, transfer taxes, recordation taxes, intangible taxes and other taxes, charges and fees incurred in connection with such Transfer shall have been paid by the transferor or the proposed transferee at the time of such proposed transfer, and if such amounts shall become due as a result of the proposed transferor’s or transferee’s direct or indirect ownership interest in the Borrower or any Property, evidence of such payment shall have been delivered to Agent within ten (10) days after such transfer; and

(v)           Agent shall have been reimbursed for any and all out-of-pocket expenses incurred by Agent, if any, in connection with such proposed transfer, including attorneys’ fees and disbursements.

(b)           Without limiting Section 8.16(a) hereof and except for a Release pursuant to Section 2.17 hereof, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in the Loan, the Loan Documents or the Collateral, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Agent’s, or Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the IRC (unless Borrower furnishes to Agent a legal opinion reasonably satisfactory to Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the IRC) or otherwise result in Agent or any Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Agent and Lenders free and harmless from and against all losses, costs (including reasonable attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Agent or any Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Agent’s sole judgment or by reason of a breach of the foregoing prohibitions.

SECTION 8.17.    Defense of Title.  Borrower will do all things necessary or proper to defend title to the Mortgaged Properties and the other Collateral, subject to the Permitted Encumbrances, but Agent shall have the right, at any time, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrower agrees to pay Agent all reasonable expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s lien or rights hereunder, including Agent’s Counsel Fees.  Borrower will indemnify and hold harmless Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of the title to all or any part of the Mortgaged Properties or security interest in the Collateral or by reason of the failure or liability of Borrower, for any reason, to convey or grant a security interest in the rights, titles and interests which the Mortgages or other Security Documents purport to mortgage, assign, pledge or grant a security interest in, and all amounts at any time so payable by Borrower shall be secured by the Security Documents.

SECTION 8.18.    Recordation and Certain Taxes.  Borrower, at its sole cost and expense, shall at all times cause the Mortgages, Financing Statements and any other Security Document to be recorded, registered or filed in the public records, and any amendments or supplements hereto and thereto, and, if requested by Agent, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the lien of the Security Documents subject only to Permitted Encumbrances.  Borrower hereby authorizes Agent to file financing and continuation statements with respect to the Collateral.

SECTION 8.19.    Name, Loan Year and Accounting Method.  Borrower shall not change its fiscal year, its method of accounting, its name, or its principal place of business or chief executive office in each case without providing at least five (5) days notice to Agent prior thereto.  Borrower shall not use to use any trade name or do business under any name other than its actual name set forth herein or in such notice to Agent.

SECTION 8.20.    Consolidation, Merger, Conveyance, Transfer or Lease.  Without the prior consent of Agent, Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.

SECTION 8.21.    Organization Restrictions.  Each of Borrower and Borrower GP shall at all times be a Special Purpose Bankruptcy Remote Entity.  Without limiting the foregoing, Borrower shall not engage in any business other than that related to the acquisition, ownership, construction, management, development, financing, leasing, sale, maintenance, marketing and operation of the Premises in accordance with the terms of the Loan Documents.  Borrower shall not directly or indirectly make or permit any change, amendment or modification to the Borrower Partnership Agreement or other organizational document of Borrower or any Borrower GP, and such documents shall not be terminated or cancelled, without the prior consent of Agent.  Borrower shall not directly or indirectly take or permit any action which could result in Borrower or Borrower GP not being a Special Purpose Bankruptcy Remote Entity.

SECTION 8.22.    Changes in Zoning.  Borrower shall not request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to any Property, or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of any Property, or any variance or special exception therefrom, without the prior consent of Agent; provided, however, that in the event that a Lessee is permitted pursuant to the terms of a Qualified Lease to do any of the foregoing, and such Qualified Lease requires Borrower to cooperate with such Lessee to effect the foregoing, such cooperation of Borrower without Agent’s consent shall not violate this Section 8.22 so long as Borrower gives prompt notice thereof to Agent.

SECTION 8.23.    Name; Principal Place of Business.  Borrower does not use nor will Borrower use any trade name and has not done nor will it do business under any name other than Borrower’s actual name set forth herein.  The principal place of business and chief executive office of Borrower is and will remain as stated in the first paragraph of this Loan Agreement.

SECTION 8.24.    Limitation on Indebtedness.  Borrower shall not incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.

SECTION 8.25.    Distributions, Dividends and Affiliate Payments.

(a)           Borrower shall not directly or indirectly make or allow to be made any dividends, payments or distributions to any direct or indirect owner of any interest in Borrower or any Affiliate of Borrower (i) at any time that a Cash Sweep Condition shall have occurred and be continuing, (ii) at any time that a First Tier Default or an Event of Default shall have occurred and be continuing, (iii) with respect to amounts paid to any Affiliate of Borrower pursuant to Operating Agreements, unless (x) the relationship of the Affiliate to Borrower has been disclosed in writing to Agent, (y) the terms of all agreements and arrangements are in writing, and (z) Agent shall have consented to same, which consent shall not be unreasonably withheld so long as such agreement or arrangement is for the provision of goods and services in the ordinary course of Borrower’s business, is on fair and reasonable terms and is no more onerous to Borrower than Borrower would obtain in a comparable arm’s length transaction with a Person not its Affiliate, or (iv) dividends, payments or distributions are otherwise prohibited pursuant to Section 8.30 hereof.  Notwithstanding clause (ii) above, (y) so long as no Cash Sweep Condition (and without regard as to whether a First Tier Event of Default or Event of Default) shall have occurred and be continuing, Borrower may make distributions to Borrower Partners for distribution, in turn, to Guarantor (or to the Affiliates of Guarantor owned by Guarantor) in the event that, a failure of Borrower to make such distribution would result in the failure of Guarantor (or any Affiliate thereof) to make any distribution required to made to such Guarantor’s (or Affiliate’s) shareholders in order for Guarantor and any intermediate holding companies of Guarantor between Guarantor and Borrower to maintain its tax status as a “real estate investment trust” under applicable Legal Requirements, and (z)  so long as no First Tier Default or Event of Default has occurred and is continuing, Borrower may make payments to Asset Manager and other Affiliates of Borrower pursuant to Operating Agreements shall be permitted, subject to the Cash Management Agreement.

SECTION 8.26.    ERISA.  Borrower shall not at any time have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by Borrower to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.  Borrower (i) shall, and shall cause all ERISA Affiliates to make all required contributions to any Pension Plan or Multiemployer Plan, and (ii) shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under IRC Section 412 or Section 302 or 4068 of ERISA, or any ERISA Event that could reasonably be expected to, alone or in the aggregate with all other ERISA Events, result in a material liability.

SECTION 8.27.    Maintenance of Existence.  Each of Borrower and any Borrower Partner (if not an individual) shall (a) qualify to do business in and remain in good standing under the laws of its jurisdiction of organization and Borrower shall qualify to do business in the States where the Properties are located and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, (b) preserve, renew and keep in full force and effect its existence as an entity organized and existing pursuant to the laws of its jurisdiction of organization and qualified to do business in the States where the Properties are located, (c) take all action to maintain all rights, privileges and franchises necessary or desirable for the conduct of its business in its jurisdiction of organization and the States where the Properties are located, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, and (d) comply with all Legal Requirements with respect to the foregoing.

SECTION 8.28.    Subsidiaries and Joint Ventures.  Borrower shall not acquire any stock or assets of, or form a partnership, joint venture or other similar arrangement with, any Person, without Agent’s prior consent.

SECTION 8.29.    Loans to Members, Etc.  Borrower shall not make any loan or advance to any Borrower Partner or to any employee or Affiliate of Borrower, except for business travel, out-of-pocket incidental personal business expenses and similar advances in the ordinary course of business.

SECTION 8.30.    Transactions with Affiliates.  Borrower shall not enter into, or be a party to, any transaction with any Affiliates of Borrower except contracts for the providing of goods and services in the ordinary course of Borrower’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

SECTION 8.31.    Adverse Contracts.  Borrower shall not enter into any contract or agreement which has had or would reasonably be expected to have a Material Adverse Effect and as pertaining to the Properties, as to all of Properties, considered in their entirety.

SECTION 8.32.    Utilities.  Except to the extent the obligation of a Lessee under any Qualified Lease, Borrower shall pay, or cause to be paid, all charges for all utility services at any time rendered to, or the payment of which is the obligation of, Borrower in connection with, the Properties, and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of the Properties, for their intended purposes in accordance with this Loan Agreement, and ensure that they are available at the boundaries of the Properties.

SECTION 8.33.    Margin Stock.  Borrower shall use the proceeds of the Loan solely for the purposes set forth in Section 2.1 hereof.  Without limiting the foregoing, Borrower shall not use any of the proceeds of the Loan for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

SECTION 8.34.    Patriot Act Compliance.  Borrower shall comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and any Property, relating to money laundering and terrorism.  Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and any Property, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be payable on demand and shall accrue interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.

SECTION 8.35.    Mezzanine Loan Documents.  Without the consent of Agent, Borrower shall not permit the amendment, modification, supplement, waiver, termination, cancellation or surrender of the Mezzanine Loan Documents or any documents entered into in connection with a Parent Loan, or the rights of any Borrower Partner thereunder to the extent that any such amendment, modification, supplement, waiver, termination, cancellation is reasonably anticipated to cause a Material Adverse Effect and to the extent Agent advises Borrower that such amendment, modification, supplement, waiver, termination or cancellation could reasonably contravene the Mezzanine Loan Intercreditor Agreement or any other agreements between Agent and/or Lenders and Mezzanine Lender.

SECTION 8.36.    Post-Closing Obligations.  Within thirty (30) days of the Closing Date, each of the following:

(a)           an acknowledgment from Wachovia that Agent and Lenders are the Designated Portfolio Lender and to the extent same can be procured through the use of diligent efforts; and

(b)           a subordination, nondisturbance and attornment agreement, in each case reasonably acceptable to Agent with respect each of the Excluded Leases and to the extent same can be procured through the use of  commercially reasonable efforts.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1.      Events of Default.  The following shall each constitute an “Event of Default” hereunder:

(a)   the failure of Borrower to pay when due (i) the principal of and accrued, unpaid interest on the Note, whether upon the Maturity Date or any earlier date when due, (ii) any payment or deposit required pursuant to Sections 2.4, 2.7, 2.16, 2.18 and 3.6 hereof or (iii) any Interest or Additional Interest.

(b)   the failure of Borrower (i) to pay within five (5) days after same is due any payment on account of any fees when due under the Loan Fee Letter, or (ii) to pay when due any other monetary Obligations, excluding those referred to in clause (a) of this Section 9.1 on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) days after notice from Agent of the non-payment thereof;

(c)   Borrower shall fail in the due performance or observance of any covenant, agreement or term binding upon Borrower contained in this Loan Agreement, other than those covenants, agreements or terms which Borrower’s failure to perform would constitute another Event of Default referred to in this Section 9.1, and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to Borrower by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot by their nature, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Borrower shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by Borrower in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of one hundred and five (105) days;

(d)   any “Event of Default” or any other default shall occur, and shall continue beyond the applicable grace period, if any, provided for therein, under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Section 9.1), including an “Event of Default” under any Mortgage;

(e)   any material warranty, representation or certification made by or on behalf of Borrower or Guarantor in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made; provided, however, that as to any such false or misleading representation, warranty, acknowledgement or statement which was unintentionally submitted to Lender and which can be made true and correct by action of Borrower, Borrower shall have a period of thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to make such representation, warranty, acknowledgement or statement true and correct in all material respects;

(f)    [Intentionally Deleted];

(g)   [Intentionally Deleted];

(h)   [Intentionally Deleted];

(i)    any material default by Borrower shall occur and shall continue, beyond any applicable grace period provided for therein, under any Property Document or any Management Agreement to the extent same has or would reasonably be expected to have a Material Adverse Effect;

(j)    any Property Document or any Asset Management Agreement is amended, modified or terminated without the prior consent or prior approval of Agent, to the extent such consent or approval is required pursuant to this Loan Agreement;

(k)   any default by Borrower shall occur and shall continue, beyond any applicable grace period provided for therein, under any Interest Rate Protection Agreement;

(l)    Borrower, any Borrower Partner or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Borrower Partner or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(m)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, any Borrower Partner or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, any Borrower Partner or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(n)   Borrower shall fail in the due performance and observance of any of its covenants contained in Sections 2.7, 2.16, 2.18, 2.19, 2.20, 3.6, 8.1 through 8.4, 8.6, 8.7, 8.9 through 8.13, and 8.16 through 8.36 hereof;

(o)   there shall have been rendered (i) against Borrower a final, non-appealable judgment(s) for the payment of money in excess of $2,000,000 in the aggregate or (ii) against Borrower a final, non-appealable judgment for the payment of money in excess of $2,000,000, and in each case any such judgment(s) shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment(s);

(p)   there shall have been rendered against Guarantor, a final, non-appealable judgment(s) for the payment of money in excess of $10,000,000 in the aggregate, and in each case any such judgment(s) shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment(s);

(q)   Borrower or Guarantor shall have incurred any liability, or an event or action shall have occurred that could reasonably be expected to cause Borrower or Guarantor to incur any liability, (x) with respect to any Pension Plan, including any liability under Section 412 of the IRC or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan, or (ii) Borrower or Guarantor shall have engaged in any transaction in connection with which Borrower or Guarantor could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the IRC, and in each case in subclauses (i) and (ii) of this clause (r), such event or condition, together with all other such events or conditions under this clause (r), if any, could reasonably be expected to have a material adverse effect upon the Collateral or the business, operations, properties, assets, condition (financial or otherwise), prospects or performance of Borrower or Guarantor that would materially and adversely affect the Collateral or Borrower’s or Guarantor’s ability to perform its respective obligations hereunder or under any other Loan Document or which would materially and adversely impair the ability of Agent to enforce or collect any of the Obligations.

SECTION 9.2.      Acceleration of Loan.  In addition to any other rights and remedies which Agent and Lenders may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, Agent may, by notice to Borrower, declare the indebtedness evidenced by the Note, together with all other sums payable thereunder and under the other Loan Documents, immediately due and payable (except with respect to any event of the nature described in Section 9.1(l) or (m) hereof, with respect to which such indebtedness and other sums shall automatically become due and payable upon the occurrence of any such event) and may exercise Agent’s rights and remedies pursuant to any one or more of the Security Documents, the other Loan Documents or as may be available at law or equity.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) unless released as provided herein, all Liens and other rights, remedies or privileges provided to Agent and Lenders shall remain in full force and effect until Agent has exhausted all of its remedies against the Properties, the Mortgages have been foreclosed, the Properties have been sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.  To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Agent or Lenders to resort to any particular Property or any portion of any Property for the satisfaction of any of the Obligations in preference or priority to any other portion, and Agent and Lenders may seek satisfaction out of all or less than all of the Properties or any part of any Property, in their discretion.

SECTION 9.3.              [Intentionally Deleted]

SECTION 9.4.              Agent’s Right to Complete; Sums Advanced.

(a)           Agent’s Right to Complete.  At any time upon the occurrence and during the continuance of any Event of Default, Agent shall have the right, in addition to any other rights or remedies of Agent hereunder or under the Mortgages or the other Loan Documents, but not the obligation, in its own name or in the name of Borrower, to enter into possession of all or any portion of any Property, to perform all work necessary to complete the construction, reconstruction, maintenance or renovation of or to operate all or any portion of such Property and to employ watchmen and other safeguards to protect the Collateral.  Borrower hereby appoints Agent as the attorney-in-fact of Borrower (coupled with a interest), with full power of substitution, and in the name of Borrower, if Agent elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, (i) to use such sums as are necessary including all or any portion of the funds in the Accounts to make such alterations, repairs, replacements and renovations to all or any portion of any Property and to employ such architects, engineers and contractors as may be required for the purpose of completing any construction, reconstruction, maintenance or renovation of all or any portion of any Property as Agent may determine or to operate such Property or any portion thereof, (ii) to execute all applications and certificates which may be required for the alteration, repair or renovation of or the completion of construction, reconstruction, maintenance or renovation of all or any portion of the Tenant Improvements, such Property or for the operation of such Property or any portion thereof, (iii) to endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance Policies or condemnation awards, or other checks or instruments payable to Borrower with respect to such Property, (iv) to do every act with respect to the alteration, repair or renovation of or the construction, repair, maintenance and operation of such Property or any portion thereof which Borrower otherwise may do, (v) to prosecute or defend any action or proceeding incident to such Property, (vi) to enforce or exercise any of Borrower’s rights or benefits under the Leases, (vii) to terminate any contract pertaining to such Property to which Borrower is party, (viii) to negotiate and execute, on behalf of Borrower, any Lease, Asset Management Agreement, Operating Agreement or Property Documents, or amendment, modification, extension or supplement to any such agreements, and (ix) complete construction of the Tenant Improvement and Tenant Improvement Allowances, or to discontinue any such work or the payment of allowances.  The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable.  Agent shall have no obligation to undertake any of the foregoing actions, and if Agent should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Agent, except with respect to liability arising from Agent’s gross negligence or willful misconduct.

Notwithstanding the foregoing, it is expressly understood that Agent assumes no liability or responsibility for (x) performance of any duties of Borrower hereunder or under any of the Loan Documents, (y) compliance with any applicable Legal Requirements, Property Document, any Permitted Encumbrance, any Lease or the Asset Management Agreement, or (z) any other matters pertaining to control over the management and affairs of Borrower, nor by any such action shall Agent or Lenders be deemed to create a partnership or joint venture with Borrower.

(b)           Sums Advanced.  Borrower shall be liable to Agent for all sums paid or incurred in connection with the construction of any Property whether the same shall be paid or incurred pursuant to the provisions of this Section 9.4 or otherwise, and all other payments made or liabilities incurred by Agent under this Loan Agreement of any kind whatsoever, all of which shall be paid by Borrower to Agent upon demand with interest at the Default Rate from the time incurred by Agent to the date of payment to Agent, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute disbursements of Loan proceeds under this Loan Agreement and be evidenced by the Note and secured by the Security Documents.

SECTION 9.5.      Assignment of Funds.  Upon the occurrence and during the continuance of any Event of Default, the rights, powers and privileges provided in Sections 11.3 and 11.4 hereof and all other remedies available to Agent under this Loan Agreement or the other Loan Documents or by statute or by rule of law or equity may be exercised by Agent at any time and from time to time whether or not the Obligations shall be due and payable, and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of any of the Security Documents, the Note or the other Loan Documents.  Borrower hereby assigns and quitclaims to Agent all right, title and interest of Borrower to all sums held in the Accounts and to the extent not held in an account, all sums held by Agent for the account of Borrower and any other security delivered by Borrower as additional security (a security interest in all of the foregoing being granted hereby to Agent) for the Loan and the performance by Borrower of its obligations under the Loan Documents, all of which security may be utilized by Agent for the purposes set forth in Sections 11.3 and 11.4 hereof or the other Loan Documents or applied against the Obligations in such order and manner as Agent shall determine.

SECTION 9.6.      Accounts.  Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default, the rights of Borrower and each and every other Person (excluding Agent) with respect to Accounts, upon notice to Borrower, shall immediately terminate, and no such Person except Agent shall make any further withdrawal therefrom.  Thereafter, Agent may from time to time designate such signatories with respect to the Accounts as Agent may desire, and may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or pay operating expenses and capital expenditures with respect to the Properties, including the sale, leasing and marketing thereof, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect.  Agent may notify the financial institutions in which any Account is held that Borrower no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Account.  Without limiting the foregoing Agent shall have the right to cause the withdrawal of all funds on deposit in any Account and the deposit of such funds in an account established with Agent at any time following receipt by the financial institution in which such Account is held of a notice from Agent pursuant to the Account

Agreement with respect to such Account, and Borrower hereby authorizes and directs such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request.  Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by Borrower in relying upon such written notice from Agent.  In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution.  Nothing in this Section 9.6 shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default.

SECTION 9.7.      No Liability of Agent or Lenders.  Whether or not Agent elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor Lenders shall be liable for or with respect to any rights or obligations of Borrower or its Affiliates, including the rights and obligations of Borrower in, to or under any Permitted Encumbrance, any Lease, the Asset Management Agreement or to protect such Property or the Collateral, or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or for the performance or non-performance of any other obligation of Borrower.  It is expressly understood that Agent and Lenders assume no liability or responsibility for (a) performance of any obligations or duties of Borrower hereunder or under any of the other Loan Documents, any Leases, any Permitted Encumbrance, the Asset Management Agreement or, (b) compliance with any Legal Requirements, or (c) any other matters pertaining to control over the management and affairs of Borrower or the use, operation, management or ownership of such Property or the Collateral, nor by any such action shall Agent or any Lender be deemed to create a partnership or joint venture with Borrower.

SECTION 9.8.      Asset Management Agreement.  Upon the occurrence and during the continuance of any First Tier Default or an Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may terminate the Asset Management Agreement entered into with any Affiliate of Borrower and/or may require that Borrower terminate the Asset Management Agreement.

SECTION 9.9.      Right of Offset.  Borrower hereby grants to Agent and Lenders a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent and any Lender, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower (including each Account), and any and all claims of Borrower against Agent or any Lender at any time existing.  At any time during the continuance of an Event of Default or following the maturity (whether by acceleration or otherwise) of the Loan, Agent and each Lender is hereby authorized from time to time, without notice to Borrower, to offset, appropriate, apply and enforce said liens against any and all sums hereinabove referred to against the Loan and the remaining Obligations and other sums due to Agent and Lenders under the Loan Documents.  Agent and Lenders shall not be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.

SECTION 9.10.    Termination of Loan Agreement.  The obligations of the parties hereunder, excluding those which expressly survive the termination hereof or repayment of the Loan, shall terminate only upon indefeasible repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith, and all other outstanding Obligations and sums payable under the Loan Documents.  If the Obligations and such other sums have been repaid and thereafter such all or any portion of such payment is rescinded or must otherwise be returned or paid over by Agent or any Lender, whether required pursuant to any bankruptcy or insolvency law or otherwise, the Obligations and such sums and the obligations of each party under the Loan Documents, shall continue.

SECTION 9.11.    Protective Advances.  If Borrower has failed to keep or perform any covenant or obligation whatsoever contained in any Loan Document, following any required notice to Borrower and the expiration of any applicable cure period, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may, but shall not be obligated to any Person to, perform or attempt to perform said covenant or obligation, and any payment made or expense incurred in the performance or attempted performance of any such covenant or obligation shall be a part of the Obligations, and Borrower shall pay to Agent, upon demand, all sums so advanced or paid by Agent, together with interest at the Default Rate from the date when paid by Agent.  No such payment by Agent shall constitute a waiver of any Event of Default.  In addition to the Liens created pursuant to the Loan Documents, Agent shall be subrogated to all rights, titles and Liens securing the payment of any debt, claim, tax or assessment for the payment of which Agent may make an advance or which Agent may pay.

SECTION 9.12.    Interest Rate Protection Agreement.  Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may exercise all rights and remedies of Agent as a secured party with respect to the security interest of Agent or Lenders in any Interest Rate Protection Agreement or which otherwise arise pursuant to the Loan Documents.  Without limiting the foregoing, Agent may cause any Lender Interest Rate Protection Agreement to be terminated or otherwise direct Borrower’s counterparty under any Interest Rate Protection Agreement to take such actions or omit to take such actions as Agent shall determine.  Borrower covenants and agrees to reimburse and indemnify Agent and Lenders for any termination or breakage costs Agent or Lenders may incur as a result of any such termination.

ARTICLE X

ASSIGNMENTS AND PARTICIPATIONS

SECTION 10.1.    Assignment and Participations.  Agent and Lenders shall have the right, subject to this Section 10.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder.  No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) without (x) Agent’s prior consent and (y) Borrower’s prior consent (which consent shall not be unreasonably withheld) unless such assignment is to an Eligible Assignee or occurs during the existence of an Event of Default, in which case

Borrower’s consent shall not be required, (b) other than in compliance with Section 10.5 hereof, (c) unless the aggregate principal amount of the Loan to be held by the Assignee after such transaction is Ten Million Dollars ($10,000,000) or more (or such lesser amount approved by Agent) and (d) unless, after giving effect to such transaction, such Lender’s aggregate unassigned interest in the Loan shall be in a principal amount of at least Ten Million Dollars ($10,000,000) (or such lesser amount approved by Agent) unless such transaction encompasses all of such Lender’s rights in and to the Loan, in which case such Lender shall have assigned all of its rights in and to the Loan; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Note or the Loan to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”).  Effective on any such assignment and assumption by the assignee and on compliance with Section 10.5 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest.  Except for a Central Bank Pledge, a Lender making any such assignment shall notify Borrower of same, specifying the Assignee thereof and the amount of the assignment.

SECTION 10.2.    Participation.  No Lender shall assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan, this Loan Agreement or the other Loan Documents to any other Person (a “Participant”) without the prior consent of Agent.  No such participation shall (i) require the consent of any Lender, Borrower or any other Person or (ii) release a Lender from any of its obligations hereunder.  Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations.

SECTION 10.3.    Availability of Records.  Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, any Borrower GP, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan.

SECTION 10.4.    Borrower’s Facilitation of Transfer.

(a)           In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Agent and shall cause each Borrower Partner and Guarantor to execute and deliver to Agent such further documents, instruments or agreements as Agent or any Lender may reasonably require, including one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such documents, instruments or agreements do not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.  In addition, Borrower agrees to reasonably cooperate with Agent and Lenders, including providing such information and documentation regarding Borrower, any Borrower Partner, Guarantor and any other Person as Agent or any Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants upon reasonable notice.

(b)           Agent shall have the right, at any time (whether prior to, in connection with, or after any permitted assignment, participation and other transfers to Assignees and sales to Participants), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Borrower shall cooperate and cause each other Borrower Party to cooperate (in each case at Borrower’s reasonable expense), with Agent in connection therewith.  Without limiting the foregoing, Agent may (i) cause the Note, the Mortgages and the other Loan Documents to be split into multiple mortgage loans, (ii) create one more senior and subordinate notes (e.g., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components and/or assign different interest rates and/or LIBOR spreads to each Note), which components may be represented by separate Notes or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Agent determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the overall weighted average LIBOR Rate immediately prior to such modification; provided, further, however, so long as no Event of Default has occurred and is continuing, partial prepayments or repayments shall be applied to such tranches in a manner which shall not increase the weighted average interest rate of the Loan.  None of the foregoing shall increase the obligations or liabilities of Borrower, Guarantor or any Borrower Partner under the Loan Agreement or the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or decrease Borrower’s rights under the Loan Agreement or the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.  Subject to the foregoing restrictions, if requested by Agent, Borrower shall, and use commercially reasonable efforts to cause each applicable Borrower Party to, execute and deliver such documentation as Agent may reasonably request to evidence and/or effectuate any such modification or severance.

SECTION 10.5.    Notice; Registration Requirement.  No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article X until (a) an assignment and acceptance agreement in the form attached hereto as Schedule 10.5 (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, (b) Agent shall have registered such Assignee’s name and address in the Register which Agent maintains for the recordation of the names, addresses and interests of Lenders, and (c) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee determined by Agent.  The entries in the Register shall be conclusive, absent manifest error.  This Section 10.5 shall not apply to any Central Bank Pledge.

SECTION 10.6.    Registry.  Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 10.6, to maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender and each repayment with respect to the principal amount of the Loan of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, the Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor.  The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee.  At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.  It is intended that this Section 10.6 constitute a “book entry system” within the meaning of U.S. Treasury Regulation Section 1.871 14(c)(1)(i)(B) and shall be interpreted consistently therewith.

SECTION 10.7.    Lender Interest Rate Protection Agreements.  Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment.  All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent and all other rights of Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent.  Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.

SECTION 10.8.    Disclosure by Agent or Lender.  Without limiting Section 10.3 hereof, Borrower consents to the issuance by Agent and Lenders of advertisements and other promotional materials (but not press releases which shall require the prior approval of Borrower, which approval shall not be unreasonably withheld) in connection with the marketing activities of Agent and Lenders, including the disclosure that PB Capital is the Agent for the Loan, the amount of the Loan and the name, location and use of the Properties.

ARTICLE XI

AGENT AND LENDERS

SECTION 11.1.    Scope of Article XI.  This Article XI shall be binding on Agent and Lenders, but shall not be binding on or enforceable by Borrower unless otherwise expressly provided herein.  As among Agent and Lenders, the provisions of this Article XI may be amended, waived or otherwise modified by Agent and Lenders without Borrower’s consent and without the need for Borrower to be party to any of the same.  Without limiting the foregoing, nothing contained in this Article XI or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Borrower, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.

SECTION 11.2.    Agent.

(a)           Appointment.  Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents.  Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto.  Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document.  Agent shall not have any fiduciary or trustee relationship with Lenders.

(b)           Duties of Agent.  Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document.  Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account.  Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Borrower or any other Person or the satisfaction of any condition or to inspect any Property.  Agent shall not be liable for any undertaking of Borrower or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.

(c)           Reliance by Agent.  Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Borrower and Guarantor), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.

(d)           Delegation of Duties.  Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, affiliates or attorneys-in-fact.  Agent shall not be responsible for the negligence or misconduct of any agents, affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.

(e)           Agent in Its Capacity as a Lender.  With respect to PB Capital’s ownership interest in the Loan as a Lender, PB Capital in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include PB Capital in its individual capacity for so long as PB Capital shall hold any interest in the Loan.

(f)            Relationship with Borrower.  Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Borrower or such Person must be promptly forwarded to Agent for delivery.  Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against Borrower or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.

SECTION 11.3.    Distributions.  Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest and other sums, or operating income or sale proceeds arising from the operation or disposition of any Property under a Post-Default Plan, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Interest Rate Protection Agreement or pursuant to Section 2.9 or 2.15 hereof, without regard as to whether such sums constitute Additional Interest, (b) any sums payable pursuant to the Loan Fee Letter and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Borrower is obligated to reimburse Agent pursuant to the Loan Documents and any sums or advances paid or made by Agent after acquisition of any Property under any Post-Default Plan or otherwise to the extent that Lenders have not made a payment on account thereof pursuant to Section 11.9 hereof (the sums referred to in clauses (a) through (c) are hereinafter referred to as, “Excluded Sums”).

SECTION 11.4.    Authority, No Reliance; Binding Effect.  Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Borrower or any other Person or for the title or the value of any portion of the Mortgaged Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement are required to be performed by it as a Lender.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement.

SECTION 11.5.    Loan.

(a)           Amendments and Modifications; Exercise of Rights and Remedies.  Subject to Section 11.5(b) hereof, Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Note, this Loan Agreement or any other Loan Document, (ii) to enforce or forbear from enforcing the Loan Documents, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, (viii) to enforce the Loan Documents, (ix) to take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (x) to sell, dispose of or otherwise deal with the ownership and operation of the Collateral, (xi) to bid at foreclosure of the Mortgage such amount as Agent shall determine in its discretion, and (xii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing.

(b)           Restrictions of Power of Agent.  Notwithstanding anything to the contrary contained in Section 11.5(a) hereof or elsewhere in this Loan Agreement, Agent shall not without the prior consent of all Lenders, agree to any amendment to or waiver of any of the terms or conditions of the Note, this Loan Agreement or any other Loan Document which would (v) extend the time for any payments of interest or principal, including the Maturity Date, (w) reduce the rate of interest payable pursuant to this Loan Agreement, (x) increase the principal amount of the Loan, (y) release any material portion of the Collateral granted under the Loan Documents except as required hereunder or thereunder, or (z) release Borrower, Guarantor or any other guarantor of the Loan from any of their material obligations with respect to the Loan.  In the event that Agent requests a Lender’s consent pursuant to this Section 11.5(b) and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, such Lender shall be deemed to have consented to the action proposed in such request. Borrower may rely on any instrument executed by Agent on behalf of Lenders as binding Lenders without being required to make further inquiry.

(c)           Instructions from Lenders.  Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.

(d)           Post-Default Plan.  In the event that all or any portion of the Properties are acquired by Agent as the result of the exercise of any remedies under the Loan Documents, or is retained in satisfaction of all or any part of Borrower’s obligations thereunder, at Agent’s election, title to same shall be held in the name of one or more of Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of Agent and Lenders (plus, with respect to each of Agent and any applicable Lender, any Excluded Sum due and payable to Agent or such Lenders).  Agent shall prepare a recommended course of action for the operation and disposition of the Properties (the “Post-Default Plan”), which shall be subject to the approval of the Requisite Lenders, which approval shall not be unreasonably withheld.  Agent shall administer, operate and dispose of the Properties substantially in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all costs and expenses incurred by Agent pursuant to the Post-Default Plan, including any operating losses, emergency expenses and all necessary reserves.  To the extent there is net operating income from the operation of the Properties, Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Agent and Lenders.  All such distributions shall be made to Lenders in accordance with the terms of Section 11.3 hereof.

(e)           Deemed Consent.  In the event that Agent requests a Lender’s consent pursuant to Section 11.5(b) or Section 12.11 hereof and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, or such shorter period that Agent in the exercise of its reasonable business judgment determines is necessary under the circumstances, such Lender shall be deemed to have consented to the action or determination proposed in such request.  All such requests for consent from Agent to Lenders shall (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, and (iii) shall include Agent’s proposal in respect thereof.

(f)            Instructions from Lenders.  Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.

SECTION 11.6.    Equitable Adjustments.  If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.

SECTION 11.7.    Other Transactions.  Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any Affiliate of Borrower, any subsidiaries of Borrower or its Affiliates and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary without any duty to account therefor to each other.  In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.

SECTION 11.8.    Obligations Absolute.  Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Note, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Note, this Loan Agreement or any other Loan Document.  Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.

SECTION 11.9.    Indemnification.

(a)           Generally.  Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Borrower), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent under any of the Loan Documents or any Post-Default Plan, any Property, or the Collateral, including any matter required be indemnified by Borrower pursuant to Section 12.1 hereof and including the construction, use, occupancy, ownership and operation thereof whether pursuant to any Post-Default or otherwise; provided, however, that Lenders shall not be liable for (i) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence, or (ii) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which Agent or its Affiliate is party.  A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 11.9 shall be prima facie evidence as to such amount.  Lenders’ obligations under this Section 11.9 shall survive the termination of this Loan Agreement and the Loan Documents.

(b)           Indemnification Regarding Certain Actions.  Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document.  In no event, however, shall Agent be required to take any action, pursuant to this Article XI, any Post-Default Plan or otherwise, that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.

SECTION 11.10. Taxes.  All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility.  All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement.  If any Lender is organized or is existing under the laws of a jurisdiction outside the United States, such Lender shall provide to Agent upon the execution of this Loan Agreement, or execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, at least two (2) duplicate completed and signed copies of any form(s) that may be required by the United States Internal Revenue Service in order to certify such Lender’s exemption from United States withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents or such other documents as are necessary to indicate that all such payments are exempt from or subject to such taxes at a rate reduced by an applicable tax treaty.  Each such Lender shall also deliver to Agent two (2) additional copies of such form(s) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Agent.

SECTION 11.11. Return of Payments.  If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent.  In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application.  If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Base Rate for each day from the date of Agent’s request until its payment to Agent.

SECTION 11.12. No Partnership.  This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.

SECTION 11.13. Resignation and Removal of Agent; Successor Agent.

(a)           Resignation.  Agent may resign, without the consent of Borrower or any Lender, from the performance of all its functions and duties hereunder at any time by giving at least fifteen (15) Business Days’ prior written notice to Borrower and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 11.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 11.13(d) hereof.

(b)           Removal of Agent.  (i) In the event of the occurrence of any material gross negligence or willful misconduct of Agent, if all of the Lenders (other than a Lender that is then acting as Agent) agree, or (ii) if Agent is a Defaulting Lender and the Requisite Lenders agree, then Agent may be removed as the agent; provided, however, that no such removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender.

(c)           Appointment of Successor Agent by Requisite Lenders.  Upon any resignation or removal of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the resigning or removed Agent) shall appoint a successor Agent (who shall also be a Lender).

(d)           Appointment by Resigning Agent.  If, upon the resignation of Agent, a successor Agent shall not have been appointed within the fifteen (15) Business Days or shorter period provided in Section 11.13(a) hereof, the resigning Agent shall then appoint a successor Agent (who also shall be a Lender), which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

(e)           Rights of the Successor and Retiring Agent.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 11.13(d) hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent arising from and after the date of such acceptance and appointment, and the retiring Agent shall be discharged from the duties and obligations of Agent arising from and after such date.  After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.

SECTION 11.14. Defaults by any Lender.

(a)           Consequences of Default.  If for any reason any Lender shall be in default of any of its obligations pursuant to this Loan Agreement or any other Loan Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article X hereof, shall be suspended during the pendency of such failure or refusal.

(b)           Remedies.  If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to the extent not paid by Borrower, to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 11.14.  Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower (or amounts owed by Borrower) after such date pursuant to the Loan Documents.  If Agent receives any payment with respect to the Obligations from Borrower as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.

(c)           Purchase of Defaulting Lender’s Interest After Default.  In the event of a default by a Lender as referred to in Section 11.14(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan.  If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders that desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan.  Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender.  The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 11.14(d) hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest.  Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 11.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

SECTION 11.15. Purchase Price; Payment for Defaulting Lender’s Pro Rata Share.  The purchase price for the interest of a Defaulting Lender in the Loan (the “Purchase Price”) shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).

ARTICLE XII

GENERAL CONDITIONS

SECTION 12.1.    Indemnity.

(a)           Borrower hereby indemnifies and agrees to defend, protect and hold harmless Agent and Lenders and their respective affiliates, participants, directors, officers, agents and employees (each, an “Indemnified Party”) from and against any and all losses, liabilities, obligations, charges, claims, damages, penalties, causes of action, costs and expenses (including attorneys’ fees and disbursements) of any kind or nature (except to the extent of any claim arising solely from the gross negligence or willful misconduct of such Indemnified Party) incurred by an Indemnified Party in connection with this Loan Agreement, any of the other Loan Documents, the consummation of the transactions contemplated herein or therein, and the use, operation, leasing or occupancy of any of the Properties or any Mortgaged Property, including or asserted against an Indemnified Party, in each case relating to or arising out of any Default, Event of Default or any of the following:

(i)                                    any accident, injury to or death of Persons or loss of or damage to property occurring on or about any Property or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways;

(ii)                                 any design, construction, operation, use, nonuse or condition of any Property or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including claims or penalties arising from violation of any Legal

Requirement, or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Agent or any Lender, any claim as to which the insurance is inadequate;

(iii)                              any performance of or failure to perform any labor or services or furnishing of or failure to furnish any materials or other property in respect of any Property or any part thereof;

(iv)                             any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, tenants, lessees, sublessees, licensees, guests or invitees;

(v)                                any claim or liability arising pursuant to the Leases, Operating Agreements, Asset Management Agreement, Permitted Encumbrances, Property Documents, or any other agreement to which Borrower is a party or by which any Property is bound;

(vi)                             any other relationship that has arisen or may arise between or among Agent, Lenders, Borrower, any Borrower Partner, Guarantor, any third party with respect to any Property or any Mortgaged Property or any of the foregoing, as a result of the execution and delivery of the Note, this Loan Agreement or the other Loan Documents, or any other action contemplated hereby, thereby or by any other document executed in connection with the Loan;

(vii)                          any claim, action or other proceeding brought by or on behalf of any Person against Agent or any Lender as the holder of, or by reason of its interest in, any sum deposited or paid hereunder or in connection herewith, any insurance proceeds, any condemnation awards or other amounts applied to the Obligations of Borrower; and

(viii)                       any circumstance resulting in the impairment of the Liens of the Mortgages and/or the other Security Documents, including as a result of non-compliance with any applicable lien law.

(b)           If any action or proceeding shall be commenced or taken (including an action to foreclose any Mortgage, collect the Obligations or enforce Agent’s rights under this Loan Agreement, the Note or the other Loan Documents) by Agent or any other Person, in which action or proceeding Agent or any Lender is involved or is made a party by reason of the execution and/or delivery of the Note, this Loan Agreement, or any other Loan Documents or in which it becomes necessary to enforce, defend or uphold the lien on any Mortgaged Property pursuant to such Mortgage, this Loan Agreement or the other Loan Documents or the Agent’s and Lenders’ rights under the Note or any other Loan Documents, all sums paid by Agent for the expense of any such action or litigation shall be paid by Borrower to Agent ten (10) days after demand.  In the event any Mortgaged Property, or any part thereof, shall be advertised for foreclosure sale and not sold, Borrower shall pay all costs in connection therewith, including reasonable attorneys’ fees and disbursements and advertising costs.

(c)           Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, charges, losses and expenses (including attorneys’ fees and disbursements) or damages of any kind or nature which may arise as a result of any claim by any broker, “finder” or advisor with which Borrower or any Affiliate of Borrower has dealt or is alleged to have dealt, including Broker.

(d)           Borrower will hold Agent and each Lender harmless against any and all liability with respect to any mortgage/deed recording, transfer or intangible personal property tax or similar imposition now or hereafter in effect, to the extent that the same may be payable by Agent or any Lender with respect to this Loan Agreement, any Note or any other Loan Document.

(e)           Within five (5) Business Days of demand by any Indemnified Party, Borrower shall commence to defend, and shall thereafter diligently pursue defense of, any investigation, action or proceeding in connection with any claim or liability, or alleged claim or liability, that would, if determined adversely to such Indemnified Party, be covered by the indemnification provisions contained in this Section, such defense to be at the sole cost and expense of Borrower and by counsel selected by Borrower and reasonably approved by such Indemnified Party, which counsel may, without limiting the rights of an Indemnified Party pursuant to the next succeeding sentence, also represent Borrower in such investigation, action or proceeding.  In the alternative, an Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the expense of Borrower.

(f)            The provisions of this Section 12.1 shall survive the repayment of the Loan.

SECTION 12.2.    No Waivers.  No failure or delay on the part of Agent or Lenders in exercising any right, power or remedy hereunder or under or in connection with this Loan Agreement or the other Loan Documents or to insist upon the strict performance of any term of this Loan Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Loan Agreement or any other Loan Document.  Without limiting the foregoing, (a) the making of any Disbursement shall not constitute an approval or acceptance by Agent of the work theretofore done in connection with the construction at any Property or a waiver of any of the conditions precedent to Agent’s obligation to make further Disbursements, and (b) any Disbursement made in the absence of strict compliance with any of the conditions precedent to Agent’s or Lenders’ obligation to make such Disbursement or in conjunction with a waiver by Agent of Borrower’s compliance with any of such conditions precedent shall be deemed to have been made pursuant to this Loan Agreement and not in modification of the terms hereof.

SECTION 12.3.         Agent’s Review.  Observation, inspection and approvals by Agent of any plans, the construction at any Property and the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Agent, Lenders and no Person shall, under any circumstances, be entitled to rely upon such observations, inspections and approvals by Agent for any reason.

SECTION 12.4.         Submission of Evidence.  Any condition of this Loan Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts and Agent shall, at all times, be free to independently establish to its satisfaction such existence or non-existence.

SECTION 12.5.         Agent and Lenders Sole Beneficiaries.  All terms, provisions, covenants and other conditions of the obligations of Agent and Lenders to make the Loan are imposed and all funds held in the Accounts and other Collateral held by Agent are held solely and exclusively for the benefit of Borrower, Agent and Lenders.  No Person other than Borrower, Agent and Lenders shall have standing to require satisfaction of any terms, provisions, covenants and other conditions in accordance with their terms or be entitled to require any particular application of such funds or Collateral.  No Person other than Borrower, Agent and Lenders shall be deemed to be beneficiary of the terms, provisions, covenants and other conditions of this Loan Agreement and the other Loan Documents, any or all of which may be freely waived, in whole or in part, by Agent at any time if Agent deems it advisable or desirable to do so.

SECTION 12.6.         Contractors.  No contactors or any other Person dealing with Borrower shall be, nor shall any of them be deemed to be, third party beneficiaries of this Loan Agreement.

SECTION 12.7.         Entire Agreement.  This Loan Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower, Agent and/or Lenders with respect to the Loan and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed in writing to the contrary.

SECTION 12.8.         Assignment.  Borrower may not assign, transfer or otherwise convey this Loan Agreement or any other Loan Document, in whole or in part, nor all or any portion of the Loan nor any interest therein.

SECTION 12.9.         Further Assurances; Filing of Financing Statements.  Borrower promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably determine to be necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Loan Agreement or the other Loan Documents; provided that none of the foregoing shall increase the obligations or liabilities of Borrower, Guarantor or any of their respective Affiliates hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.  Borrower hereby agrees that, without notice to or the consent of Borrower, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Security Document.

SECTION 12.10.  Cumulative Remedies.  The remedies in this Loan Agreement and the other Loan Documents herein are cumulative and not exclusive of any remedies available at law or equity or in any other agreement, document or instrument.

SECTION 12.11.  Amendments, Consents, Waivers, Approvals, Etc. Except as set forth in Section 11.1 hereof, no amendment, modification, termination or waiver of any provision of this Loan Agreement or the other Loan Documents shall be effective unless in writing and signed by Borrower and Agent.  With respect to any matter for which Agent’s consent or approval is required hereunder or under the other Loan Documents, no such consent or approval by Agent hereunder shall in any event be effective unless the same shall be in writing and signed by Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, (a) no such amendment, modification, termination, waiver, consent or approval by Agent shall, unless by an instrument signed by all Lenders (other than Lenders that are Defaulting Lenders at such time) or by Agent acting with the consent of all Lenders (other than Lenders that are Defaulting Lenders at such time), (i) subject to Borrower’s right, if any, to extend the Maturity Date, extend the time for any payments of interest or principal, including the Maturity Date, (ii) reduce the amount of any payment of principal, (iii) reduce the rate of interest payable pursuant to this Loan Agreement, (iv) alter the rights or obligations of Borrower to prepay the Loan, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among Agent and Lenders, (vi) alter the relative priorities as among Agent and Lenders of the Obligations entitled to the benefits of the Liens created under the Security Documents, (vii) increase the maximum principal amount of the Loan in excess of the Loan Amount, (viii) release any material portion of the Collateral granted under the Loan Documents except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (ix) release Borrower or any guarantor of the Loan from any of their material obligations with respect to the Loan except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (x) add additional obligations being secured by the Collateral except for such indebtedness and other Obligations provided in the Loan Documents, including Lender Interest Rate Protection Agreements, advances pursuant to Section 9.4 hereof, protective advances and other advances made by Agent with respect to any Property, the other Collateral, the Loan Documents and the liens and rights of Agent and Lenders thereunder, (xi) alter the definition of “Requisite Lenders” provided herein or otherwise modify the number or percentage of the Lenders required to make any determination or give any consent hereunder, or (xii) amend this Section 12.11 or Article XI hereof, (b) no increase in the amount of any Lender’s Commitment shall be effective without the prior consent of such Lender and (c) subject to the preceding clauses (a) and (b), no other amendment or modification by Agent shall be effective unless it is signed by the Requisite Lenders or by Agent acting with the consent of the Requisite Lenders, except such amendments, modifications, terminations and releases that are required pursuant to the Loan Documents or by law or that are ministerial in nature, including the preparation and execution of UCC financing statements, continuations and modifications, Assignments and Acceptances, third party will-serve or similar agreements, estoppels, subordination, non-disturbance and attornment agreements, partial releases in accordance with this Loan Agreement, and terminations and releases delivered upon repayment of the Obligations in full.  Any request by Agent to any Lender for consent pursuant to this Section 12.11 shall be subject to Section 11.5(c) hereof.  Borrower may rely upon each amendment, modification, termination, waiver, consent and approval signed by Agent as having been consented to by all Lenders or the Requisite Lenders, as may be required for such amendment, modification, termination, waiver, consent or approval, without any further inquiry.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.

SECTION 12.12.  Notices.  Except as may be otherwise expressly provided herein, all notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, or (c) sent by nationally-recognized overnight courier as follows:

If to Borrower, to its address at:

First States Investors 3300 B, L.P.

c/o American Financial Realty Trust

c/o Gramercy Capital Corp.

420 Lexington Avenue

New York, NY  10170

Attention:  Office of the General Counsel

and

c/o American Financial Realty Trust

c/o Gramercy Capital Corp.

420 Lexington Avenue, 19th Floor

New York, New York 10170

Attention:  Marc Holliday

with a copy similarly delivered to:

c/o American Financial Realty Trust

c/o Gramercy Capital Corp.

420 Lexington Avenue, 19th Floor

New York, New York 10170

Attention:  Office of the General Counsel

with a copy similarly delivered to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY  10116
Attention:  Robert J. Ivanhoe, Esq.

If to Agent, to:

PB Capital Corporation
230 Park Avenue, 19th Floor
New York, New York  10169
Attention:  Real Estate Portfolio Management

with a copy similarly delivered to:

Kaye Scholer LLP
425 Park Avenue
New York, New York  10022
Attention:  Warren J. Bernstein, Esq.

If to PB Capital, as a Lender, to:

PB Capital Corporation
230 Park Avenue, 19th Floor
New York, New York  10169
Attention:  Real Estate Portfolio Management

with a copy similarly delivered to:

Kaye Scholer LLP
425 Park Avenue
New York, New York  10022
Attention:  Warren J. Bernstein, Esq.

or to such other address with respect to any, as such party shall notify the other parties in writing.  All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 12.12 shall be effective when received (or delivery is refused) at the address specified as aforesaid.

SECTION 12.13.  Limitation on Liability.  All Obligations shall be recourse to Borrower.  Notwithstanding anything to the contrary contained in this Loan Agreement, in the Note, the Mortgages or in the other Loan Documents, no recourse shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or any other Loan Document, against any Borrower Partner or any of its assets (other than from the interest of any Borrower Partner in Borrower), or against any principal, partner, member, shareholder, officer, director, agent or employee of Borrower or any Borrower Partner (other than from the indirect interest of any such Person in Borrower), it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against Borrower and the assets of Borrower, including the Mortgaged Property, and other Collateral; provided, however, that:

(a)          nothing contained in this Loan Agreement (including the provisions of this Section 12.13), the Note or the other Loan Documents shall constitute a waiver of any of Borrower’s obligations herein, under the Note or the other Loan Documents, or of any of any obligations of Guarantor (including, to the extent a direct or indirect member of Borrower) under the Loan Documents to which it is a party;

(b)         nothing contained in this Loan Agreement (including the provisions of this Section 12.13), the Note or the other Loan Documents shall constitute a limitation of liability of Borrower or any of its assets; and

(c)          nothing contained in this Loan Agreement (including the provisions of this Section 12.13), the Note or the other Loan Documents shall constitute a limitation of liability of Guarantor or any of its respective assets with respect to the Recourse Liability Agreement, the Interest Rate Protection Guaranty, the Environmental Indemnity or any other guaranty or indemnity agreement given by it in connection with the Loan, as applicable.

SECTION 12.14.  Binding Effect.  This Loan Agreement shall be binding upon and inure to the benefit of Agent and Lenders and their respective permitted successors and assigns, including any replacement “Agent” hereunder, and Borrower and its permitted successors and assigns.

SECTION 12.15.  Severability of Provisions.  Any provision of this Loan Agreement which is prohibited or unenforceable in the State of New York or in any other jurisdiction in the United States shall be, as to the State of New York or such other jurisdiction in the United States, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

SECTION 12.16.  Governing Law and Consent to Jurisdiction.  This Loan Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York.  Borrower, Agent and Lenders irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in a state court of record in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in Section 12.12 hereof.  Nothing in this Section 12.16, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Borrower or its property in the courts of any other jurisdictions.

SECTION 12.17.  Waiver of Jury Trial.  Borrower, Agent and Lenders each hereby expressly and unconditionally waives any and every right either party may have to a trial by jury, in any suit, action or proceeding brought under or with respect to this Loan Agreement, the Note or the other Loan Documents.

SECTION 12.18.  No Joint Venture.  Borrower is not and shall not be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of, Agent or Lenders for any purpose.  Neither Agent nor Lenders shall be deemed to be in privity of contract with any Person providing services with respect to the construction at any Property or the operation, leasing, management, maintenance, repair, marketing or sale of any Property unless and until and except to the extent that Agent shall affirmatively act to establish any such privity pursuant to Article IX hereof, or in the exercise of Agent’s and Lenders’ remedies pursuant to any Mortgage, the Assignment of Agreements or any other Loan Document.

SECTION 12.19.  Determinations and Consents of Agent.  Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent or waiver given by Agent pursuant to this Loan Agreement or any other Loan Document shall be made or given, as the case may be, in Agent’s sole and absolute discretion, whether or not the applicable provision of this Loan Agreement or such other Loan Document expressly so provides.  In making any such determination, election or judgment or in providing or deciding not to provide any such consent or waiver, Agent shall be entitled to rely, to the extent Agent so elects, in whole or in part on the advice of counsel (including counsel for Borrower or Guarantor), independent public accountants, engineers, architects, and other experts selected by Agent.

SECTION 12.20.  Reliance by Agent on Action on Behalf of Borrower.  Agent shall be entitled to rely on any notice, communication or other action taken by any Person purporting to sign as the officer, general partner or other authorized agent, signatory, representative or agent of Borrower or any Borrower Partner purporting to be taken on Borrower’s or any Borrower Partner’s behalf (or on any Borrower Partner’s behalf on behalf of Borrower) as being conclusive evidence of Borrower’s or any Borrower Partner’s right to take such action and, in doing so, bind Borrower or any Borrower Partner, as applicable, to the action taken.

SECTION 12.21.  Headings, Etc.  The headings and captions of various sections of this Loan Agreement have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.

SECTION 12.22.  Incorporation by Reference.  Borrower agrees that the Note and the other Loan Documents shall be made subject to all the terms, covenants, conditions,

obligations, stipulations and agreements contained in this Loan Agreement to the same extent and effect as if fully set forth in and made a part of the Note and the other Loan Documents.  In the event of a conflict between any of the Loan Documents and the provisions of this Loan Agreement, this Loan Agreement shall control.

SECTION 12.23.  Counterparts.  This Loan Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

SECTION 12.24.  Attorneys’ Fees.  Any provisions of this Loan Agreement or any other Loan Document that require payment to Agent or Lenders of legal fees or expenses incurred by any of them shall be construed as including any and all such fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administration proceedings and bankruptcy proceedings, and any appeals from any of the foregoing.

SECTION 12.25.  Employer Identification Number Etc.  Borrower acknowledges that in order for Lenders to comply with the requirements under the Patriot Act, Borrower must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement.  Lenders may be required by the Patriot Act to verify and record any Documentation provided by Borrower to validate Borrower’s identity.  Documentation that may be requested from Borrower may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate Borrower’s corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of Borrower, and other government issued certified documents to validate Borrower’s authorization to conduct business.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BORROWER:

FIRST STATES INVESTORS 3300 B, L.P.,
a Delaware limited partnership

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President

[Signatures continued on next page.]

AGENT:

PB CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel T. Cerull
	Name:	Daniel T. Cerull
	Title:	Senior Director

By:	/s/ Jonathan Oh
	Name:	Jonathan Oh
	Title:	Senior Director

LENDER:

PB CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Daniel T. Cerull
	Name:	Daniel T. Cerull
	Title:	Senior Director

By:	/s/ Jonathan Oh
	Name:	Jonathan Oh
	Title:	Senior Director